Exhibit 10.31

Certain information has been excluded from this Exhibit because it is both not material and would likely cause competitive harm to the company if publicly disclosed.  Omissions are designated as [***].

Execution Version

LOAN AND SECURITY AGREEMENT Dated as of December 18, 2019
VIVINT SOLAR ABL, LLC, as Borrower, THE OTHER COLLATERAL PARTIES PARTY HERETO,
BANK OF AMERICA, N.A., as Agent and Sole Structuring Agent,
BANK OF AMERICA, N.A., AND CREDIT SUISSE SECURITIES (USA) LLC, as Joint Lead Arrangers and Joint Bookrunners, and THE FUNDING AGENTS, LENDERS AND ISSUING BANKS from time to time party hereto

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SECTION 1.	DEFINITIONS; RULES OF CONSTRUCTION	1
1.1	Definitions	1
1.2	Accounting Terms	42
1.3	Uniform Commercial Code	43
1.4	Certain Matters of Construction	43
1.5	LIBOR Amendment	44
SECTION 2.	CREDIT FACILITIES	45
2.1	Loan Commitments	45
2.2	Letters of Credit	47
SECTION 3.	INTEREST, FEES AND CHARGES	50
3.1	Interest	50
3.2	Fees	51
3.3	Computation of Interest, Fees, Yield Protection	51
3.4	Reimbursement Obligations	52
3.5	Illegality	52
3.6	Increased Costs; Capital Adequacy	52
3.7	Mitigation	54
3.8	Funding Losses	54
3.9	Maximum Interest	54
SECTION 4.	LOAN ADMINISTRATION	54
4.1	Manner of Borrowing and Funding Loans	54
4.2	Defaulting Lender	55
4.3	Number and Amount of Loans; Determination of Rate	57
4.4	Effect of Full Payment	57
SECTION 5.	PAYMENTS	57
5.1	General Payment Provisions	57
5.2	Repayment of Loans	58
5.3	Payment of Other Obligations	58
5.4	Marshaling; Payments Set Aside	58
5.5	Application and Allocation of Payments	59
5.6	Account Stated	60

US-DOCS\114210084.3

(continued)

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5.7	Taxes	61
5.8	Lender Tax Information	62
SECTION 6.	CONDITIONS PRECEDENT	64
6.1	Conditions Precedent to Initial Loans	64
6.2	Conditions Precedent to All Credit Extensions	66
SECTION 7.	COLLATERAL	68
7.1	Grant of Security Interest	68
7.2	Lien on Deposit Accounts; Cash Collateral	69
7.3	Other Collateral	69
7.4	Limitations	70
7.5	Further Assurances	70
SECTION 8.	COLLATERAL ADMINISTRATION	70
8.1	Borrowing Base Reporting	70
8.2	Eligible Equipment	71
8.3	Deposit Accounts	72
8.4	General Provisions	72
8.5	Power of Attorney	73
SECTION 9.	REPRESENTATIONS AND WARRANTIES	74
9.1	General Representations and Warranties	74
9.2	Complete Disclosure	79
SECTION 10.	COVENANTS AND CONTINUING AGREEMENTS	79
10.1	Affirmative Covenants	79
10.2	Negative Covenants	85
10.3	Financial Covenant	89
SECTION 11.	EVENTS OF DEFAULT; REMEDIES ON DEFAULT	89
11.1	Events of Default	89
11.2	Remedies upon Default	91
11.3	License	92
11.4	Setoff	92
11.5	Remedies Cumulative; No Waiver	92

(continued)

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SECTION 12.	AGENT	92
12.1	Appointment, Authority and Duties of Agent	92
12.2	Agreements Regarding Collateral and Borrower Materials	94
12.3	Reliance By Agent	95
12.4	Action Upon Default	95
12.5	Ratable Sharing	95
12.6	Indemnification	95
12.7	Limitation on Responsibilities of Agent	96
12.8	Successor Agent and Co-Agent’s Resignation; Successor Agent	97
12.9	Due Diligence and Non-Reliance	98
12.10	Remittance of Payments and Collections	98
12.11	Individual Capacities	99
12.12	Certain ERISA Matters	99
12.13	No Third Party Beneficiaries	100
12.14	Loan Documents; Further Assurances	100
12.15	Funding Agent Appointment; Nature of Relationship	101
12.16	Funding Agent Powers	101
12.17	Funding Agent General Immunity	101
12.18	Funding Agent Responsibility for Loans, Creditworthiness, Collateral, Recitals, Etc.	101
12.19	Funding Agent Action on Instructions of Lenders	102
12.20	Funding Agent Employment of Agents and Counsel	102
12.21	Funding Agent Reliance on Documents; Counsel	102
12.22	Funding Agent’s Reimbursement and Indemnification	102
12.23	Funding Agent Rights as a Lender	103
12.24	Funding Agent Lender Credit Decision	103
12.25	Funding Agent Successor Funding Agent	103
12.26	Funding Agent Loan Documents; Further Assurances	103
12.27	Agent May File Proofs of Claim; Credit Bidding	103
12.28	Collateral and Guaranty Matters	105

(continued)

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SECTION 13.	BENEFIT OF AGREEMENT; ASSIGNMENTS	105
13.1	Successors and Assigns	105
13.2	Assignments	106
13.3	Replacement of Certain Lenders	109
SECTION 14.	MISCELLANEOUS	109
14.1	Consents, Amendments and Waivers	109
14.2	Indemnity	110
14.3	Notices and Communications	111
14.4	Performance of Borrower’s Obligations	113
14.5	Credit Inquiries	113
14.6	Severability	113
14.7	Cumulative Effect; Conflict of Terms	113
14.8	Counterparts; Execution	113
14.9	Entire Agreement	113
14.10	Relationship with Lenders	114
14.11	No Advisory or Fiduciary Responsibility	114
14.12	Confidentiality	114
14.13	GOVERNING LAW	115
14.14	Consent to Forum; Bail-In of EEA Financial Institutions	115
14.15	Waivers by Collateral Parties	116
14.16	Patriot Act Notice	116
14.17	NO ORAL AGREEMENT	116
14.18	Acknowledgement Regarding Any Supported QFCs	117
14.19	Non‑Petition	118
14.20	No Recourse	118

(continued)

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LIST OF EXHIBITS AND SCHEDULES

Exhibit A	Form of Assignment and Assumption
Exhibit B	[Reserved]
Exhibit C	Form of Collateral Access Agreement
Exhibit D	Form of Committed Loan Notice
Exhibit E-1	Form of MEPCA Payment Direction Letter
Exhibit E-2	Form of Customer Loan Payment Direction Letter
Exhibit F	Form of Borrowing Base Report
Exhibit G-1	Form of U.S. Tax Compliance Certificate
Exhibit G-2	Form of U.S. Tax Compliance Certificate
Exhibit G-3	Form of U.S. Tax Compliance Certificate
Exhibit G-4	Form of U.S. Tax Compliance Certificate
Exhibit H	Form of Administrative Questionnaire
Exhibit I	Form of Eligible Equipment Appraisal

Schedule 1.1(a)	Approved Type and Vendor List
Schedule 1.1(c)	Commitments of Lenders; Agent’s Office
Schedule 1.1(ce)	Cash Equity Investors
Schedule 1.1(ebp)	Eligible Bulk Purchase InventoryCo Equipment Supply Agreements
Schedule 1.1(eclp)	Eligible Customer Loan Providers
Schedule 1.1(em)	Closing Date Eligible MEPCAs
Schedule 1.1(ep)	Excluded Property
Schedule 1.1(s)	Closing Date Sidecar Partnerships; Closing Date Tax Equity Partnerships
Schedule 1.1(sa)	Closing Date Storage Agreements
Schedule 1.1(t)	Closing Date Tax Equity Partnerships
Schedule 5	Closing Date Target Sales Schedule
Schedule 6.1(l)	Debt to be Repaid
Schedule 8.3	Deposit Accounts
Schedule 8.4.1	Insurance Requirements
Schedule 9.1.4	Names and Capital Structure
Schedule 9.1.13	Environmental Matters
Schedule 9.1.15	Litigation
Schedule 9.1.17	Pension Plan Disclosures
Schedule 9.1.19	Labor Contracts
Schedule 10.1.1	Field Exam Requirements
Schedule 10.1.11	Separateness Provisions
Schedule 10.2.2	Existing Liens

-v-

(continued)

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Schedule 10.2.15	Existing Affiliate Transactions

-vi-

LOAN AND SECURITY AGREEMENT

THIS LOAN AND SECURITY AGREEMENT is dated as of December 18, 2019, among VIVINT SOLAR ABL, LLC, a Delaware limited liability company (“Borrower”), the other Collateral Parties party to this Agreement from time to time, the financial institutions (including any Conduit Lender) party to this Agreement from time to time as Lenders, the Issuing Banks party to this Agreement from time to time, each Funding Agent representing a Lender Group, and BANK OF AMERICA, N.A., a national banking association (“Bank of America”), as administrative agent and collateral agent for the Lenders (in such capacity, together with its successors and permitted assigns in such capacity, “Agent”).

R E C I T A L S:

Borrower has requested that Lenders provide a credit facility to Borrower (i) to finance acquisitions of Eligible Equipment by InventoryCo; (ii)  to pay other operating expenses of the Loan Parties and FinCo; (iii) for working capital and other general corporate purposes of the Loan Parties and FinCo; (iv) to make distributions to Sponsor, Holdings or their respective Affiliates, including Developer; (v) to make loans to Developer pursuant to the Management Agreement to finance acquisitions of Eligible Equipment by Developer and costs associated with the origination, installation and ownership of Projects by Developer, and for working capital and other general corporate purposes of Developer; and (vi) with the proceeds of disbursements made on the Closing Date, to repay existing indebtedness of Sponsor and its Subsidiaries.  Lenders are willing to provide the credit facility on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, for valuable consideration hereby acknowledged, the parties agree as follows:

Section 1.DEFINITIONS; RULES OF CONSTRUCTION

1.1Definitions.  As used herein, the following terms have the meanings set forth below:

2019 Bulk Purchase InventoryCo Equipment:  any Bulk Purchase InventoryCo Equipment that is Provided to InventoryCo (as an entity that is disregarded for U.S. federal income tax purposes from Holdings) in 2019 or that is paid for during 2019 and expected to be Provided to InventoryCo within 105 days after payment.

2020 Bulk Purchase InventoryCo Equipment:  any Bulk Purchase InventoryCo Equipment that is Provided to InventoryCo (as an entity that is disregarded for U.S. federal income tax purposes from Holdings) in 2020 (and does not constitute 2019 Bulk Purchase InventoryCo Equipment) or that is paid for during 2020 and expected to be Provided to InventoryCo (as an entity that is disregarded for U.S. federal income tax purposes from Holdings) within 105 days after payment.

Adjustment:  as defined in Section 1.5.

Administrative Questionnaire:  an Administrative Questionnaire in substantially the form of Exhibit H or any other form approved by Agent.

Affiliate:  with respect to a specified Person, any other Person that directly, or indirectly through intermediaries, Controls, is Controlled by or is under common Control with the specified Person.

Agent:  has the meaning set forth in the Preamble.

Agent Indemnitees:  Agent and its officers, directors, employees, Affiliates and Agent Professionals.

Agent’s Office:  Agent’s address and, as appropriate, account as set forth on Schedule 1.1(c), or such other address or account as Agent may from time to time notify to Borrower and the Lenders.

Agent Professionals:  attorneys, accountants, appraisers, auditors, advisors, agents, business valuation experts, environmental engineers or consultants, turnaround consultants, and other professionals, experts and representatives retained or used by Agent.

Agreement:  this Loan and Security Agreement, as amended, restated, amended and restated, supplemented or otherwise modified in accordance with the terms hereof.

Anti-Terrorism Law:  any law relating to terrorism or money laundering, including the Patriot Act.

Applicable Law:  all applicable laws of any Governmental Authority, including, without limitation, laws relating to consumer leasing and protection and any ordinances, judgments, decrees, injunctions, writs and orders or like actions of any Governmental Authority and rules and regulations of any federal, regional, state, county, municipal or other Governmental Authority.

Applicable Margin:  (a) with respect to Base Rate Loans, a margin equal to [***]%, (b) with respect to LIBOR Loans, a margin equal to [***]% and (c) with respect to Letters of Credit, a margin equal to [***]%.

Approved Fund:  any entity owned or Controlled by a Lender or Affiliate of a Lender, if such entity is engaged in making or investing in commercial loans in its ordinary course of activities.

Approved Type and Vendor List:  the list of approved vendors, equipment types and models and manufacturing countries set forth in Schedule 1.1(a), which list shall be updated after the Closing Date (a) automatically, without further action by any Person, upon the occurrence thereof, to remove any vendor set forth therein in respect of which any Insolvency Proceeding or other event described in Section 11.1(k) has occurred, (b) no more frequently than quarterly thereafter, to remove any vendor, equipment type or model or manufacturing country (i) if such vendor has publicly communicated that it has stopped honoring its warranty obligations to customers generally, or has materially breached any of its obligations to InventoryCo under any supply agreement in respect of Project Equipment or (ii) at the reasonable discretion of Agent (acting in a manner consistent with its treatment of other borrowers in similar loan transactions and in consultation with a technical advisor reasonably satisfactory to it), if facts and circumstances have changed such that such vendor equipment type, model or manufacturing country is no longer suitable to serve as collateral based on then-current customary lending practices in the industry in financing vehicles similar to the Financing Partnerships and (c) upon the request of Borrower no more frequently than quarterly thereafter, to add new vendors of Project Equipment, new models from Approved Vendors already listed therein and new places of manufacture (with any such update under this clause (c) to be acceptable to Agent in its Permitted Discretion (in consultation with a technical advisor acceptable to Agent) and to become effective ten (10) Business Days after Agent posts the update to all Lenders and Borrower unless, prior to such time, Required Lenders, in their Permitted Discretion, notify Agent that they do not accept the update).  All updates to the Approved Type and Vendor List will be solely for purposes of new disbursements of Loans and not, for the avoidance of doubt, for purposes of Borrowing Base eligibility of Project Equipment that has already been financed with Loans.

Approved Vendor:  (a) in respect of Bulk Purchase InventoryCo Equipment, any vendor set forth on the Approved Type and Vendor List, as such Approved Type and Vendor List may be updated from time to time in accordance with the definition thereof, and (b) in respect of Developer Equipment, a manufacturer of Project Equipment that is eligible to be financed under an Eligible Commitment.

Approved Vendor Certificate:  as defined in Section 10.1.6.

Arrangers:  Bank of America and Credit Suisse Securities (USA) LLC in their capacity as joint lead arrangers and joint bookrunners.

Asset Disposition:  a sale, lease, license, consignment, transfer or other disposition of Property of a Collateral Party, including any disposition in connection with a sale-leaseback transaction, synthetic lease or statutory division of a limited liability company.

Assignment and Assumption:  an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 13.3), and accepted by Agent, in substantially the form of Exhibit A or any other form (including an electronic documentation form generated by use of an electronic platform) approved by Agent.

Availability:  the Borrowing Base minus Revolver Usage; provided that in no event shall Availability be less than zero.

Availability Period:  the period from and including the Closing Date to the Commitment Termination Date.

Back-Leverage Debt:  Borrowed Money of FinCo or any of its wholly-owned (together with any Cash Equity Investors) Subsidiaries extended by a Back-Leverage Debt Counterparty to finance the purchase price payable to Developer under the applicable MEPCA in respect of any Project and for other purposes permitted under and in accordance with the applicable Back-Leverage Loan Documents.

Back-Leverage Debt Counterparty: a Person that is, or is a wholly-owned direct or indirect subsidiary of a Person that is, rated at least [***] by S&P or at least [***] by Moody’s with stable outlook.

Back-Leverage Loan Documents:  the material documents (including, in each case, all material amendments, modifications, supplements, waivers and consents with respect thereto) entered into in connection with any Back-Leverage Debt.

Bail-In Action:  the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

Bail-In Legislation:  with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

Bank of America:  has the meaning set forth in the Preamble.

Bank of America Indemnitees:  Bank of America and its officers, directors, employees, Affiliates, agents, advisors and attorneys.

Bank Product:  any of the following products or services extended to Borrower or an Affiliate of Borrower by a Lender or any of its Affiliates:  (a) Cash Management Services; (b) commercial credit card and merchant card services; and (c) other banking products or services, other than Letters of Credit.

Bankruptcy Code:  Title 11 of the United States Code.

Base Rate:  for any day a fluctuating rate per annum rate equal to the higher of (a) the Federal Funds Rate plus 1/2 of 1%, (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate,” and (c) the LIBOR Rate plus 1.00%; provided that in no event shall the Base Rate be less than zero.  The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate.  Any change in such prime rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.  If the Base Rate is being used as an alternate rate of interest pursuant to Section 1.5 hereof, then the Base Rate shall be the greater of clauses (a) and (b) above and shall be determined without reference to clause (c) above.

Base Rate Loan:  any Loan that bears interest based on the Base Rate.

Beneficial Ownership Certification:  a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation, in form and substance satisfactory to Agent.

Beneficial Ownership Regulation:  31 C.F.R. §1010.230.

Benefit Plan:  any (a) “employee benefit plan” (as defined in ERISA) subject to Title I of ERISA, (b) “plan” (as defined in and subject to Section 4975 of the Code), or (c) Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

Borrowed Money:  with respect to any Person, without duplication, (a) Debt that (i) arises from the lending of money by another Person to such Person or (ii) is evidenced by notes, drafts, bonds, debentures, credit documents or similar instruments; (b) Capital Leases; (c) letter of credit reimbursement obligations; and (d) guaranties of any of the foregoing owing by another Person.

Borrower:  has the meaning set forth in the Preamble.

Borrower Materials:  Borrowing Base Reports, Compliance Certificates and other information, reports, financial statements and other materials delivered by Borrower hereunder, as well as other Reports and information provided by Agent to Lenders.

Borrowing:  Loans made or converted together on the same day.

Borrowing Base:  [***].

Borrowing Base Deficiency:  as defined in Section 5.2.2(b).

Borrowing Base Ratio:  on any date of determination, an amount equal to the quotient of (a) the Revolver Usage divided by (b) the Borrowing Base.

Borrowing Base Report:  a report, in substantially the form of Exhibit F or otherwise in a form reasonably satisfactory to Agent and, in either case, in which Borrower certifies (a) the Borrowing Base, including breakouts of the Eligible Equipment Borrowing Base, the Eligible Project Borrowing Base (and component thereof), the Cash Borrowing Base and the Prefunded Cash Borrowing Base, (b) Borrowing Base Ratio, (c) Eligible Equipment balance as shown by (i) Eligible Developer Equipment and Eligible Bulk Purchase InventoryCo Equipment, (ii) vendor, (iii) equipment type, and (iv) warehouse location, (d) the Interest Reserve Amount (giving effect to any Loan being requested in connection with such Borrowing Base Report), (e) summary information regarding (i) the execution of Eligible Bulk Purchase InventoryCo Equipment Supply Agreements and Eligible MEPCAs since the period covered by the most recent Borrowing Base Report, (ii) the purchase of Eligible Bulk Purchase InventoryCo Equipment by InventoryCo and the incorporation of Eligible Bulk Purchase InventoryCo Equipment into Projects, in each case, since the period covered by the most recent Borrowing Base Report, (iii) the location of all Eligible Equipment included in the Borrowing Base calculation set forth in clause (a), including all Bulk Purchase Regional Equipment, as of the most recent date for which Borrower has data, but in any event, no later than the last day of the most recently ended month, and, for each warehouse in which any Eligible Equipment is located, identifying whether such warehouse is subject to a Collateral Access Agreement or Rent Reserve, (iv) a list of all Eligible Projects and Eligible Customer Loan Projects, included in the Borrowing Base by category (i.e., Eligible Permitted Project Borrowing Base, Eligible Installed Project Borrowing Base or Eligible Tranched Project Borrowing Base), (v) a list of each Eligible Commitment included in the Borrowing Base and (vi) a calculation of the Eligible Commitment Price, (f) that all Eligible Equipment included in the Borrowing Base is at a location (i) that is owned by Developer or a Collateral Party, (ii) that is subject to a Collateral Access Agreement or (iii) for which a Rent Reserve is included in the Borrowing Base and specifying which and, in the case of a Rent Reserve, the amount thereof, (g) in respect of any Developer Equipment included in the Borrowing Base, each Approved Vendor is a manufacturer of Project Equipment that is eligible to be financed under an Eligible Commitment, (h) the aggregate capacity of the outstanding Eligible Commitments, measured in watts of Projects (and not, for the avoidance of doubt, the aggregate watts of different Equipment included therein), based upon the Eligible Commitment Prices thereof; together, in the case of clauses (a), (b), (d), (e) and (h), detailed calculations thereof, including each component of such calculation; provided that, if any Borrowing Base Report is delivered other than pursuant to Section 8.1.1, then such Borrowing Base Report will include calculations with respect to the value of Eligible Equipment as of the most recently ended month or, if fewer than fifteen (15) Business Days have passed since the end of such month, as of the end of the month prior to such month.

Bulk Purchase InventoryCo Equipment:  any Project Equipment that is acquired by InventoryCo pursuant to a Bulk Purchase InventoryCo Equipment Supply Agreement; provided that such Bulk Purchase InventoryCo Equipment shall remain Bulk Purchase InventoryCo Equipment following any transfer of title therein to Developer upon such Bulk Purchase InventoryCo Equipment becoming Bulk Purchase Regional Equipment.

Bulk Purchase InventoryCo Equipment Supply Agreement:  any equipment supply agreement entered into by InventoryCo for purchases of Project Equipment that is intended to comply with the “Five Percent Safe Harbor” (within the meaning of IRS Notice 2018-59) for beginning construction of “energy property” described in Section 48 of the Code for purposes of the ITC.

Bulk Purchase Regional Equipment:  Eligible Bulk Purchase InventoryCo Equipment that is located in, or in transit for delivery to, an Eligible Regional Warehouse.

Business Day:  any day that is not a Saturday, Sunday or other day on which commercial banks are authorized to close under the laws of, or are in fact closed in, North Carolina, New York and the state where Agent’s Office is located, and if such day relates to a LIBOR Loan, is a day on which dealings in Dollar deposits are conducted in the London interbank market.

Capital Lease:  any lease required to be capitalized for financial reporting purposes in accordance with GAAP.

Cash Borrowing Base:  [***].

Cash Collateral:  cash delivered to Agent to Cash Collateralize LC Obligations, and all interest, dividends, earnings and other proceeds relating thereto.

Cash Collateralize:  the delivery of cash to Agent, as security for the payment of LC Obligations, in an amount equal to [***]% of the aggregate LC Obligations. “Cash Collateralization” and “Cash Collateralized” have meanings correlative thereto.

Cash Equity Investor:  a Person that is, or will have its funding obligations guaranteed by a direct or indirect parent entity that is, (i) (A) set forth on Schedule 1.1(ce) or (B) a Person with a tangible net worth, as reasonably determined by Borrower and Agent, at least equal to the greater of (x) $[***] or (y) its aggregate committed funding obligations to the applicable Financing Partnership (or holder of direct or indirect Equity Interests of such Financing Partnership) multiplied by [***] or (ii) otherwise approved by all Lenders in their sole discretion.

Cash Equity Documents:  the material documents (including, in each case, all material amendments, modifications, supplements, waivers and consents with respect thereto) entered into to document a direct or indirect investment by a Cash Equity Investor in a Financing Partnership, including any joint venture operating agreement, maintenance services agreement, administrative services agreement or capital contribution agreement.

Cash Equivalents:  means any of the following types of Investments, to the extent owned by any Loan Party or any of its respective Subsidiaries:

(1)Dollars;

(2)securities issued or directly and fully and unconditionally guaranteed or insured by the U.S. government or any agency or instrumentality thereof the securities of which are unconditionally guaranteed as a full faith and credit obligation of the U.S. government with maturities of twelve (12) months or less from the date of acquisition;

(3)certificates of deposit, time deposits and eurodollar time deposits with maturities of twelve (12) months or less from the date of acquisition, demand deposits, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case with any domestic or foreign commercial bank having capital and surplus of not less than $100,000,000 in the case of U.S. banks and $100,000,000 (or the Dollar equivalent as of the date of determination) in the case of non-U.S. banks;

(4)repurchase obligations with a term of not more than sixty (60) days for underlying securities of the types described in clauses (2), (3), (6) and (7) entered into with any financial institution or recognized securities dealer meeting the qualifications specified in clause (3) above;

(5)commercial paper and variable rate notes rated at least P-2 by Moody’s or at least A-2 by S&P (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency) and in each case maturing within twelve (12) months after the date of creation thereof;

(6)marketable short-term money market and similar funds having a rating of at least P-2 or A-2 from either Moody’s or S&P, respectively (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency registered with the Securities & Exchange Commission); and

(7)readily marketable direct obligations issued by any state, commonwealth or territory of the United States or any political subdivision or taxing authority thereof having an investment grade rating from either Moody’s or S&P (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency registered with the Securities & Exchange Commission) with maturities of twelve (12) months or less from the date of acquisition.

For the avoidance of doubt, any items identified as Cash Equivalents under this definition will be deemed to be Cash Equivalents for all purposes regardless of the treatment of such items under GAAP.

Cash Management Services:  services relating to operating, collections, payroll, trust, or other depository or disbursement accounts, including automated clearinghouse, e-payable, electronic funds transfer, wire transfer, controlled disbursement, overdraft, depository, information reporting, lockbox and stop payment services.

CERCLA:  the Comprehensive Environmental Response Compensation and Liability Act (42 U.S.C. § 9601 et seq.).

Change in Law:  the occurrence, after the date hereof, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty; (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority; or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that, notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

Change in Tax Law: [***].

Change of Control:  (a) Sponsor ceases to indirectly own or Control, beneficially or of record, Developer; (b) Sponsor ceases to indirectly own or Control, beneficially or of record, Borrower; (c) Pledgor ceases to own, beneficially or of record, directly, all Equity Interests in Borrower; (d) Borrower ceases to own or Control, beneficially or of record, directly, all Equity Interests in InventoryCo Parent; (e) InventoryCo Parent ceases to own or Control, beneficially or of record, directly or indirectly, all Equity Interests in InventoryCo; (f) Borrower ceases to own or Control, beneficially or of record, directly, all Equity Interests in FinCo Parent; (g) FinCo Parent ceases to own or Control, beneficially or of record, directly, all Equity Interests in FinCo; or (h) FinCo ceases to own or Control, beneficially or of record, directly or indirectly, each Financing Partnership except to the extent of interests owned by a Cash Equity Investor or a Tax Equity Investor.

Claims:  all claims, liabilities, obligations, losses, damages, penalties, judgments, proceedings, interest, costs and expenses of any kind (including remedial response costs, reasonable and documented out-of-pocket attorneys’ fees and Extraordinary Expenses) at any time (including after Full Payment of the Obligations or replacement of Agent or any Lender) incurred by any Indemnitee or asserted against any Indemnitee by any Obligor or other Person, in any way relating to (a) any Loans, Letters of Credit, Loan Documents, Borrower Materials, or the use thereof or transactions relating thereto, (b) any action taken or omitted in connection with any Loan Documents, (c) the existence or perfection of any Liens, or realization upon any Collateral, (d) exercise of any rights or remedies under any Loan Documents or Applicable Law, or (e) failure by any Obligor to perform or observe any terms of any Loan Document, in each case including all costs and expenses relating to any investigation, litigation, arbitration or other proceeding (including an Insolvency Proceeding or appellate proceedings), whether or not the applicable Indemnitee is a party thereto.

Closing Date:  as defined in Section 6.1.

Code:  the Internal Revenue Code of 1986, as amended.

Collateral:  all Property described in Section 7.1, all Property described in any Security Documents as security for any Obligations, and all other Property that now or hereafter secures (or, under the terms of the Security Documents, is intended to secure) any Obligations.

Collateral Accounts:  the Interest Reserve Account and the Proceeds Account.

Collateral Access Agreement:  a collateral access agreement, substantially in the form attached as Exhibit C or otherwise in form and substance reasonably satisfactory to Agent, among Agent, the applicable Collateral Party or Developer and a third-party warehouseman or lessor of a storage facility or similar facility where Eligible Equipment is stored or otherwise located.

Collateral Parties:  Borrower, FinCo Parent, InventoryCo Parent and InventoryCo.

Commercial Paper:  commercial paper, money market notes and other promissory notes and senior indebtedness issued by or on behalf of a Conduit Lender.

Committed Lender:  each Person designated as a Committed Lender on Schedule 1.1(c) hereto and each other financial institution identified as such that may become a party hereto.

Commitment:  for any Committed Lender, its obligation to make Loans and to participate in LC Obligations up to the maximum principal amount shown on Schedule 1.1(c), as hereafter modified pursuant to an Assignment and Assumption to which it is a party.  “Commitments” means the aggregate amount of all Committed Lenders’ Commitments.

Commitment Termination Date:  the earlier of (a) the third anniversary of the Closing Date and (b) any termination of all of the Commitments in accordance with the terms hereof.

Committed Loan Notice:  a notice of a Borrowing which shall be substantially in the form of Exhibit D, or such other form as may be reasonably approved by Agent (including any form on an electronic platform or electronic transmission system as shall be approved by Agent), appropriately completed and signed by a Responsible Officer of Borrower.

Compliance Certificate:  a certificate, in form and substance reasonably satisfactory to Agent, by which Borrower certifies compliance with Section 10.3, together with detailed calculations thereof, including each component thereof.

Conduit Lender:  each financial institution identified as such on Schedule 1.1(c) that may become a party hereto.

Connection Income Taxes:  Other Connection Taxes that are imposed on or measured by net income (however denominated), or are franchise or branch profits Taxes.

Contingent Obligation:  any obligation of a Person arising from a guaranty, indemnity or other assurance of payment or performance of any Debt, lease, dividend or other obligation (“primary obligation”) of another obligor (“primary obligor”) in any manner, whether directly or indirectly, including any obligation of such Person under any (a) guaranty, endorsement, co-making or sale with recourse of an obligation of a primary obligor; (b) obligation to make take-or-pay or similar payments regardless of nonperformance by any other party to an agreement; or (c) arrangement (i) to purchase any primary obligation or security therefor, (ii) to supply funds for the purchase or payment of any primary obligation, (iii) to maintain or assure working capital, equity capital, net worth or solvency of the primary obligor, (iv) to purchase Property or services for the purpose of assuring the ability of the primary obligor to perform a primary obligation, or (v) otherwise to assure or hold harmless the holder of any primary obligation against loss in respect thereof.  The amount of any Contingent Obligation shall be deemed to be the stated or determinable amount of the primary obligation (or, if less, the maximum amount for which such Person may be liable under the instrument evidencing the Contingent Obligation) or, if not stated or determinable, the maximum reasonably anticipated liability with respect thereto, as determined by such Person in good faith.

Control:  possession, directly or indirectly, of the power to direct or cause direction of a Person’s management or policies, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have meanings correlative thereto.

Covered Party:  as defined in Section 14.18.2.

Customer:  a natural person or trust party to a Customer Agreement who leases, or agrees to purchase energy produced by, a photovoltaic system.

Customer Agreement:  any power purchase agreement or customer lease agreement (together with all ancillary agreements and documents related thereto), pursuant to which the Customer agrees to purchase the energy produced by the related photovoltaic system for a fixed fee (subject to escalation) per kWh, or agrees to lease the photovoltaic system for monthly lease payments, as applicable, in each case for a specified term of years and including agreements where the Customer has the ability to prepay such amounts.

Customer Loan Account:  as applicable, (a) from the Closing Date and up to [***], a deposit account in the name of Developer, from which all amounts are swept [***] to the Proceeds Account and that is not subject to any Lien other than Permitted Developer Liens, (b) from the date that is [***] up to the date that is [***], an account of the type described in the immediately preceding clause (a) in which the Agent has a first priority security interest perfected by control, or (c) from and after the date that is [***], a deposit account in the name of the Borrower that is maintained with Bank of America, from which all amounts are automatically swept [***] to the Proceeds Account, and in which Agent has a first priority security interest perfected by control, and that, in each case of clauses (a), (b) and (c), is maintained to receive and make payments from the proceeds of Eligible Customer Loans in accordance with the Loan Documents and the applicable Payment Direction Letter.

Debt:  as to any Person at any time, any and all indebtedness, obligations or liabilities (whether matured or unmatured, liquidated or unliquidated, direct or indirect, absolute or contingent, or joint or several) of such Person for or in respect of: (a) Borrowed Money; (b) amounts raised under or liabilities in respect of any note purchase or acceptance credit facility; (c) reimbursement obligations under any letter of credit; (d) obligations under any currency swap agreement, interest rate swap, cap, collar or floor agreement or other interest rate management device; (e) obligations of such Person to pay the deferred purchase price of property or services (excluding trade payables incurred and being paid in the Ordinary Course of Business); (f) Capital Leases; (g) any Contingent Obligation in respect of any Debt of the types described in this definition; and (h) indebtedness secured by any Lien on property owned or acquired by such Person, whether or not such indebtedness shall have been assumed by such Person. The Debt of a Person shall include any recourse Debt of any partnership in which such Person is a general partner or joint venturer.

Debt to be Repaid:  means the Debt listed on Schedule 6.1(l).

Debtor Relief Laws: means the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect.

Default:  an event or condition that, with the lapse of time or giving of notice, would constitute an Event of Default.

Default Rate:  for any Obligation (including, to the extent permitted by law, interest not paid when due), [***]% plus the interest rate otherwise applicable thereto.

Defaulting Lender:  subject to Section 4.2.3, any Committed Lender that (a) has failed to (i) fund all or any portion of its Loans within two (2) Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies Agent and Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to Agent or any other Lender any other amount required to be paid by it hereunder within two (2) Business Days of the date when due, (b) has notified Borrower or Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three (3) Business Days after written request by Agent or Borrower, to confirm in writing to Agent and Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by Agent and Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Laws, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity or (iii) become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above, and the effective date of such status, shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 4.2.3) as of the date established therefor by Agent in a written notice of such determination, which shall be delivered by Agent to Borrower and each other Lender promptly following such determination.

Depositary Agreement:  that certain depositary agreement, dated as of the date hereof, among the Collateral Parties, Depositary Bank and Agent.

Depositary Bank:  Bank of America.

Deposit Account:  each account listed on Schedule 8.3, as such schedule may be updated from time to time in accordance with this Agreement.

Designated Jurisdiction:  a country or territory that is the target of comprehensive Sanctions Laws (presently Cuba, Iran, North Korea, Syria, and the Crimea region of Ukraine).

Developer:  Vivint Solar Developer, LLC, a Delaware limited liability company.

Developer Equipment:  any Project Equipment that is acquired by Developer pursuant to a Developer Equipment Supply Agreement. For the avoidance of doubt, any Bulk Purchase InventoryCo Equipment shall remain Bulk Purchase InventoryCo Equipment and shall not become Developer Equipment following any transfer of title therein to Developer upon such Bulk Purchase InventoryCo Equipment becoming Bulk Purchase Regional Equipment.

Developer Equipment Supply Agreement:  any equipment supply agreement entered into by Developer for purchase of Project Equipment.

Disqualified Lenders: (a) those competitors of any Obligor that are not financial institutions and are engaged in the business of owning, managing, operating, maintaining or developing solar photovoltaic systems for use in residential or commercial applications as identified by Borrower (or one of its Affiliates) to Agent and each Committed Lender in writing prior to the Closing Date or by posting to Syndtrak or another similar electronic system, from time to time after the Closing Date and (b) any Affiliate of any Person described in clause (a) above solely to the extent such Affiliate has the name of such Person in its legal name, except for an Affiliate of any such Person that is regularly involved in making passive investments in such facilities (a “Passive Investor”) so long as such Passive Investor has in place procedures to prevent its Affiliates which are Persons of the type described in clause (a) from acquiring confidential information relating to such passive investments.  This list of Disqualified Lenders shall be made available to all Lenders by Agent.

Distribution:  any declaration or payment of a distribution, interest or dividend on any Equity Interest (other than payment-in-kind); distribution, advance or repayment of Debt to a holder of Equity Interests; or purchase, redemption, or other acquisition or retirement for value of any Equity Interest.

Dollars:  lawful money of the United States.

EEA Financial Institution:  (a) any credit institution or investment firm established in an EEA Member Country that is subject to the supervision of an EEA Resolution Authority; (b) any entity established in an EEA Member Country that is a parent of an institution described in clause (a) above; or (c) any financial institution established in an EEA Member Country that is a subsidiary of an institution described in the foregoing clauses (a) or (b) and is subject to consolidated supervision with its parent.

EEA Member Country:  any of the member states of the European Union, Iceland, Liechtenstein and Norway.

EEA Resolution Authority:  any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

Eligible Assignee:  (a) a Lender, Affiliate of a Lender or Approved Fund of a Lender that satisfies Section 13.3; (b) any Program Support Provider for any Conduit Lender, an Affiliate of any Program Support Provider, or any commercial paper conduit administered, sponsored or managed by a Lender or to which a Committed Lender provides liquidity support, an Affiliate of a Lender or an Affiliate of an entity that administers or manages a Lender or with respect to which the related Program Support Provider of such commercial paper conduit is a Lender; (c) an assignee approved by Borrower (which approval shall not be unreasonably withheld or delayed, and shall be deemed given if no objection is made within five (5) Business Days after notice of the proposed assignment), Agent and each Issuing Bank; or (d) upon the occurrence and during the continuance of an Event of Default, (i) any Person acceptable to Agent and each Issuing Bank in their discretion (including any Disqualified Lender) or (ii) any other Person so long as either (x) Borrower has Cash Collateralized all outstanding Letters of Credit in accordance with (and to the extent required by) Section 2.2.3 or (y) such Person has provided its Pro Rata share (assuming the applicable assignment has closed) of such Cash Collateral to Agent.

Eligible Bulk Purchase InventoryCo Equipment:  Bulk Purchase InventoryCo Equipment (for the avoidance of doubt excluding any energy storage system) that satisfies clauses (a) through (m) immediately following: (a) that is of a model type, sold by a vendor and manufactured in a jurisdiction, in each case, set forth on the Approved Type and Vendor List; (b) that is manufactured and sold to InventoryCo pursuant to an Eligible Bulk Purchase InventoryCo Equipment Supply Agreement and such Eligible Bulk Purchase InventoryCo Equipment Supply Agreement continues to constitute an Eligible Bulk Purchase InventoryCo Equipment Supply Agreement; (c) in respect of which (i) all payments then required to have been made pursuant to the applicable Eligible Bulk Purchase InventoryCo Equipment Supply Agreement have been made in full in cash in accordance with the terms thereof and (ii) no Person has asserted any reclamation rights; (d) that has achieved Ex Works and to which title and risk of loss has passed to InventoryCo, in each case in accordance with the terms of the applicable Eligible Bulk Purchase InventoryCo Equipment Supply Agreement; (e) that is owned by InventoryCo free and clear of all Liens (other than Permitted Liens set forth in clauses (a), (c), (d), (f) and, to the extent solely arising in connection with any of the foregoing, clause (e) of Section 10.2.2); (f) that is not on consignment from any consignor or to any consignee (other than any consignment or bailment pursuant to clause (g) of the definition of “Permitted Asset Disposition”); (g) that (A) has been delivered to and is being stored at a facility located in the United States (i) owned by InventoryCo or (ii) subject to a Collateral Access Agreement or Rent Reserve, or (B) constitutes Bulk Purchase Regional Equipment; (h) that is in good operating condition and repair, an all necessary replacements and repairs have been made so that its value and operating efficiency are preserved at all times and is not damaged, defective, or not in good working order and condition, the result of which is that it does not satisfy the manufacturer specifications or technical specifications or requirements set forth in an Eligible MEPCA, Sidecar Loan Document, Back-Leverage Loan Document, any Tax Equity Document or Cash Equity Document that are or will be available to be drawn (subject to satisfaction of conditions precedent set forth therein); (i) that InventoryCo has not returned, attempted to return, is in the process of returning, or intends to return under the applicable Eligible Bulk Purchase InventoryCo Equipment Supply Agreement; (j) that satisfies all manufacturer specifications or technical requirements set forth in any Eligible MEPCA and the related Sidecar Loan Document, Back-Leverage Loan Document, Tax Equity Document and Cash Equity Document, as applicable, that are or will be available to be drawn (subject to satisfaction of conditions precedent set forth therein); (k) in which Agent has or, from and after the transfer of title to such Eligible Bulk Purchase InventoryCo Equipment to Developer upon such Eligible Bulk Purchase InventoryCo Equipment becoming Bulk Purchase Regional Equipment, the Loan Parties have, a perfected, first-priority Lien (subject only to Permitted Liens set forth in clauses (c), (d), (f) and, to the extent solely arising in connection with any of the foregoing, clause (e) of Section 10.2.2); (l) that is held for use by InventoryCo in the Ordinary Course of Business; and (m) in respect of which all manufacturer’s warranties are in full force and effect (but solely as it relates to new disbursements of Loans and not, for the avoidance of doubt, for purposes of Borrowing Base eligibility of Project Equipment that has already been financed with Loans).  The transfer of title to any Bulk Purchase InventoryCo Equipment to Developer upon such Bulk Purchase InventoryCo Equipment becoming Bulk Purchase Regional Equipment shall not cause such Bulk Purchase InventoryCo Equipment to fail to satisfy any of the requirements set forth in the immediately preceding sentence, provided that upon such transfer, each reference to “InventoryCo” in clauses (e), (g)(i), (i) and (l) hereof shall be deemed to be a reference to “Developer” with respect to such Bulk Purchase InventoryCo Equipment, and provided further that if, at any time from or after such transfer, such Bulk Purchase InventoryCo Equipment becomes subject to a Lien that is not a Permitted Lien described in clauses (e) and (k) but is a Permitted Developer Lien, such Bulk Purchase InventoryCo Equipment shall, for purposes of the calculation of the Eligible Equipment Borrowing Base, constitute Developer Equipment.

Eligible Bulk Purchase InventoryCo Equipment Supply Agreement:  any Bulk Purchase InventoryCo Equipment Supply Agreement that satisfies clauses (a) through (h) immediately following: (a) is binding against InventoryCo under its governing law; (b) does not limit damages payable by InventoryCo to the Approved Vendor thereunder or payable by the Approved Vendor to InventoryCo thereunder, in each case, to less than [***]% of the contract price in the event of a default or termination thereunder; (c) with respect to any (x) 2019 Bulk Purchase InventoryCo Equipment or (y) 2020 Bulk Purchase InventoryCo Equipment, requires unconditional payment in cash of the purchase price for such Bulk Purchase InventoryCo Equipment to be made by InventoryCo to such Approved Vendor no later than December 31, 2019 or December 31, 2020, respectively, and in no event shall such purchase price be financed by such Approved Vendor; (d) requires InventoryCo or another applicable party to pay any sales, use or value-added taxes due upon delivery of such Bulk Purchase InventoryCo Equipment; (e) requires achievement of Ex Works and transfer of title and risk of loss to InventoryCo to occur no later than the Guaranteed

Delivery Date; (f) requires such Approved Vendor to pay liquidated damages in an amount that is within the range of market practice (as reasonably agreed by Agent) in the event that it fails to achieve Ex Works and transfer title and risk of loss to, the Bulk Purchase InventoryCo Equipment to InventoryCo by the Guaranteed Delivery Date; (g) requires such Bulk Purchase InventoryCo Equipment to be in a state of completion as of the earlier of (1) the date of transfer of title and risk of loss and (2) physical delivery, such that such Bulk Purchase InventoryCo Equipment does not need to be returned to such Approved Vendor for further assembly or work; and (h) is subject to a perfected, first-priority Lien in favor of Agent (subject only to Permitted Liens set forth in clauses (c), (d), (f) and, to the extent solely arising in connection with any of the foregoing, clause (e) of Section 10.2.2); provided that any Bulk Purchase InventoryCo Equipment Supply Agreement shall immediately cease to be an Eligible Bulk Purchase InventoryCo Equipment Supply Agreement upon (A) the expiration thereof in accordance with its terms, (B) the occurrence of any material default by InventoryCo, or any other event, in each case, the effect of which is to permit the Approved Vendor thereunder not to make any material payment or perform any material obligation thereunder, (C) such agreement being repudiated by such Approved Vendor, being terminated or becoming invalid, illegal or unenforceable or otherwise ceasing to be in full force and effect, (D) the counterparty thereto no longer being an Approved Vendor, or (E) any covenant, representation or warranty contained in the Loan Documents in respect of such agreement being been breached or not being true when made (for the avoidance of doubt, subject, in each case, to materiality and material adverse effect qualifiers set forth therein); provided, further, that an agreement that has ceased to be an Eligible Bulk Purchase InventoryCo Equipment Supply Agreement pursuant to the foregoing clauses (B), (D) or (E) may thereafter be reinstated as an Eligible Bulk Purchase InventoryCo Equipment Supply Agreement upon the demonstration by Borrower, to the reasonable satisfaction of Agent, that the circumstances that caused such loss of eligibility have been cured.  As of the Closing Date, the Bulk Purchase InventoryCo Equipment Supply Agreement set forth on Schedule 1.1(ebp) is the only Eligible Bulk Purchase InventoryCo Equipment Supply Agreement.

Eligible Commitment:  as the context may require, the portion of (a) any commitment of a lender under any Back-Leverage Loan Document, (b) any commitment of a Cash Equity Investor under any Cash Equity Document relating to any Tax Equity Partnership, (c) any commitment of a Tax Equity Investor under any Tax Equity Document, and (d) any commitment of a lender under any Sidecar Loan Document; in each case of the foregoing clauses (a)-(d), (i) which is or will be available to be drawn (subject to satisfaction of conditions precedent set forth therein, and provided that no default is outstanding thereunder that allows such commitment not to be drawn) and (ii) which is or will remain available, after application to any payments required to be made under the Back-Leverage Loan Documents, Cash Equity Documents, Tax Equity Documents or Sidecar Loan Documents, as applicable, to be applied to the payment of the Project Purchase Price under any Eligible MEPCA or, in the case any commitment described in the foregoing clauses (a) or (b), for distribution to FinCo.  For the avoidance of doubt, any portion of any commitment described in any of the foregoing clauses (a)-(d) that is required to be applied for any such other required payments under such documents shall not constitute an Eligible Commitment.

Eligible Commitment Price:  as applicable, the price per Eligible Project, measured as price per watt, of (a) the commitments of a Tax Equity Partnership to pay the Project Purchase Price thereof to Developer, provided that such portion of such commitments is then available to be drawn by such Tax Equity Partnership (subject to satisfaction of conditions precedent set forth therein, and provided that no default is outstanding thereunder that allows such commitments not to be drawn) from applicable Eligible Commitments, without duplication, and (b) commitments of a Sidecar Partnership to pay the Project Purchase Price thereof to Developer, provided that such portion of such commitments is then available to be drawn by such Sidecar Partnership (subject to satisfaction of conditions precedent set forth therein, and provided that no default is outstanding thereunder that allows such commitments not to be drawn) from applicable Eligible Commitments, without duplication; and, in each such case available, following such drawing, to be applied by such Financing Partnership to pay the portion of the Project Purchase Price then payable by the related Financing Partnership to Developer under an Eligible MEPCA; provided that (x) such Eligible Commitment does not expire within [***] of such date of determination and (y) with respect to any Project that is included in fewer than all Eligible Commitments, the Eligible Commitment Price in respect of such Project for any Eligible Commitment in which it is not included shall be zero.  With respect to any Eligible Permitted Project or Eligible Installed Project in respect of which no portion of the Project Purchase Price has previously been paid, the Eligible Commitment Price shall be calculated as set forth in the immediately preceding sentence based upon the highest available Project Purchase Price under any Eligible MEPCA until the applicable Financing Partnership’s commitments thereunder are no longer available, at which point the Eligible Commitment Price shall be calculated based upon the next highest available Project Purchase Price under the remaining Eligible MEPCAs, and the foregoing shall continue in descending price per Project Purchase Price order, with such Project Purchase Price being applied first to Eligible Installed Projects and second to Eligible Permitted Projects. With respect to any Eligible Tranched Project, the Eligible Commitment Price shall be calculated as set forth in the immediately preceding sentence based upon the applicable portion of the Project Purchase Price as calculated under the applicable MEPCA at the time any prior installments thereof were made pursuant thereto by the applicable Financing Partnership.

Eligible Customer Agreement:  any Customer Agreement that satisfies all specifications and requirements set forth in an Eligible MEPCA and a related Eligible Commitment, as applicable.

Eligible Customer Loan: a loan that any Eligible Customer Loan Provider has committed to make to a residential customer in respect of such customer’s purchase obligation under an Eligible Equipment Purchase Contract subject only to the satisfaction of the conditions precedent that are required to be satisfied in order for such customer’s purchase price payment obligations in respect of the related Project under the related Eligible Equipment Purchase Contract to become due and payable.  The amount of any Eligible Customer Loan shall be calculated solely as the portion thereof that is to be disbursed in cash, exclusive of any financing costs or fees.

Eligible Customer Loan Commitment: as the context may require, (a) any commitment of a lender under any Back-Leverage Loan Document or (b) any commitment of an Eligible Customer Loan Provider (other than Sponsor or any of its Subsidiaries) to make an Eligible Customer Loan; in each case of the foregoing clauses (a) and (b) which is or will be available to be drawn (subject to satisfaction of conditions precedent set forth therein, and provided that no default is outstanding thereunder that allows such commitments not to be drawn) and for which Agent has received a fully executed Payment Direction Letter prior to the date which is the later of (x) the first date upon which such commitment is included in the Borrowing Base and (y) [***].

Eligible Customer Loan Commitment Price: as applicable, the portion of the Project Purchase Price payable by a residential customer under an Eligible Equipment Purchase Contract with respect to an Eligible Permitted Customer Loan Project or Eligible Installed Customer Loan Project, measured as a price per watt, that will be paid with the proceeds, which are then available to be drawn, of (a) an Eligible Customer Loan from Sponsor or any of its Subsidiaries; provided that (i) FinCo or a Subsidiary of FinCo has an obligation, which is or will be due and payable (subject to satisfaction of conditions precedent set forth therein, and provided that no default is outstanding thereunder that allows such commitments not to be drawn), to purchase the right to receive Project Purchase Price payments under the related Eligible Equipment Purchase Contract, to be made by the related residential customer with the proceeds of such Eligible Customer Loan, and (ii) an Eligible Customer Loan Commitment of the type described in clause (a) of the definition thereof is available to be drawn by FinCo or such Subsidiary of FinCo, subject to satisfaction of conditions precedent set forth therein, to pay the purchase price thereof to Developer or any of its Subsidiaries or (b) an Eligible Customer Loan Commitment of the type described in clause (b) of the definition thereof, provided that such Eligible Customer Loan Commitment is then available to be drawn by the applicable residential customer, subject to satisfaction of conditions precedent set forth therein; provided that, with respect to each of the foregoing, (x) neither such Eligible Customer Loan Commitment nor the obligation of FinCo or a Subsidiary of FinCo to purchase the right to receive purchase price payments under the related Eligible Equipment Purchase Contract, as applicable, expires within [***] of such date of determination and (y) with respect to any Project that is included in fewer than all Eligible Customer Loan Commitments, the Eligible Customer Loan Commitment Price in respect of such Project for any Eligible Customer Loan Commitment in which it is not included shall be zero.  With respect to any Eligible Permitted Customer Loan Project or Eligible Installed Customer Loan Project in respect of which no portion of the Project Purchase Price has previously been paid, the Eligible Customer Loan Commitment Price shall be calculated as set forth in the immediately preceding sentence based upon the highest available Project Purchase Price under any Eligible Equipment Purchase Contract until the applicable residential customer’s obligations thereunder are no longer available, at which point the Eligible Commitment Price shall be calculated based upon the next highest available Project Purchase Price under the remaining Eligible Equipment Purchase Contracts, and the foregoing shall continue in descending price per Project Purchase Price order, with such Project Purchase Price being applied first to Eligible Installed Customer Loan Projects and second to Eligible Permitted Customer Loan Projects.

Eligible Customer Loan Project:  Eligible Installed Customer Loan Projects and Eligible Permitted Customer Loan Projects, as the context may require.

Eligible Customer Loan Provider:  (a) Sponsor or any of its Subsidiaries or (b) the list of approved lenders set forth in Schedule 1.1(eclp), which list shall be updated after the Closing Date (i) automatically, without further action by any Person, upon the occurrence thereof, to remove any lender set forth therein in respect of which any Insolvency Proceeding or other event described in Section 11.1(k) has occurred and (ii) no more frequently than quarterly thereafter, to remove any lender (A) if such lender materially breached any of its obligations to Sponsor or any of its Subsidiaries under any agreement in respect of Eligible Customer Loans or has failed to make any Eligible Customer Loan when obligated to do so or (B) at the reasonable discretion of Agent (acting in a manner consistent with its treatment of other borrowers in similar loan transactions and in consultation with a technical advisor reasonably satisfactory to it), if facts and circumstances have changed such that such lender is no longer suitable to serve as a lender based on then-current customary lending practices in the industry in financing vehicles similar to the Back-Leverage Loan Documents. All updates to the list of Eligible Customer Loan Providers will be solely for purposes of new disbursements of Loans and not, for the avoidance of doubt, for purposes of Borrowing Base eligibility of Eligible Customer Loan Projects that have already been financed with Loans.

Eligible Developer Equipment:  any Developer Equipment that satisfies clauses (a) through (j) immediately following: (a) that was manufactured and sold to Developer, pursuant to an Eligible Developer Equipment Supply Agreement (at the time of such sale); (b) that satisfies the technical eligibility requirements under an Eligible MEPCA and related Sidecar Loan Document, Back-Leverage Loan Document, Tax Equity Document or Cash Equity Document, as applicable, that are or will be available to be drawn (subject to satisfaction of conditions precedent set forth therein); (c) in respect of which (A) all payments then required to have been made pursuant to the related Eligible Developer Equipment Supply Agreement have been made in full in cash in accordance with the terms of such Eligible Developer Equipment Supply Agreement, and (B) no Person has asserted any reclamation rights; (d) that has achieved Ex Works and to which title and risk of loss has passed to Developer in accordance with the terms of the related Eligible Developer Equipment Supply Agreement and that is owned by Developer free and clear of all Liens (other than Permitted Developer Liens); (e) that is not on consignment from any consignor or to any consignee (other than any consignment or bailment pursuant to clause (g) of the definition of “Permitted Asset Disposition” unless the title to such Developer Equipment transfers to the applicable third party upon or at any time during such consignment or bailment); (f) in which the Borrower has a perfected, first priority security interest (other than Permitted Developer Liens); (g) that has been delivered to and is being stored at a facility located within the United States that is either (i) owned by Developer or (ii) subject to a Collateral Access Agreement or Rent Reserve; (h) that is not damaged, defective, not in good working order and condition, the result of which is that it does not satisfy the technical specifications or requirements set forth in an Eligible MEPCA, and any Sidecar Loan Document, any Back-Leverage Loan Document, any Tax Equity Document or any Cash Equity Document that are or will be available to be drawn (subject to satisfaction of conditions precedent set forth therein); (i) that Developer has not returned, attempted to return, is in the process of returning or intends to return to the applicable vendor under the Eligible Developer Equipment Supply Agreement pursuant to which it was purchased; and (j) that is held for use by Developer in the ordinary course of business.

Eligible Developer Equipment Supply Agreement:  any Developer Equipment Supply Agreement with an Approved Vendor; provided that any Developer Equipment Supply Agreement shall immediately cease to be an Eligible Developer Equipment Supply Agreement upon (a) the expiration thereof in accordance with its terms, (b) the occurrence of any event of default thereunder by Developer, or any other event, in each case, the effect of which is to permit the applicable Approved Vendor not to make any material payment or perform any material obligation thereunder, (c) such Developer Equipment Supply Agreement being repudiated by the applicable Approved Vendor, being terminated or becoming invalid, illegal or unenforceable or otherwise ceasing to be in full force and effect, or (d) any covenant, representation or warranty contained in any Loan Document in respect of such Developer Equipment Supply Agreement being been breached or not being true when made (for the avoidance of doubt, subject, in each case, to materiality and material adverse effect qualifiers set forth therein); provided that, an Developer

Equipment Supply Agreement that ceased to be an Eligible Developer Equipment Supply Agreement pursuant to the foregoing clauses (b) or (d) may thereafter be reinstated as a Developer Equipment Supply Agreement upon the demonstration, to the reasonable satisfaction of Agent, that the circumstances that caused such loss of eligibility have been cured.

Eligible Equipment:  Eligible Bulk Purchase InventoryCo Equipment and Eligible Developer Equipment, as the context may require.

Eligible Equipment Appraisal:  a written appraisal, in substantially the form of Exhibit I, of the Market Value of all Eligible Bulk Purchase InventoryCo Equipment, from Marshall & Stevens, Inc. or any other appraisal firm reasonably acceptable to Agent.

Eligible Equipment Borrowing Base:  [***].

Eligible Equipment Purchase Contract:  an agreement to sell a Project to a residential customer, who will pay a portion of the purchase price with the proceeds of an Eligible Customer Loan.

Eligible Equipment Supply Agreement:  Eligible Bulk Purchase InventoryCo Equipment Supply Agreements and Eligible Developer Equipment Supply Agreements, as the context may require.

Eligible Funding Account: an account of a Financing Partnership Subsidiary or Financing Partnership party to an Eligible MEPCA.

Eligible Installed Customer Loan Project: a Project that is the subject of an Eligible Equipment Purchase Agreement, has been installed on the rooftop of the residential customer that is the counterparty thereto, and otherwise satisfies all specifications and requirements set forth in the definitions of “Eligible Customer Loan Commitment”, as applicable, for the sale thereof to such residential customer, but which has not been sold.  Any Project shall immediately cease to be an Eligible Installed Customer Loan Project on the date that is [***] after the date upon which it was initially included in any calculation of the Eligible Installed Project Borrowing Base.

Eligible Installed Project:  a Project that has been installed on the rooftop of a residential Customer, is the subject of an Eligible Customer Agreement and otherwise satisfies all specifications and requirements set forth in the definitions of “Eligible MEPCA” and “Eligible Commitment”, as applicable, for the sale thereof to the applicable Financing Partnership.  Any Project shall immediately cease to be an Eligible Installed Project on the date that is [***] after the date upon which it was initially included in any calculation of the Eligible Installed Project Borrowing Base.

Eligible Installed Project Borrowing Base:  [***].

Eligible MEPCA:  any MEPCA in which Borrower has a perfected, first priority security interest free and clear of all Liens (other than Permitted Developer Liens), for which Agent has received a fully executed Payment Direction Letter prior to the date which is the later of (x) the first date upon which the applicable Eligible Commitment is included in the Borrowing Base and (y) [***], in each case, which has been approved in writing by the Required Lenders (provided that the Required Lenders shall have the right to reject such MEPCA solely if, in the Required Lenders’ Permitted Discretion, such MEPCA includes conditions precedent and/or change of control provisions that are materially less favorable to Developer, taken as a whole, than the conditions precedent and/or change of control provisions, as applicable, in the Eligible MEPCAs set forth on Schedule 1.1(em)); provided that any MEPCA shall immediately cease to be an Eligible MEPCA upon (a) the expiration thereof in accordance with its terms, (b) the occurrence and continuance of any material default by Developer, or any other event the effect of which is to permit the applicable Financing Partnership not to make any material payment thereunder, (c) such MEPCA being repudiated by the applicable Financing Partnership, being terminated or becoming invalid, illegal or unenforceable or otherwise ceasing to be in full force and effect, (d) the suspension in performance by the applicable Financing Partnership or (e) any covenant, representation or warranty contained in any Loan Document in respect of such MEPCA being been breached or not being true when made, subject to materiality and material adverse effect qualifiers and cure; provided, further, that an agreement that has ceased to be an Eligible MEPCA pursuant to the foregoing clauses (b), (d), or (e) may thereafter be reinstated as an Eligible MEPCA upon the demonstration by Borrower, to the reasonable satisfaction of Agent, that the circumstances that caused such loss of eligibility have been cured.  The Eligible MEPCAs as of the Closing Date are set forth on Schedule 1.1(em).  After the Closing Date, any Financing Partnership that is party to a MEPCA that is not set forth on Schedule 1.1(em) and is not approved by the Required Lenders would constitute an Excluded Partnership for all purposes hereunder.

Eligible Permitted Customer Loan Project: a Project that is the subject of an Eligible Equipment Purchase Contract and otherwise satisfies all specifications and requirements set forth in the definition of “Eligible Customer Loan Commitment” for the sale thereof to the applicable residential customer, and that has otherwise received all material Permits required for such Project to be installed but which has not been installed, provided that the primary reason for not installing such Project is the finalization of scheduling of such installation.  Any Project shall immediately cease to be an Eligible Permitted Customer Loan Project on the date that is [***] after the date upon which it was initially included in any calculation of the Eligible Permitted Project Borrowing Base.

Eligible Permitted Project:  a Project that is the subject of an Eligible Customer Agreement and otherwise satisfies all specifications and requirements set forth in the definitions of “Eligible MEPCA” and “Eligible Commitment”, as applicable, for the sale thereof to the applicable Financing Partnership, and that has otherwise received all material Permits required for such Project to be installed but which has not been installed, provided that the primary reason for not installing such Project is the finalization of scheduling of such installation.  Any Project shall immediately cease to be an Eligible Permitted Project on the date that is [***] after the date upon which it was initially included in any calculation of the Eligible Permitted Project Borrowing Base.

Eligible Permitted Project Borrowing Base:  [***].

Eligible Project:  Eligible Installed Projects, Eligible Permitted Projects and Eligible Tranched Projects, as the context may require.

Eligible Project Borrowing Base:  [***].

Eligible Regional Warehouse:  for any Eligible Bulk Purchase InventoryCo Equipment, a warehouse (a) from which Borrower reasonably expects such Eligible Bulk Purchase InventoryCo Equipment will be removed for installation in an Eligible Installed Project within [***], (b) in respect of which a Storage Agreement is in place and (c) that is subject to a Collateral Access Agreement or Rent Reserve.

Eligible Tranched Project:  a Project that is otherwise an Eligible Installed Project but which has been sold to a Financing Partnership and in respect of which such Financing Partnership has paid some, but not all, of the Project Purchase Price under the related Eligible MEPCA.  Any Project shall immediately cease to be an Eligible Tranched Project on the date that is [***] after the date upon which it was, as an Eligible Installed Project, initially included in any calculation of the Eligible Installed Project Borrowing Base.

Eligible Tranched Project Borrowing Base:  [***].

Energy Percentage: “energy percentage” within the meaning of Sections 48(a)(2) and 48(a)(6) of the Code.

Enforcement Action:  any action to enforce any Obligations or Loan Documents or to exercise any rights or remedies relating to any Collateral, whether by judicial action, self-help, notification of Account Debtors, setoff or recoupment, credit bid, deed in lieu of foreclosure, action in an Insolvency Proceeding or otherwise.

Environmental Laws:  Applicable Laws (including programs, permits and guidance promulgated by regulators) relating to public health (other than occupational safety and health regulated by OSHA) or the protection or pollution of the environment, including the Resource Conservation and Recovery Act (42 U.S.C. §§6991-6991i), Clean Water Act (33 U.S.C. §1251 et seq.) and CERCLA.

Environmental Notice:  a notice (whether written or oral) from any Governmental Authority of any possible noncompliance with, investigation of a possible violation of, litigation relating to, or potential fine or liability under any Environmental Law, or with respect to any Environmental Release, environmental pollution or hazardous materials, including any complaint, summons, citation, order, claim, demand or request for correction, remediation or otherwise.

Environmental Release:  a release as defined in CERCLA or under any other Environmental Law.

Equity Interest:  the interest of any (a) shareholder in a corporation; (b) partner in a partnership (whether general, limited, limited liability or joint venture); (c) member in a limited liability company; or (d) other Person having any other form of equity security or ownership interest.

Equity Purchase Price Distributions: Distributions by the Collateral Parties or their Subsidiaries of the proceeds of Equity Purchase Price Payments.

Equity Purchase Price Payments:  as defined in the Depositary Agreement.

ERISA:  the Employee Retirement Income Security Act of 1974.

ERISA Affiliate:  any trade or business (whether or not incorporated) under common control with a Loan Party within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

ERISA Event:  (a) a Reportable Event with respect to a Pension Plan; (b) withdrawal of a Loan Party or ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations with respect to a Loan Party or an ERISA Affiliate that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) complete or partial withdrawal of a Loan Party or ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is insolvent; (d) filing by a Loan Party or an ERISA Affiliate of a notice of intent to terminate, treatment of a Pension Plan amendment as a termination under Section 4041 or 4041A of ERISA, or institution of proceedings by the PBGC to terminate a Pension Plan; (e) determination that a Pension Plan is considered an at-risk plan or that a Multiemployer Plan is in critical, critical and declining or endangered status under the Code or ERISA; (f) an event or condition that is reasonably expected to constitutes grounds under Section 4042 of ERISA for termination of, or appointment of a trustee to administer, any Pension Plan; (g) imposition of any liability on a Loan Party or ERISA Affiliate under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA; or (h) failure by a Loan Party or ERISA Affiliate to meet all applicable requirements under the Pension Funding Rules in respect of a Pension Plan, whether or not waived, or to make a required contribution to a Multiemployer Plan.

EU Bail-In Legislation Schedule:  the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

Event of Default:  as defined in Section 11.

Ex Works:  with respect to any Bulk Purchase InventoryCo Equipment, that such Bulk Purchase InventoryCo Equipment has been completely manufactured and assembled (except to the extent further assembly thereof at the applicable host customer’s residence is contemplated by customary industry practice).

Excluded Partnership:  (i) any Financing Partnerships whose commitments under MEPCAs have expired or have been fully utilized (or are no longer capable of being or no longer intended to be utilized, or whose MEPCAs may not be pledged as collateral to the Collateral Parties, with such security interest pledged by the Collateral Parties to Agent pursuant to Section 7 hereof); (ii) any Financing Partnership that is party to a MEPCA that is not approved by the Required Lenders because, in the Required Lenders’ Permitted Discretion, such MEPCA includes conditions precedent and/or change of control provisions that are materially less favorable to Developer, taken as a whole, than the conditions precedent and/or change of control provisions, as applicable, in the Eligible MEPCAs set forth on Schedule 1.1(em); or (iii) any financing arrangement with a Cash Equity Investor, a Tax Equity Investor or a provider of Back-Leverage Debt or Sidecar Debt that the Borrowing Base does not reflect any value attributable thereto (and, in each case, each associated financing arrangement with any of the foregoing).

Excluded Property:  (i) the assets listed on Schedule 1.1(ep) as of the Closing Date and (ii) after the Closing Date, any other assets consisting of (A) Excluded Partnerships (including the MEPCA to which such Excluded Partnership is party) and (B) any (1) Project that does not meet the requirements to be included in the Borrowing Base, any Project Equipment installed in such a Project (other than Project Equipment that has not been purchased with the proceeds of Loans) and any contract, agreement and document related to such a Project and any rights under such contract, agreement or document, including any Customer Agreement before and after such Project Equipment is installed in any such Project, as applicable and (2) Project Equipment that does not meet the requirements to be included in the Borrowing Base (unless such Project Equipment is incorporated in a Project that is included in the Borrowing Base).  For the avoidance of doubt, Collateral being sold pursuant to an Asset Disposition will remain Collateral until the requirements of the definition of Permitted Asset Disposition are satisfied.

Excluded Taxes:  any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient: (a) Taxes imposed on or measured by a Recipient’s net income (however denominated), franchise Taxes and branch profits Taxes (i) as a result of such Recipient being organized under the laws of, or having its principal office or applicable Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof), or (ii) constituting Other Connection Taxes; (b) U.S. federal withholding Taxes imposed on amounts payable to or for the account of a Lender with respect to its interest in a Loan or Commitment pursuant to a law in effect when the Lender acquires such interest (except pursuant to an assignment request by Borrower under Section 13.4) or changes its Lending Office, except to the extent such Taxes were payable pursuant to Section 5.7 to its assignor immediately prior to such assignment or to the Lender immediately prior to its change in Lending Office; (c) Taxes attributable to a Recipient’s failure to comply with Section 5.8.1, Section 5.8.2(a) through (d) or Section 5.8.3; and (d) Taxes imposed pursuant to FATCA.

Expense Claims:  as defined in Section 14.20.

Extraordinary Expenses:  all costs, expenses or advances incurred by Agent upon the occurrence and during the continuance of a Default or Event of Default or an Obligor’s Insolvency Proceeding, including those relating to (a) any audit, inspection, repossession, storage, repair, appraisal, insurance, manufacture, preparation or advertising for sale, sale, collection, or other preservation of or realization upon any Collateral; (b) any action, arbitration or other proceeding (whether instituted by or against Agent, any Lender, any Obligor, any creditor(s) of an Obligor or any other Person) in any way relating to any Collateral, Agent’s Liens, Loan Documents, Letters of Credit or Obligations, including any lender liability or other Claims; (c) exercise of any rights or remedies of Agent in, or the monitoring of, any Insolvency Proceeding; (d) settlement or satisfaction of taxes, charges or Liens with respect to any Collateral; (e) any Enforcement Action; and (f) negotiation and documentation of any modification, waiver, workout, restructuring or forbearance with respect to any Loan Documents or Obligations.  Such costs, expenses and advances include transfer fees, storage fees, insurance costs, permit fees, utility reservation and standby fees, documented out-of-pocket legal expenses, appraisal fees, brokers’ and auctioneers’ fees and commissions, accountants’ fees, environmental study fees, wages and salaries paid to employees of any Obligor or independent contractors in liquidating any Collateral, and travel expenses.

FATCA:  Sections 1471 through 1474 of the Code (including any amended or successor version if substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.

FCPA:  as defined in Section 2.1.3.

Federal Funds Rate:  for any day, the rate per annum calculated by the Federal Reserve Bank of New York based on such day’s federal funds transactions by depository institutions (as determined in such manner as the Federal Reserve Bank of New York shall set forth on its public website from time to time) and published on the next succeeding Business Day by the Federal Reserve Bank of New York as the federal funds effective rate; provided that if the Federal Funds Rate as so determined would be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.

Financing Partnership:  a Tax Equity Partnership or a Sidecar Partnership, as the context may require.

Financing Partnership Subsidiary: a Person that is a wholly-owned direct or indirect Subsidiary of a Financing Partnership formed primarily to own and operate the Projects purchased from Developer under an Eligible MEPCA.

FinCo:  Vivint Solar Financing Holdings 2, LLC, a Delaware limited liability company.

FinCo Parent:  Vivint Solar Financing Holdings 2 Parent, LLC, a Delaware limited liability company.

Fiscal Quarter:  each period of three months, commencing on the first day of a Fiscal Year.

Fiscal Year:  the fiscal year of the Loan Parties for accounting and tax purposes, ending on December 31 of each year.

Foreign Lender:  any Lender that is not a U.S. Person.

Fronting Exposure:  a Defaulting Lender’s interest in LC Obligations and Protective Advances, except to the extent Cash Collateralized by the Defaulting Lender or allocated to other Lenders hereunder.

Full Payment:  with respect to any Obligations, other than unasserted contingent indemnification and expense reimbursement obligations that expressly survive termination of the Loan Documents, (a) the full and indefeasible cash payment thereof, including any interest, fees and other charges accruing during an Insolvency Proceeding (whether or not allowed in the proceeding); and (b) if such Obligations are LC Obligations, Cash Collateralization thereof (or delivery of a standby letter of credit acceptable to Agent in its discretion, in the amount of required Cash Collateral).  No Loans shall be deemed to have been paid in full unless all Commitments related to such Loans are terminated.

Funding Agent:  a Person appointed as a Funding Agent for a Lender Group pursuant to Section 12.15.

GAAP:  subject to Section 1.2.2, generally accepted accounting principles in effect in the United States as of the date of determination thereof.

Governmental Approvals:  all authorizations, consents, approvals, licenses and exemptions of, registrations and filings with, and required reports to, all Governmental Authorities.

Governmental Authority:  the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

Guaranty Agreement:  each guaranty agreement executed by Sponsor and Holdings in favor of Agent.

Guaranteed Delivery Date:  with respect to (a) any applicable 2019 Bulk Purchase InventoryCo Equipment, the later of (1) December 31, 2019 and (2) 105 days from the date actual payment has been made (which, in the case of any partial payment or payment made in installments, shall be the date upon which the first such partial payment or installment payment that corresponds to such 2019 Bulk Purchase InventoryCo Equipment is made) for such Bulk Purchase InventoryCo Equipment and (b) any applicable 2020 Bulk Purchase InventoryCo Equipment, the later of (1) December 31, 2020 and (2) [***] from the date actual payment has been made (which, in the case of any partial payment or payment made in installments, shall be the date upon which the first such partial payment or installment payment that corresponds to such 2020 Bulk Purchase InventoryCo Equipment is made).

Holdings:  Vivint Solar Holdings, Inc., a Delaware corporation.

Indemnified Taxes:  (a) Taxes, other than Excluded Taxes, imposed on or relating to any payment of an Obligation; and (b) to the extent not otherwise described in clause (a), Other Taxes.

Indemnitees:  Agent Indemnitees, Lender Indemnitees, Issuing Bank Indemnitees and Bank of America Indemnitees.

Independent Member:  as defined in Section 10.1.12.

Insolvency Event:  as defined in Section 11.1(k).

Insolvency Proceeding:  any case or proceeding commenced by or against a Person under any state, federal or foreign law for, or any agreement of such Person to, (a) the entry of an order for relief under the Bankruptcy Code, or any other insolvency, debtor relief or debt adjustment law; (b) the appointment of a receiver, trustee, liquidator, administrator, conservator or other custodian for such Person or a substantial part of its Property; or (c) an assignment for the benefit of creditors.

Intellectual Property:  all intellectual and similar Property of a Person, including inventions, designs, patents, copyrights, trademarks, service marks, trade names, trade secrets, confidential or proprietary information, customer lists, know-how, software and databases; all embodiments or fixations thereof and all related documentation, applications, registrations and franchises; all licenses or other rights to use any of the foregoing; and all books and records relating to the foregoing.

Intellectual Property Claim:  any claim or assertion (whether in writing, by suit or otherwise) that Borrower’s or its Subsidiary’s ownership, use, marketing, sale or distribution of any Inventory, Equipment, Intellectual Property or other Property violates another Person’s Intellectual Property.

Interest Accrual Date: the date that is five Business Days before the last Business Day of each month.

Interest Payment Date:  as defined in Section 3.1.1(c).

Interest Reserve Amount:  as of the date of any determination, the estimated amount of interest due and payable on all Loans outstanding (or to be made) as of such date during the period commencing on such date and ending on the six (6) month anniversary of such date based on LIBOR as in effect on such date.

Interest Reserve Account:  as defined in the Depositary Agreement.

Intermediate HoldCo:  Vivint Solar Operations, LLC, a Delaware limited liability company.

Inventory:  as defined in the UCC, including all goods intended for sale, lease, display or demonstration; all work in process; and all raw materials, and other materials and supplies of any kind that are or could be used in connection with the manufacture, printing, packing, shipping, advertising, sale, lease or furnishing of such goods, or otherwise used or consumed in Borrower’s business (but excluding Equipment).

InventoryCo:  Vivint Solar Inventory Holdings, LLC, a Delaware limited liability company.

InventoryCo Parent:  Vivint Solar Inventory Holdings Parent, LLC, a Delaware limited liability company.

Investment:  a transaction or series of transactions resulting in (a) acquisition of a business, division or substantially all assets of a Person; (b) record or beneficial ownership of 50% or more of the Equity Interests of a Person; (c) with respect to any Person, a merger, consolidation or combination of such Person with another Person; (d) an acquisition of record or beneficial ownership of any Equity Interests of a Person, or a capital contribution to or other investment in a Person; or (e) a loan or other advances of money to any Person (other than trade receivables arising in the Ordinary Course of Business).

IRS:  the United States Internal Revenue Service.

Issuing Bank:  Bank of America (including any Lending Office of Bank of America), or any replacement issuer appointed pursuant to Section 2.2.4.

Issuing Bank Indemnitees:  Issuing Banks and their officers, directors, employees, Affiliates, agents, advisors and attorneys.

ITC:  the energy credit under Section 48 of the Code and allowed as an investment tax credit under Section 46(2) of the Code.

ITC Disallowance: in connection with an audit or examination by the IRS after the date hereof, any proposed disallowance or reduction of any ITC claimed on any Project utilizing Bulk Purchase InventoryCo Equipment as a result of a finding or determination that the construction of such Project began after (i) in the case of 2019 Bulk Purchase InventoryCo Equipment, December 31, 2019 or (ii) in the case of 2020 Bulk Purchase InventoryCo Equipment, December 31, 2020.

ITC Extension:  in the case of the ITC for “energy property” described in Section 48(a)(3)(A)(i) of the Code, an extension of the date by which construction of the energy property must begin under Section 48(a)(2)(A)(i)(II) and 48(a)(6)(A) of the Code, (a) in the case of the 2019 Bulk Purchase InventoryCo Equipment, for purposes of qualifying for the ITC with an Energy Percentage of thirty percent (30%) or (b) in the case of the 2020 Bulk Purchase InventoryCo Equipment, for purposes of qualifying for the ITC with an Energy Percentage of twenty-six percent (26%).

Knowledge:  the actual knowledge of (a) a Responsible Officer of such Obligor or (b) any other authorized officer of such Obligor who is authorized to act for such Obligor and whose name appears on a list of such authorized officers furnished to Agent (containing the specimen signature of such officers), as such list may be amended or supplemented from time to time.

LC Application:  application by Borrower to Issuing Bank for issuance of a Letter of Credit, in form and substance satisfactory to Issuing Bank and Agent.

LC Conditions:  (a) the conditions in Section 6 are satisfied; (b)upon giving effect to issuance of a Letter of Credit,  total LC Obligations do not exceed the Letter of Credit Subline and Revolver Usage does not exceed the Borrowing Base; (c) the Letter of Credit and payments thereunder are denominated in Dollars; and (d) the purpose and form of the Letter of Credit are reasonably satisfactory to Agent and Issuing Bank in their discretion.

LC Documents:  all documents, instruments and agreements (including LC Requests and LC Applications) delivered by Borrower or other Person to Issuing Bank or Agent in connection with a Letter of Credit.

LC Obligations:  the sum of (a) all amounts owing by Borrower for draws under Letters of Credit that have not been reimbursed by or on behalf of Borrower; and (b) the undrawn Stated Amount of all outstanding Letters of Credit.

LC Request:  a request by Borrower for issuance of a Letter of Credit, in form satisfactory to Agent and Issuing Bank.

Lender Indemnitees:  Lenders and their officers, directors, employees, Affiliates, agents, advisors and attorneys.

Lender Group:  a group consisting of a Funding Agent, one or more Committed Lenders and, if applicable, one or more Conduit Lenders.  A Lender Group that includes a Conduit Lender shall also include the related Program Support Provider.

Lender Group Percentage:  for any Lender Group, the percentage equivalent of a fraction (expressed out to nine decimal places), the numerator of which is, with respect to each Lender Group, the Commitment of all Committed Lenders in such Lender Group, and the denominator of which is the Commitments.

Lenders:  lenders party to this Agreement (including Agent in its capacity as a Lender or provider of Protective Advances, each Committed Lender and each Conduit Lender) and any Person who hereafter becomes a “Lender” pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption, including any Lending Office of the foregoing.

Lending Office:  the office (including any domestic or foreign Affiliate or branch) designated as such by Agent, a Lender or Issuing Bank by notice to Borrower and, if applicable, Agent.

Letter of Credit: any standby letter of credit issued by Issuing Bank for the account or benefit of Borrower or another Collateral Party.

Letter of Credit Subline:  [***].

LIBOR:  means:

(a)the fluctuating rate of interest, which can change on each Business Day, equal to the London Interbank Offered Rate or a comparable or successor rate which rate is approved by Agent, as published on the applicable Bloomberg screen page (or such other commercially available source providing such quotations as may be designated by Agent from time to time) at or about 11:00 a.m., London time, two (2) Business Days prior to the date in question, for Dollar deposits with a term equivalent to a three (3) month term beginning on that date (in such case, the “LIBOR Rate”); and

(b)for any interest calculation with respect to a Base Rate Loan on any date, the rate per annum equal to the LIBOR Rate;

provided that:  (i) to the extent a comparable or successor rate is approved by Agent in accordance with Section 1.5, the approved rate shall be applied in a manner consistent with market practice; provided, further, that to the extent such market practice is not administratively feasible for Agent, such approved rate shall be applied in a manner as otherwise reasonably determined by Agent and (ii) if LIBOR shall be less than zero, such rate shall be deemed zero for purposes of this Agreement.

LIBOR Loan:  a Loan that bears interest based on LIBOR.

LIBOR Rate:  as defined in the definition of “LIBOR”.

LIBOR Screen Rate:  as defined in Section 1.5.

LIBOR Successor Rate:  as defined in Section 1.5.

LIBOR Successor Rate Loans:  as defined in Section 1.5.

LIBOR Successor Rate Conforming Changes:  with respect to any proposed LIBOR Successor Rate, any conforming changes to the definition of Base Rate, timing and frequency of determining rates and making payments of interest and other technical, administrative or operational matters as may be appropriate, in the discretion of Agent, to reflect the adoption and implementation of such LIBOR Successor Rate and to permit the administration thereof by Agent in a manner substantially consistent with market practice (or, if Agent determines that adoption of any portion of such market practice is not administratively feasible or that no market practice for the administration of such LIBOR Successor Rate exists, in such other manner of administration as Agent determines is reasonably necessary in connection with the administration of this Agreement).

License:  any license or agreement under which an Obligor is authorized to use Intellectual Property in connection with any manufacture, marketing, distribution or disposition of Collateral, any use of Property or any other conduct of its business.

Licensor:  any Person from whom an Obligor obtains the right to use any Intellectual Property.

Lien:  an interest in Property securing an obligation or claim, including any lien, security interest, pledge, hypothecation, assignment, trust, reservation, assessment right, encroachment, easement, right-of-way, covenant, condition, restriction, lease, or other title exception or encumbrance.

Loan:  a loan made by a Lender under the credit facility established by this Agreement.

Loan Documents:  this Agreement, Other Agreements and Security Documents.

Loan Party: Pledgor, Borrower, FinCo Parent, InventoryCo Parent and InventoryCo.

Management Agreements:  collectively, the Management Services Agreement, the Management Services Guaranty Agreement and the Management Pledge Agreement (as defined in the Management Services Agreement).

Management Services Agreement:  the management services agreement executed by Developer and each Loan Party in form and substance reasonably acceptable to Agent.

Management Services Guaranty Agreement:  each guaranty agreement executed by Sponsor and Holdings in favor of the Loan Parties in respect of all of Developer’s payment and performance obligations under the Management Services Agreement and in form and substance reasonably acceptable to Agent.

Margin Stock:  as defined in Regulation U of the Federal Reserve Board of Governors.

Market Value:  as of any date of determination, (a) in respect of all Eligible Bulk Purchase InventoryCo Equipment, the lesser of (i) the invoiced amount thereof and (ii) the value determined by reference to an Eligible Equipment Appraisal, which shall be updated at least monthly and (b) in respect of all Eligible Developer Equipment, the lesser of (i) the invoiced amount thereof and (ii) the weighted average invoice price paid for similar equipment by Developer and any other affiliate or subsidiary of Sponsor during the prior three (3) months, as certified by Borrower.

Material Adverse Effect:  the effect of any event or circumstance that, taken alone or in conjunction with other events or circumstances has material adverse effect (a) on the business, operations, Properties or financial condition of the Obligors, taken as a whole, the value of the Collateral, taken as a whole, or the validity or priority of Agent’s Lien on the Collateral (or any material portion thereof); (b) on the ability of the Obligors, taken as a whole, to perform their obligations under the Loan Documents, including repayment of any Obligations; or (c) on the rights and remedies of Agent or any Lender to enforce or collect any Obligations or to realize upon the Collateral (or any material portion thereof) under any Loan Document.

Material Contract:  (a) each Eligible Equipment Supply Agreement; (b) each MEPCA; (c) each Sidecar Loan Document; (d) each Cash Equity Document; (e) each Management Agreement; (f) each Back-Leverage Loan Document; and (g) each Tax Equity Document.

Maturity Date:  the earlier to occur of (a) June 18, 2023 and (b) the date on which all monetary Obligations shall become due and payable in full under this Agreement, whether by acceleration or otherwise; provided, however, that, in each case, if such date is not a Business Day, the Maturity Date shall be the next preceding Business Day.

MEPCA:  any agreement pursuant to which (a) a Sidecar Partnership has agreed to purchase from Developer (with the proceeds of capital contributions from Tax Equity Investors, Cash Equity Investors and Sidecar Debt) Projects, or (b) a Tax Equity Partnership has agreed to purchase from Developer (with the proceeds of capital contributions from Tax Equity Investors, Cash Equity Investors, Sidecar Debt and Back-Leverage Debt) residential solar projects.

Moody’s:  Moody’s Investors Service, Inc. or any successor acceptable to Agent.

Multiemployer Plan:  any employee benefit plan of the type described in Section 4001(a)(3) of ERISA that is subject to Title IV of ERISA, to which a Loan Party or ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

Net Proceeds:  proceeds (including, when received, any deferred or escrowed payments) received by Borrower or Agent, as applicable, in cash from (a) the exercise of remedies in respect of the Lien and security granted by Developer to the Loan Parties under the Management Services Agreement; (b) payments made by Sponsor or Holdings under the Management Services Guaranty Agreement; (c) any damages payments made under the sales agreements in respect of Project Equipment that was financed with any Loans; or (d) an event giving rise to payment under any insurance policy (other than workers’ compensation or D&O insurance) and any awards in connection with a condemnation of the Collateral, in the case of each of clauses (a), (b), (c) and (d), net of reasonable and customary costs and expenses actually incurred in connection therewith, including legal fees and Taxes (including any Tax Distributions) paid or payable in connection therewith and in the case of clause (d) subject to the rights of Borrower under Section 8.4.1.

Obligations:  all (a) principal of and premium, if any, on the Loans, (b) LC Obligations and other obligations of Obligors with respect to Letters of Credit, (c) interest, expenses, fees, indemnification obligations, Claims and other amounts payable by Obligors under Loan Documents, and (d) other Debts, obligations and liabilities of any kind owing by Obligors pursuant to the Loan Documents, in each case whether now existing or hereafter arising, whether evidenced by a note or other writing, whether allowed in any Insolvency Proceeding, whether arising from an extension of credit, issuance of a letter of credit, acceptance, loan, guaranty, indemnification or otherwise, and whether direct or indirect, absolute or contingent, due or to become due, primary or secondary, or joint or several.

Obligor:  Sponsor, Holdings, each Loan Party and each other Person that is liable for payment of any Obligations or that has granted a Lien on its assets in favor of Agent to secure any Obligations (other than Developer).

OFAC:  Office of Foreign Assets Control of the U.S. Department of the Treasury.

Operating Accounts:  as defined in the Depositary Agreement.

Ordinary Course of Business:  the ordinary course of business of the Obligors, undertaken in good faith and consistent with Applicable Law and, to the extent applicable, past practices; provided that the entry into, compliance with and enforcement of, any Eligible Bulk Purchase InventoryCo Equipment Supply Agreement is deemed to be in Ordinary Course of Business of InventoryCo.

Organic Documents:  with respect to any Person, its charter, certificate or articles of incorporation, bylaws, articles of organization, limited liability agreement, operating agreement, members agreement, shareholders agreement, partnership agreement, certificate of partnership, certificate of formation, voting trust agreement, or similar agreement or instrument governing the formation or operation of such Person.

OSHA:  the Occupational Safety and Hazard Act of 1970.

Other Agreement:  each LC Document, fee letter, Borrowing Base Report, Compliance Certificate, or other note, document, instrument or agreement (other than this Agreement or a Security Document) now or hereafter delivered by an Obligor or other Person to Agent or a Lender in connection with any transactions relating hereto.

Other Connection Taxes:  Taxes imposed on a Recipient due to a present or former connection between it and the taxing jurisdiction (other than connections arising from the Recipient having executed, delivered, become party to, performed obligations or received payments under, received or perfected a Lien or engaged in any other transaction pursuant to, enforced, or sold or assigned an interest in, any Loan or Loan Document).

Other Taxes:  all present or future stamp, court, documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a Lien under, or otherwise with respect to, any Loan Document, except Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 13.4).

Outstanding Loans:  as of any date of determination, the aggregate principal amount of outstanding Loans on such date.

Overadvance:  the amount by which Revolver Usage exceeds the Borrowing Base at any time.

Participant:  as defined in Section 13.2.

Passive Investor:  as defined in the definition of “Disqualified Lender”.

Patriot Act:  the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. No. 107-56, 115 Stat. 272 (2001).

Payment Direction Letter:  (i) a letter from Developer to, and acknowledged by, the applicable Financing Partnership in substantially the form of Exhibit E-1, or such other form reasonably acceptable to Agent pursuant to which Developer directs the applicable Financing Partnership to deposit the purchase price payable under each MEPCA in the Proceeds Account and/or an Operating Account, as specified therein and (ii) a letter from Developer to, and acknowledged by, the applicable Eligible Customer Loan Provider in substantially the form of Exhibit E-2, or such other form reasonably acceptable to Agent pursuant to which Developer directs the applicable Eligible Customer Loan Provider to deposit the proceeds of each Eligible Customer Loan in a Customer Loan Account and/or an Operating Account, as specified therein.

Payment Item:  each check, draft or other item of payment payable to a Collateral Party, including those constituting proceeds of any Collateral.

PBGC:  the Pension Benefit Guaranty Corporation.

Pension Funding Rules:  Code and ERISA rules regarding minimum required contributions (including installment payments) to Pension Plans set forth in Sections 412, 430, 431, 432 and 436 of the Code and Sections 302, 303, 304 and 305 of ERISA.

Pension Plan:  any employee pension benefit plan (as defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored, or maintained by any Loan Party or ERISA Affiliate or to which the Loan Party or ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the preceding five plan years.

Permits:  any and all franchises, licenses, leases, permits, approvals, notifications, certifications, registrations, authorizations, exemptions, qualifications, easements, rights of way, liens and other rights, privileges and approvals required to be obtained from a Governmental Authority under any Applicable Law, rule or regulation.

Permitted Asset Disposition:  as long as all Net Proceeds thereof are deposited into the Proceeds Account (except with respect to clause (e) below), an Asset Disposition constituting a (a) disposition of obsolete, unmerchantable or otherwise unsalable Inventory (other than Eligible Equipment), including the return of damaged or defective equipment to the supplier or vendor thereof; (b) sale of Inventory (other than Eligible Equipment) in the Ordinary Course of Business; (c) termination of a lease of real or personal Property not necessary for the Ordinary Course of Business, which could not reasonably be expected to have a Material Adverse Effect; (d) a disposition approved in writing by Agent and Required Lenders (such approval not to be unreasonably withheld, conditioned or delayed), (e) transfer of Bulk Purchase InventoryCo Equipment to Developer pursuant to the Management Services Agreement; provided that, except in the case of any transfer of Bulk Purchase InventoryCo Equipment to Developer upon such Bulk Purchase InventoryCo Equipment becoming Bulk Purchase Regional Equipment, the Revolver Usage does not exceed the Borrowing Base before and after giving effect to such transfer; (f) a disposition of Excluded Property; provided that (i) the Revolver Usage does not exceed the Borrowing Base before and after giving effect to such transfer, (ii) Agent shall have received a Borrowing Base Report from a Responsible Officer of Borrower giving pro forma effect to any such disposition and (iii) with respect to any Asset Disposition of an Excluded Partnership, as long as no Default or Event of Default exists; or (g) a consignment or bailment of Equipment to any third party for installation in the Ordinary Course of Business unless the title to such Bulk Purchase InventoryCo Equipment transfers to the applicable third party upon or at any time during such consignment or bailment.

Permitted Contingent Obligations:  Contingent Obligations (a) arising from endorsements of Payment Items for collection or deposit in the Ordinary Course of Business; (b) relating to Swaps permitted hereunder; (c) existing on the Closing Date, and any extension or renewal thereof that does not increase the amount of such Contingent Obligation when extended or renewed; (d) incurred in the Ordinary Course of Business with respect to surety, appeal or performance bonds, or other similar obligations; (e) arising from customary indemnification obligations in favor of purchasers in connection with dispositions of Equipment permitted hereunder; (f) arising from customary indemnification obligations in favor of sellers of Equipment or any other counterparty to a contract entered into by any Loan Party in the Ordinary Course of Business; or (g) arising under the Loan Documents.

Permitted Developer Lien:  Permitted Liens as defined in the Management Agreement (other than of the type set forth in clause (c) of the definition thereof), that, in addition to attaching to any Customer Loan Accounts,  Bulk Purchase InventoryCo Equipment, Developer Equipment or MEPCAs, attach to material assets of Developer that do not constitute Customer Loan Accounts,  Bulk Purchase InventoryCo Equipment, Developer Equipment or MEPCAs, and do not, in any materials documenting or perfecting such Lien (if any) refer specifically to any Customer Loan Accounts,  Bulk Purchase InventoryCo Equipment, Developer Equipment or MEPCAs.

Permitted Discretion:  a determination made in good faith, using reasonable business judgment (from the perspective of a secured lender).

Permitted Investment:  (a) Investments in Subsidiaries to the extent existing on the Closing Date, in any Financing Partnerships (including any Excluded Partnerships) formed after the Closing Date; (b) acquisition of Cash Equivalents that are subject to Agent’s Lien and control; (c) any loan by a Collateral Party to another Collateral Party; (d) any Debt owing by Developer to a Collateral Party pursuant to the Management Services Agreement; or (e) Investments in any Cash Equity Investor that is an Affiliate of any Obligor.

Permitted Lien:  as defined in Section 10.2.2.

Permitted Purchase Money Debt:  Purchase Money Debt that is unsecured or secured only by a Purchase Money Lien and is owed to the counterparty to an Eligible Bulk Purchase InventoryCo Equipment Supply Agreement.

Permitted Tax Equity Lien: any Lien on a bank account of a Financing Partnership Subsidiary or Financing Partnership party to an Eligible MEPCA, which Lien secures obligations in favor of a Tax Equity Investor arising under the applicable Tax Equity Documents, provided that such Tax Equity Investor is not then entitled to exercise any remedies in respect of amounts on deposit therein.

Person:  any individual, corporation, limited liability company, partnership, joint venture, association, trust, unincorporated organization, Governmental Authority or other entity.

Plan:  any (a) employee benefit plan (as defined in ERISA) subject to Title I of ERISA or (b) plan (as defined in and subject to Section 4975 of the Code) maintained for employees of a Loan Party or ERISA Affiliate, or to which a Loan Party or ERISA Affiliate is required to contribute on behalf of its employees.

Platform:  as defined in Section 14.3.3.

Pledge:  the pledge agreement executed by each of Pledgor, Borrower, InventoryCo Parent and FinCo Parent in favor of Agent.

Pledgor:  Vivint Solar ABL Parent, LLC, a Delaware limited liability company.

Prefunded Cash Borrowing Base:  [***].

Pro Rata:  with respect to any Lender, a percentage (rounded to the ninth decimal place) determined (a) by dividing the amount of such Lender’s Commitment by the aggregate outstanding Commitments; or (b) following termination of the Commitments, by dividing the amount of such Lender’s Loans and LC Obligations by the aggregate outstanding Loans and LC Obligations or, if all Loans and LC Obligations have been paid in full and/or, in the case of LC Obligations, Cash Collateralized, by dividing such Lender’s and its Affiliates’ remaining Obligations by the aggregate remaining Obligations.

Proceeds Account:  as defined in the Depositary Agreement.

Program Support Provider:  any Person now or hereafter extending liquidity or credit or having a commitment to extend liquidity or credit to or for the account of, or to make purchases from, a Conduit Lender (or any related commercial paper issuer that finances such Conduit Lender) in support of commercial paper issued, directly or indirectly, by such Conduit Lender in order to fund Loans made by such Conduit Lender hereunder or issuing a letter of credit, surety bond or other instrument to support any obligations arising under or in connection with such Conduit Lender’s or such related issuer’s commercial paper program, but only to the extent that such letter of credit, surety bond, or other instrument supported either Commercial Paper issued to make Loans hereunder or was dedicated to that Program Support Provider’s support of the Conduit Lender as a whole rather than one particular issuer within such Conduit Lender’s commercial paper program.

Project:  a residential photovoltaic system, including photovoltaic panels, racking systems, wiring and other electrical devices, conduit, weatherproof housings, hardware, inverters, remote operating equipment, connectors, meters, disconnects, over current devices and any applicable battery storage (including any replacement or additional parts included from time to time) and, unless the context otherwise requires a reference to such residential photovoltaic system only (including in the definitions of “Eligible Installed Customer Loan Project” and “Eligible Permitted Customer Loan Project”), including the applicable Customer Agreement related to such photovoltaic system and all other related rights, Permits and manufacturer, installer and other warranties applicable thereto, but excluding any Customer’s electrical distribution equipment (including electrical service upgrades, transformer upgrades or ancillary equipment).

Project Equipment:  solar panels, inverters, racking and batteries.

Project Purchase Price:  an amount equal to the purchase price of each Project payable by, as the context may require, (a) a Financing Partnership under a MEPCA or (b) a residential customer under an Eligible Equipment Purchase Contract.

Properly Contested:  with respect to any obligation of an Obligor, (a) the obligation is subject to a bona fide dispute regarding amount or the Obligor’s liability to pay; (b) the obligation is being properly contested in good faith by appropriate proceedings promptly instituted and diligently pursued; (c) appropriate reserves have been established in accordance with GAAP; and (d) if the obligation results from entry of a judgment or other order, such judgment or order is stayed within 45 days of entry pending appeal or other judicial review.

Property:  any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

Protective Advances:  as defined in Section 2.1.5.

Provided: “provided” within the meaning of Treasury Regulations Section 1.461‑4(d)(6)(iii) under the applicable taxpayer’s method of accounting.

PTE:  a prohibited transaction class exemption issued by the U.S. Department of Labor, as amended from time to time.

Public Lenders: as defined in Section 10.1.3(b).

Purchase Money Debt:  (a) Debt (other than the Obligations) for payment of any of the purchase price of fixed assets; (b) Debt (other than the Obligations) incurred within forty-five (45) days before or after acquisition of any fixed assets, for the purpose of financing any of the purchase price thereof; and (c) any renewals, extensions or refinancings (but not increases) thereof.

Purchase Money Lien:  a Lien that secures Purchase Money Debt, encumbering only the fixed assets acquired with such Debt and constituting a Capital Lease or a purchase money security interest under the UCC.

QFC Credit Support:  as defined in Section 14.18.1.

Real Estate:  all right, title and interest (whether as owner, lessor or lessee) in any real Property or any buildings, structures, parking areas or other improvements thereon.

Recipient:  Agent, any Funding Agent, Issuing Bank, any Lender or any other recipient of a payment to be made by an Obligor under a Loan Document or on account of an Obligation.

Register:  as defined in Section 13.3.4.

Reimbursement Date:  as defined in Section 2.2.2(a).

Related Party:  as defined in Section 14.2.2.

Relevant Governmental Body:  the Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York for the purpose of recommending a benchmark rate to replace LIBOR in loan agreements similar to this Agreement.

Rent Reserve:  a reserve against the Borrowing Base in an amount equal to the sum of [***] months’ rent for each regional warehouse where Eligible Equipment is stored and for which no Collateral Access Agreement has been delivered to Agent.

Report:  as defined in Section 12.2.3.

Reportable Event:  any event set forth in Section 4043(c) of ERISA, other than an event for which the 30 day notice period has been waived.

Required Lenders:  Committed Lenders holding more than 50% of (a) the aggregate outstanding Commitments; or (b) after termination of the Commitments, the aggregate outstanding Loans and LC Obligations or, upon Full Payment of all Loans and LC Obligations, the aggregate remaining Obligations; provided that Commitments, Loans, LC Obligations and other Obligations held by a Defaulting Lender and its Affiliates shall be disregarded in making such calculation, but any related Fronting Exposure shall be deemed held as a Loan or LC Obligation by the Committed Lender (including in its capacity as Issuing Bank) that funded the applicable Loan or issued the applicable Letter of Credit; provided, further, that if two (2) or more Committed Lenders are included in making such calculation, at least two (2) Committed Lenders that are not Affiliates shall be required to be Required Lenders.

Responsible Officer:  with respect to any Obligor, (a) the chief executive officer, president, chief commercial officer, chief financial officer, treasurer, assistant treasurer or controller of such Obligor, (b) solely for purposes of Knowledge and the delivery of incumbency certificates pursuant to Section 6.1, the secretary or any assistant secretary of such Obligor, and (c) solely for purposes of Knowledge and notices given pursuant to Article II, any other officer of such Obligor so designated by any of the foregoing officers in a notice to Agent or any other officer or employee of such Obligor designated in or pursuant to an agreement between such Obligor and Agent.  Any document delivered hereunder that is signed by a Responsible Officer of any Obligor shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Obligor and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Obligor. To the extent requested by Agent, each Responsible Officer will provide an incumbency certificate, in form and substance satisfactory to Agent.

Restrictive Agreement:  with respect to any Person, an agreement (other than a Loan Document, Organic Document or Management Agreement) that conditions or restricts the right of such Person to incur or repay Borrowed Money, to grant Liens on any assets, to declare or make Distributions, to modify, extend or renew any agreement evidencing Borrowed Money, or to repay any intercompany Debt.

Revolver Usage:  (a) the aggregate principal amount of outstanding Loans; plus (b) the aggregate outstanding amount of LC Obligations, except to the extent Cash Collateralized by Borrower.

S&P:  Standard & Poor’s Financial Services LLC, a subsidiary of The McGraw-Hill Companies, Inc., or any successor acceptable to Agent.

Sanctioned Person:  any Person that is the target of Sanctions Laws, including (a) any Person organized or resident in a Designated Jurisdiction; (b) any Person designated as a prohibited or restricted party by OFAC, the United Nations Security Council, the European Union, U.K. government or any other applicable sanctions authority; or (c) any person 50% or more owned, individually or in the aggregate, or, where relevant under applicable Sanctions Laws, controlled by the foregoing or acting for or on behalf of such Persons.

Sanctions Laws:  applicable economic, or financial sanctions or trade embargoes administered or enforced by the U.S. government (including OFAC), United Nations Security Council, European Union, U.K. government or other applicable sanctions authority.

Scheduled Unavailability Date:  as defined in Section 1.5.

Secured Parties:  Agent, each Funding Agent, Issuing Bank and Lenders.

Security Documents:  the Pledge Agreement, the Guaranty Agreement, the Depositary Agreement, the Collateral Access Agreements and all other documents, instruments and agreements now or hereafter securing (or given with the intent to secure) any Obligations.

Sidecar Debt:  as defined in the definition of “Sidecar Partnership”.

Sidecar Debt Counterparty: a Person that is, or is a wholly-owned direct or indirect subsidiary of a Person that is, rated at least [***] by S&P or at least [***] by Moody’s with stable outlook.

Sidecar Partnership:  a Delaware limited liability company formed by a wholly-owned (other than as a result of ownership by Cash Equity Investors or Tax Equity Investors) direct or indirect Subsidiary of FinCo as set forth on Schedule 1.1(s) as of the Closing Date and as may be formed from time to time thereafter, (i) which Person will be treated as a partnership for tax purposes and will have a commitment to acquire Projects from Developer, (ii) to which a Tax Equity Investor or a Cash Equity Investor, as applicable, has direct or indirect commitments to make certain capital contributions and (iii) which has debt financing commitments (“Sidecar

Debt”) in place with a Sidecar Debt Counterparty to finance its obligation to pay the Project Purchase Price for Projects to Developer under a MEPCA.

Sidecar Loan Documents:  the material documents (including, in each case, all material amendments, modifications, supplements, waivers and consents with respect thereto) entered into in connection with any Sidecar Debt.

SOFR:  with respect to any day means the secured overnight financing rate published for such day by the Federal Reserve Bank of New York, as the administrator of the benchmark (or a successor administrator) on the Federal Reserve Bank of New York’s website (or any successor source) and, in each case, that has been selected or recommended by the Relevant Governmental Body.

SOFR-Based Rate:  SOFR or Term SOFR.

Solvent:  with respect a Person, that as of the date of determination, both (a) (i) the sum of such entity’s debt (including contingent, subordinated, unmatured and unliquidated liabilities) does not exceed the present fair saleable value of such entity’s present assets; (ii) such entity’s capital is not unreasonably small in relation to its business as contemplated on such date; and (iii) such entity has not incurred and does not intend to incur, or believe (nor should it reasonably believe) that it will incur, debts beyond its ability to pay such debts as they become due (whether at maturity or otherwise); and (b) such entity is “solvent” within the meaning given that term and similar terms under applicable laws relating to fraudulent transfers and conveyances.  For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No. 5).

Specified Distribution Period: a period commencing on the date an Event of Default, other than Events of Default under Sections 11.1(a), 11.1(c) (solely as a result of a breach of Section 10.3), 11.1(k) or 11.1(n), first occurs and ending on the date [***] days thereafter.

Sponsor:  Vivint Solar, Inc., a Delaware corporation.

Stated Amount:  the outstanding amount of a Letter of Credit, including any automatic increase or tolerance (whether or not then in effect) provided by the Letter of Credit or related LC Documents.

Storage Agreement:  (a) a written agreement, in form and substance reasonably satisfactory to Agent, between a Collateral Party or Developer and a third-party warehouseman of a storage facility where Eligible Equipment is stored or otherwise located and that (i) requires the warehouseman or owner to procure and maintain insurance and the warehouse facilities consistently with prudent industry standards and in conformity with all Applicable Law and (ii) was entered into in the ordinary course of business and on customary terms and conditions; (b) any storage agreement or lease between a Collateral Party or Developer and a third-party warehouseman or owner of a storage facility where Eligible Equipment is stored or otherwise located that exists as of the Closing Date as set forth on Schedule 1.1(sa) (as such Schedule may be updated by Borrower from time to time); or (c) any storage agreement or lease that is substantially in the form of any storage agreement referenced under clause (b) above.

Subsidiary:  with respect to any Person, any entity at least 50% of whose voting securities or Equity Interests is owned by such Person (including indirect ownership through other entities in which such Person directly or indirectly owns 50% of the voting securities or Equity Interests).

Supported QFC:  as defined in Section 14.18.1.

Swap:  as defined in Section 1a(47) of the Commodity Exchange Act.

Target Sales:  on the date of any credit extension hereunder, the cumulative and monthly total watts of Eligible Bulk Purchase InventoryCo Equipment that will have been the subject of purchase price payments made to Developer under Eligible MEPCAs, for the period commencing on the date of such credit extension and ending on the last date of each such monthly period, which amount is as set forth on the schedule attached as Annex C to each Committed Loan Notice relating to Loans, the proceeds of which will be used to pay (or reimburse payments previously made) for Eligible Bulk Purchase InventoryCo Equipment.

Tax Distribution:  a Distribution by Borrower or any of its Subsidiaries, with respect to any taxable period ending after the Closing Date for which Borrower and, if applicable, any of its Subsidiaries is classified as a partnership or other pass-through entity (or is treated as disregarded as separate from Holdings or any Subsidiary thereof) for the applicable Tax purposes, to pay for Tax liabilities of any direct or indirect equity owners of Borrower attributable to the taxable income of Borrower and its Subsidiaries that are partnerships or other pass-through entities (or are treated as disregarded as separate from Holdings or any Subsidiary thereof); provided that such a Distribution shall not exceed the product of (1) the taxable income of Borrower and such Subsidiaries for such taxable period, and (2) the highest maximum, combined marginal U.S. federal, state and local income Tax rate for corporations in any jurisdiction in the United States on ordinary income.

Tax Equity Investor:  a Person that is, or is a wholly-owned direct or indirect subsidiary of a Person that is, rated at least [***] by S&P or at least [***] by Moody’s with stable outlook.

Tax Equity Documents:  the material documents (including, in each case, all material amendments, modifications, supplements, waivers and consents with respect thereto) entered into in connection with any transaction entered into by a Financing Partnership and a Tax Equity Investor, including any Financing Partnership operating agreement, maintenance services agreement, administrative services agreement, capital contribution agreement or guarantee by Sponsor or Pledgor of the obligations of such Financing Partnership in connection with such transaction.

Tax Equity Partnership:  a Delaware limited liability company formed by a wholly-owned (other than as a result of ownership by Cash Equity Investors or Tax Equity Investors) direct or indirect subsidiary of FinCo as set forth on Schedule 1.1(t) as of the Closing Date and as may be formed from time to time thereafter, (i) which Person will be treated as a partnership for tax purposes and will have a commitment to acquire Projects from Developer, and (ii) to which a Tax

Equity Investor or a Cash Equity Investor, as applicable, has direct or indirect commitments to make certain capital contributions.

Taxes:  all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

Term SOFR:  the forward-looking term rate for any period that is approximately three (3) months long and that is based on SOFR and that has been selected or recommended by the Relevant Governmental Body.

Trade Date:  as defined in Section 13.2.5.

Transferee:  any actual or potential Eligible Assignee, Participant or other Person acquiring an interest in any Obligations.

UCC:  the Uniform Commercial Code as in effect in the State of New York or, when the laws of any other jurisdiction govern the perfection or enforcement of any Lien, the Uniform Commercial Code of such jurisdiction.

Unencumbered Liquidity:  the sum of cash and Cash Equivalents (determined as of the last day of the applicable Fiscal Quarter) held by Sponsor, Holdings, Borrower, Pledgor, InventoryCo Parent, FinCo Parent and Developer that are (i) not restricted in accordance with GAAP, (ii) not included in any reserve controlled by a third party (including the Interest Reserve Account), (iii) not subject to any Lien other than the security interest of the Secured Parties and Permitted Liens set forth in clauses (c), (d), (f), (k) and, to the extent solely arising in connection with any of the foregoing, (e) of Section 10.2.2 and (iv) if held in the Proceeds Account or Operating Accounts are available for Distribution on such day in accordance with Section 10.2.3.

Unused Portion of the Commitments:  with respect to any Lender Group on any day, the excess of (x) the Commitments as of 5:00 P.M. (New York City time) on such day, over (y) the aggregate Revolver Usage as of 5:00 P.M. (New York City time) on such day.

Upstream Payment:  a Distribution by (a) FinCo Parent to Borrower, (b) InventoryCo to InventoryCo Parent or (c) InventoryCo Parent to Borrower.

U.S. Person:  “United States person” as defined in Section 7701(a)(30) of the Code.

U.S. Special Resolution Regime:  as defined in Section 14.18.1.

U.S. Tax Compliance Certificate:  as defined in Section 5.8.2(b)(iii).

Write-Down and Conversion Powers:  with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

1.2Accounting Terms.

1.2.1Generally.  Under the Loan Documents (except as otherwise specified therein), all accounting terms shall be interpreted, all accounting determinations shall be made, and all financial statements shall be prepared, in accordance with GAAP applied on a basis consistent with the most recent audited financial statements of Sponsor and Borrower delivered to Agent before the Closing Date and using the same inventory valuation method and lease accounting treatment as used in such financial statements; provided, that Sponsor and Borrower may adopt a change required or permitted by GAAP after the Closing Date as long as Sponsor’s and Borrower’s certified public accountants concur in such change, such change is disclosed to Agent and the Loan Documents are amended in accordance with Section 1.2.2 to address the change.  Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made (i) without giving effect to any election under Accounting Standards Codification 825-10-25 (previously referred to as Statement of Financial Accounting Standards 159) (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect), to value any Debt or other liabilities of Borrower or any Subsidiary at “fair value,” as defined therein and (ii) without giving effect to any treatment of Debt in respect of convertible debt instruments under Accounting Standards Codification 470-20, to value any such Debt in a reduced or bifurcated manner as described therein, and such Debt shall at all times be valued at the full stated principal amount thereof.

1.2.2Changes in GAAP.  If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either Borrower or the Required Lenders shall so request, Agent, the Lenders and Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) Borrower shall provide to Agent and the Lenders financial statements and other documents required under this Agreement setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

1.2.3Rounding.  Any financial ratios required to be maintained by Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.3Uniform Commercial Code.  As used herein, the following terms are defined in accordance with the UCC in effect in the State of New York:  “Account,” “Account Debtor,” “Chattel Paper,” “Commercial Tort Claim,” “Deposit Account,” “Document,” “Equipment,” “General Intangibles,” “Goods,” “Instrument,” “Investment Property,” “Letter-of-Credit Right” and “Supporting Obligation.”

1.4Certain Matters of Construction.  The terms “herein,” “hereof,” “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular section, paragraph or subdivision.  Any pronoun used shall be deemed to cover all genders.  In the computation of periods of time from a specified date to a later specified date, “from” means “from and including,” and “to” and “until” each mean “to but excluding.”  The terms “including” and

“include” shall mean “including, without limitation” and, for purposes of each Loan Document, the parties agree that the rule of ejusdem generis shall not be applicable to limit any provision.  Section titles appear as a matter of convenience only and shall not affect the interpretation of any Loan Document.  “Or” is not exclusive.  All references in the Loan Documents to any (a) laws include all related regulations, interpretations, supplements, amendments and successor provisions; (b) document, instrument or agreement include any amendments, waivers and other modifications, extensions or renewals (to the extent permitted by the Loan Documents); (c) section mean, unless the context otherwise requires, a section of this Agreement; (d) exhibits or schedules mean, unless the context otherwise requires, exhibits and schedules attached hereto, which are hereby incorporated by reference; (e) Person include successors and permitted assigns; (f) time of day means time of day in New York City, New York; or (g) discretion of Agent, Issuing Bank or any Lender mean the sole and absolute discretion of such Person exercised at any time.  All references to Market Value, Borrowing Base components, Loans, Letters of Credit, Obligations and other amounts herein shall be denominated in Dollars, unless expressly provided otherwise, and all determinations (including calculations of Borrowing Base and covenants) made from time to time under the Loan Documents shall be made in light of the circumstances existing at such time.  Borrowing Base calculations shall be determined by Borrower in good faith and shall be consistent with historical methods of valuation and calculation (and not necessarily calculated in accordance with GAAP); provided that Agent shall have the right to review such calculations and to request revisions to any calculations that, in Agent’s Permitted Discretion, do not meet the requirements set forth in this Agreement.  Borrower shall have the burden of establishing any alleged negligence, misconduct or lack of good faith by any Indemnitee under any Loan Documents.  No provision of any Loan Documents shall be construed against any party by reason of such party having, or being deemed to have, drafted the provision.

1.5LIBOR Amendment

1.5.1Notwithstanding anything to the contrary in this Agreement or any other Loan Documents, if Agent determines (which determination shall be conclusive and binding upon Borrower absent manifest error), or Required Lenders notify Agent (with, in the case of the Required Lenders, a copy to Borrower) that Required Lenders have determined, that:

(a)adequate and reasonable means do not exist for ascertaining LIBOR, including because the LIBOR quote on the applicable screen page (or other source) used by Agent to determined LIBOR (the “LIBOR Screen Rate”) is not available or published on a current basis and such circumstances are unlikely to be temporary (or Agent reasonably expects any of these circumstances will occur); or

(b)the administrator of the LIBOR Screen Rate or a Governmental Authority having jurisdiction over Agent has made a public statement (i) identifying a specific date after which LIBOR or the LIBOR Screen Rate shall no longer be made available, or used for determining the interest rate of loans, provided that, at the time of such statement, there is no successor administrator that is satisfactory to Agent, that will continue to provide LIBOR after such specific date (such specific date, the “Scheduled Unavailability Date”), or (ii) that LIBOR is no longer representative; or

(c)syndicated loans currently being executed, or that include language similar to that contained in this Section 1.5, are being executed or amended (as applicable) to incorporate or adopt a new benchmark interest rate to replace LIBOR, then, reasonably promptly after such determination by Agent or receipt by Agent of such notice, as applicable, Agent and Borrower may amend this Agreement to replace LIBOR with (x) one or more SOFR-Based Rates or (y) another alternate benchmark rate giving due consideration to any evolving or then existing convention for similar U.S. dollar denominated syndicated credit facilities for such alternative benchmarks and, in each case, including any mathematical or other adjustments to such benchmark giving due consideration to any evolving or then existing convention for similar U.S. dollar denominated syndicated credit facilities for such benchmarks, which adjustment or method for calculating such adjustment shall be selected by Agent from time to time in its reasonable discretion and may be periodically updated (the “Adjustment;” and any such proposed rate, a “LIBOR Successor Rate”), and any such amendment shall become effective at 5:00 p.m. on the fifth Business Day after Agent shall have posted such proposed amendment to all Lenders and Borrower unless, prior to such time, any Committed Lender has delivered to Agent written notice that such Lender (A) in the case of an amendment to replace LIBOR with a rate described in clause (x), objects to the Adjustment; or (B) in the case of an amendment to replace LIBOR with a rate described in clause (y), objects to such amendment; provided that for the avoidance of doubt, in the case of clause (A), no Lender shall be entitled to object to any SOFR-Based Rate contained in any such amendment.  Such LIBOR Successor Rate shall be applied in a manner consistent with market practice; provided that to the extent such market practice is not administratively feasible for Agent, such LIBOR Successor Rate shall be applied in a manner as otherwise reasonably determined by Agent.  Upon effectiveness of such amendment, all outstanding LIBOR Loans shall have their interest rate converted from LIBOR to the LIBOR Successor Rate (Loans subject to such LIBOR Successor Rate, the “LIBOR Successor Rate Loans”).

1.5.2If no LIBOR Successor Rate has been determined and the circumstances under clause (a) above exist or the Scheduled Unavailability Date has occurred (as applicable), Agent will promptly so notify Borrower and each Lender.  Thereafter, (x) the obligation of the Lenders to make or maintain LIBOR Loans shall be suspended and (y) the LIBOR component shall no longer be utilized in determining the Base Rate and (z) all LIBOR Loans will be converted to Base Rate Loans.  Upon receipt of such notice, Borrower may revoke any pending request for a Borrowing of LIBOR Loans or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans (subject to the foregoing clause (y)) in the amount specified therein.  If the LIBOR Successor Rate ceases to be able to determined, Agent will promptly so notify Borrower and each Lender.  Thereafter, the obligation of the Lenders to make or maintain LIBOR Successor Rate Loans shall be suspended.  If such notice is given, all outstanding LIBOR Successor Rate Loans shall be converted to Base Rate Loans.

1.5.3If a Loan has been converted to a Base Rate Loan in accordance with the preceding paragraph, but thereafter Agent shall determine (which determination shall be conclusive and binding upon Borrower absent manifest error) that LIBOR or the LIBOR Successor Rate, as applicable, can again be ascertained as provided in the respective definitions thereof, Agent shall give notice to Borrower. If such notice is given, the Base Rate Loans shall be converted to a LIBOR Loan or an LIBOR Successor Rate Loan, as applicable.

1.5.4Notwithstanding anything else herein, any definition of LIBOR Successor Rate shall provide that in no event shall such LIBOR Successor Rate be less than zero for purposes of this Agreement.

1.5.5In connection with the implementation of a LIBOR Successor Rate, Agent will have the right to make LIBOR Successor Rate Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such LIBOR Successor Rate Conforming Changes will become effective without any further action or consent of any other party to this Agreement.

1.5.6Agent does not warrant, nor accept responsibility, nor shall Agent have any liability with respect to the administration, submission or any other matter related to  the rates in the definition of “LIBOR” or with respect to any rate that is an alternative or replacement for or successor to any of such rate (including, without limitation, any LIBOR Successor Rate) or the effect of any of the foregoing, or of any LIBOR Successor Rate Conforming Changes.

Section 2.CREDIT FACILITIES

2.1Loan Commitments.

2.1.1Commitments.  Each Committed Lender agrees, severally on a Pro Rata basis up to its Commitment, on the terms set forth herein, to make Loans, which may be Base Rate Loans or LIBOR Loans, for the applicable Lender Group from time to time, but in no event more than once per calendar month, through to and including the Commitment Termination Date.  The Loans may be repaid and reborrowed as provided herein.  In no event shall Committed Lenders have any obligation to honor a request for a Loan if Outstanding Loans at such time plus the requested Loan would exceed the Borrowing Base.  Each Committed Lender, as designated by the applicable Funding Agent, shall be deemed to have satisfied its obligation to make a Loan hereunder (solely with respect to such Loan) to the extent any Conduit Lender in the applicable Lender Group funds such Loan in accordance with this Agreement, it being understood that such Conduit Lender may fund a Loan in its sole discretion.

2.1.2Notes.  Loans and interest accruing thereon shall be evidenced by the records of Agent and the applicable Lender.  At the request of a Lender, Borrower shall deliver promissory note(s) to such Lender, evidencing its Loans.

2.1.3Use of Proceeds.  The proceeds of Loans and Letters of Credit shall be used by Borrower solely (a) to finance acquisitions of Eligible Equipment by InventoryCo; (b) to pay other operating expenses of the Loan Parties and FinCo; (c) for working capital and other general corporate purposes of the Loan Parties and FinCo; (d) to make loans to Developer pursuant to the Management Agreement to finance acquisitions of Eligible Equipment by Developer and costs associated with the origination, installation and ownership of Projects by Developer, and for working capital and other general corporate purposes of Developer; (e) to make distributions to Sponsor, Holdings or their respective Affiliates, including Developer, to the extent permitted hereby; and (f) with the proceeds of disbursements made on the Closing Date, to repay existing indebtedness of Sponsor and its Subsidiaries.  Borrower shall not, directly or knowingly indirectly, use any Letter of Credit or Loan proceeds, nor use, lend, contribute or otherwise make available any Letter of Credit or Loan proceeds to any Subsidiary or to any other Person, (i) to fund any activities of or business with any Sanctioned Person or in any Designated Jurisdiction; or (ii) in any manner that would result in a violation of Sanction Laws by any Person (including any Secured Party, the Arrangers or other Person participating in any transaction); or (iii) in violation of the U.S. Foreign Corrupt Practices Act of 1977, as amended (“FCPA”), UK Bribery Act 2010 or similar law in any jurisdiction.

2.1.4Voluntary Reduction or Termination.  Upon prior written notice to Agent and, to the extent reasonably requested, each of the Funding Agents no later than 11:00 a.m. five (5) Business Days (or such shorter period as Agent may permit in its sole discretion) prior thereto, Borrower may terminate or permanently reduce the Commitments, with such reduction to be applied to the Lender Groups on a Pro Rata basis based on its Lender Group Percentage (and on a Pro Rata basis with respect to each Committed Lender in such Lender Group); provided that Borrower shall not terminate or reduce the Commitments if, after giving effect thereto and to any concurrent prepayments hereunder, the aggregate outstanding principal amount of Loans would exceed the Commitments.  Each reduction shall be in an increment of $1,000,000, but not less than $5,000,000, and shall be specified in the notice.  Any Unused Portion of the Commitments so reduced may not be increased again without the written consent all Lenders.

2.1.5Protective Advances.  [***].

2.2Letters of Credit.

2.2.1Issuance of Letters of Credit.  Issuing Bank shall issue Letters of Credit from time to time until the Commitment Termination Date, on the terms set forth herein, including the following:

(a)Borrower acknowledges that Issuing Bank’s issuance of any Letter of Credit is conditioned upon Issuing Bank’s receipt of a LC Application with respect to the requested Letter of Credit, as well as such other instruments and agreements as Issuing Bank may customarily require for issuance of a letter of credit of similar type and amount.  Issuing Bank shall have no obligation to issue any Letter of Credit unless (i) Issuing Bank receives a LC Request and LC Application at least two (2) Business Days prior to the requested date of issuance; (ii) each LC Condition is satisfied; and (iii) if a Defaulting Lender exists, such Committed Lender or Borrower have entered into arrangements reasonably satisfactory to Agent and Issuing Bank to eliminate any Fronting Exposure associated with such Committed Lender.  If, at any time prior to the issuance of any Letter of Credit, Issuing Bank receives written notice from Agent or Required Lenders that a LC Condition has not been satisfied, Issuing Bank shall not issue the requested Letter of Credit.  Prior to receipt of any such notice, Issuing Bank shall not be deemed to have knowledge of any failure to satisfy LC Conditions.

(b)Letters of Credit may be requested by Borrower to support obligations incurred in the Ordinary Course of Business, or as otherwise reasonably approved by Agent.  Increase, renewal or extension of a Letter of Credit shall be treated as issuance of a new Letter of Credit, except that Issuing Bank may require a new LC Application in its discretion.

(c)Borrower assumes all risks of any beneficiary’s acts, omissions or misuses of a Letter of Credit.  None of Agent, Issuing Bank or any Committed Lender shall be responsible for the existence, character, quality, quantity, condition, packing, value or delivery of any goods purported to be represented by any LC Documents; any differences or variation in the character, quality, quantity, condition, packing, value or delivery of any goods from that expressed in any LC Documents; the form, validity, sufficiency, accuracy, genuineness or legal effect of any LC Documents or of any endorsements thereon; the time, place, manner or order in which shipment of goods is made; partial, incomplete or failed shipment of any goods referred to in a Letter of Credit or LC Documents; any deviation from instructions, delay, default or fraud by any shipper or other Person in connection with any goods, shipment or delivery; any breach of contract between a shipper or vendor and Borrower; errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex, telecopy, e-mail, telephone or otherwise; errors in interpretation of technical terms; the misapplication by a beneficiary of a Letter of Credit or proceeds thereof; or any consequences, in each case, arising from causes beyond the control of Issuing Bank, Agent or any Committed Lender, including any act or omission of a Governmental Authority.  Borrower shall take all action (including enforcement of available rights against a beneficiary) to avoid and mitigate damages relating to any Letter of Credit or claimed against Issuing Bank, Agent or any Committed Lender.  Issuing Bank shall be fully subrogated to all rights and remedies of a beneficiary whose claims are discharged through a Letter of Credit.

(d)In connection with its administration of and enforcement of rights or remedies under any Letters of Credit or LC Documents, Issuing Bank shall be entitled to act, and shall be fully protected in acting, upon any certification, documentation or communication in whatever form believed by Issuing Bank, in good faith, to be genuine and correct and to have been signed, sent or made by a proper Person.  Issuing Bank may use legal counsel, accountants and other experts to advise it concerning its obligations, rights and remedies, and shall be entitled to act (and shall be fully protected in any action taken in good faith reliance) upon any advice given by such experts.  Issuing Bank may employ agents and attorneys-in-fact in connection with any matter relating to Letters of Credit or LC Documents, and shall not be liable for the negligence or misconduct of agents and attorneys-in-fact selected with reasonable care.

(e)Notwithstanding anything to the contrary, including the dates thereof set forth therein, those certain Letters of Credit issued by the Issuing Bank and numbered [***], [***] and [***] shall for all purposes be deemed to have been issued on the Closing Date.

2.2.2Reimbursement; Participations.

(a)If Issuing Bank honors any request for payment under a Letter of Credit, Borrower shall pay to Issuing Bank, on the same day (“Reimbursement Date”), the amount paid by Issuing Bank under such Letter of Credit, together with interest at the interest rate for LIBOR Loans from the Reimbursement Date until payment by Borrower.  The obligation of Borrower to reimburse Issuing Bank for any payment made under a Letter of Credit shall be absolute, unconditional, irrevocable, and joint and several, and shall be paid without regard to any lack of validity or enforceability of any Letter of Credit or the existence of any claim, setoff, defense or other right that Borrower may have at any time against the beneficiary.  If Borrower does not make a payment to Issuing Bank when due under this Section 2.2.2(a) and whether or not Borrower submits a Committed Loan Notice, Borrower shall be deemed to have requested a Borrowing of LIBOR Loans in an amount necessary to pay all amounts due to Issuing Bank on any Reimbursement Date and each Committed Lender shall fund its Pro Rata share of such Borrowing whether or not the Commitments have terminated, an Overadvance exists or is created thereby, or the conditions in Section 6 are satisfied.  Borrower shall not be required to repay such Loans at any time prior to the Maturity Date so long as such Loans do not cause the Outstanding Loans at such time to exceed the Borrowing Base.

(b)Each Committed Lender hereby irrevocably and unconditionally purchases from Issuing Bank, without recourse or warranty, an undivided Pro Rata participation in all LC Obligations outstanding from time to time.  Issuing Bank is issuing Letters of Credit in reliance upon this participation.  If Borrower does not make a payment to Issuing Bank when due under Section 2.2.2(a), Agent shall promptly notify Committed Lenders and each Committed Lender shall within one Business Day after such notice pay to Agent, for the benefit of Issuing Bank, the Committed Lender’s Pro Rata share of such payment.  Upon request by a Committed Lender, Issuing Bank shall provide copies of Letters of Credit and LC Documents in its possession at such time.

(c)The obligation of each Committed Lender to make payments to Agent for the account of Issuing Bank in connection with Issuing Bank’s payment under a Letter of Credit shall be absolute, unconditional and irrevocable, not subject to any counterclaim, setoff, qualification or exception whatsoever, and shall be made in accordance with this Agreement under all circumstances, irrespective of any lack of validity or unenforceability of any Loan Documents; any draft, certificate or other document presented under a Letter of Credit having been determined to be forged, fraudulent, noncompliant, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; any waiver by Issuing Bank of a requirement that exists for its protection (and not Borrower’s protection) or that does not materially prejudice Borrower; any honor of an electronic demand for payment even if a draft is required; any payment of an item presented after a Letter of Credit’s expiration date if authorized by the UCC or applicable customs or practices; or any setoff or defense that an Obligor may have with respect to any Obligations.  Issuing Bank does not assume any responsibility for any failure or delay in performance or any breach by Borrower or other Person of any obligations under any LC Documents.  Issuing Bank does not make to Committed Lenders any express or implied warranty, representation or guaranty with respect to any Letter of Credit, Collateral, LC Document or Obligor.  Issuing Bank shall not be responsible to any Committed Lender for any recitals, statements, information, representations or warranties contained in, or for the execution, validity, genuineness, effectiveness or enforceability of any LC Documents; the validity, genuineness, enforceability, collectability, value or sufficiency of any Collateral or the perfection of any Lien therein; or the assets, liabilities, financial condition, results of operations, business, creditworthiness or legal status of any Obligor.

(d)No Indemnitee shall be liable to any Obligor, Committed Lender or other Person for any action taken or omitted to be taken in connection with any Letter of Credit or LC Document except as a result of (i) the willful misconduct, bad faith or gross negligence of, material breach of the Loan Documents, Letters of Credit or LC Documents by such Indemnitee or any of its Affiliates or Controlling Persons or any of the officers, directors, employees, advisors or agents of any of the foregoing or (ii) any claim, litigation, investigation or proceeding that does not involve an act or omission of Borrower or any of its Affiliates and that is brought by such Indemnitee against another Indemnitee or (iii) any settlement entered into by such Indemnitee without Borrower’s written consent (such consent not to be unreasonably withheld or delayed).  Issuing Bank may refrain from taking any action with respect to a Letter of Credit until it receives written instructions (and in its Permitted Discretion, appropriate assurances) from the Committed Lenders.

2.2.3Cash Collateral.  At Agent’s or Issuing Bank’s request, Borrower shall Cash Collateralize (a) the Fronting Exposure of any Defaulting Lender; and (b) all outstanding Letters of Credit if an Event of Default has occurred and is continuing, the Commitment Termination Date is scheduled to occur within five (5) Business Days, or the Commitment Termination Date occurs.  If Borrower fails to provide any Cash Collateral as required hereunder, Committed Lenders may (and shall upon direction of Agent) advance, as Loans, the amount of Cash Collateral required (whether or not the Commitments have terminated, an Overadvance exists or the conditions in Section 6 are satisfied).  Borrower shall not be required to repay such Loans at any time prior to the Maturity Date so long as such Loans do not cause the Outstanding Loans at such time to exceed the Borrowing Base; provided that, prior to any Distribution, Borrower shall be required to repay such Loans to the extent of available cash following the payments and distributions required by Section 3.2 of the Depositary Agreement.

2.2.4Resignation of Issuing Bank.  Issuing Bank may resign at any time upon notice to Agent and Borrower, and any resignation of Agent hereunder shall automatically constitute its concurrent resignation as Issuing Bank.  From the effective date of its resignation, Issuing Bank shall have no obligation to issue, amend, renew, extend or otherwise modify any Letter of Credit, but shall otherwise have all rights and obligations of an Issuing Bank hereunder relating to any Letter of Credit issued by it prior to such date.  A replacement Issuing Bank may be appointed by written agreement among Agent, Borrower and the new Issuing Bank.  Upon the appointment of a successor Issuing Bank hereunder (which successor shall in all cases be a Lender other than a Defaulting Lender), (i) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Issuing Bank, (ii) the retiring Issuing Bank shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (iii) the successor Issuing Bank shall issue Letters of Credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the resigning Issuing Bank to effectively assume the obligations of the resigning Issuing Bank with respect to such Letters of Credit.  If Bank of America resigns as an Issuing Bank, it shall retain all the rights, powers, privileges and duties of an Issuing Bank hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as an Issuing Bank and all LC Obligations with respect thereto.

Section 3.INTEREST, FEES AND CHARGES

3.1Interest.

3.1.1Rates and Payment of Interest.

(a)Unless the conditions set forth in Sections 1.5 or 3.1.2 apply, the Obligations shall bear interest (i) if a Base Rate Loan, on the outstanding principal amount thereof at a rate per annum equal to the Base Rate in effect from time to time, plus the Applicable Margin; (ii) if a LIBOR Loan, on the outstanding principal amount thereof at a rate per annum equal to LIBOR in effect from time to time, plus the Applicable Margin; and (iii) if any other Obligation (including, to the extent permitted by Applicable Law, interest not paid when due), at a rate per annum equal to the Base Rate then in effect plus the Applicable Margin.

(b)During an Insolvency Proceeding with respect to any Obligor, or upon the occurrence and during the continuance of any other Event of Default if Agent or Required Lenders in their discretion so elect, Obligations (including principal or interest payable on any Loan, and any fees or other amounts payable to Agent, Funding Agents or a Lender) shall bear interest at the Default Rate for Base Rate Loans (whether before or after any judgment), payable on demand.

(c)Interest shall accrue from the date a Loan is advanced or Obligation is incurred or payable, until paid in full by Borrower, and shall in no event be less than zero at any time.  Interest accrued on the Loans shall be due and payable in arrears for the period from the later of (x) the date such Loan is advanced and (y) the last Interest Accrual Date through each Interest Accrual Date on the last Business Day of each month (the “Interest Payment Date”); (ii) on any date of repayment or prepayment, with respect to the principal amount being repaid or prepaid; and (iii) on the Maturity Date.  Interest accrued on any other Obligations shall be due and payable as provided in the applicable agreements or, if no payment date is specified, on demand.

(d)Borrower may elect to convert any portion of Base Rate Loans to a LIBOR Loan.

3.1.2Interest Rate Not Ascertainable.  If, due to any circumstance affecting the London interbank market, Agent determines that adequate and fair means do not exist for ascertaining LIBOR on any applicable date, then Agent shall immediately notify Borrower of such determination.  Until Agent notifies Borrower that such circumstance no longer exists, all Loans shall bear interest at the Base Rate in effect on the next Interest Payment Date, plus the Applicable Margin.

3.2Fees.

3.2.1Unused Line Fee.  [***].

3.2.2LC Facility Fees.  [***].

3.2.3Fee Letters.  Borrower shall pay all fees set forth in any fee letter executed in connection with this Agreement.

3.3Computation of Interest, Fees, Yield Protection.  All computations of interest for Base Rate Loans, shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed.  All other computations of interest, as well as fees and other charges calculated on a per annum basis, shall be computed for the actual days elapsed, based on a year of 360 days (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365 day year).  Interest on each Loan, and any fees provided for under Section 3.2, shall accrue on each Loan or Letter of Credit, as applicable, for the day on which the Loan is made or such Letter of Credit is issued, as applicable, and shall not accrue on a Loan, a Letter of Credit, or any portion thereof, for the day on which the Loan, the Letter of Credit or such portion is paid, provided that any Loan or Letter of Credit that is repaid on the same day on which it is made shall bear interest for one (1) day. Each determination by Agent of any interest, fees or interest rate hereunder shall be final, conclusive and binding for all purposes, absent manifest error.  All fees shall be fully earned when due and shall not be subject to rebate, refund or proration.  All fees payable under Section 3.2 are compensation for services and are not, and shall not be deemed to be, interest or any other charge for the use, forbearance or detention of money.  A certificate as to amounts payable by Borrower under Section 3.4, 3.5, 3.6, 3.8 or 5.7, submitted to Borrower by Agent or the affected Lender, shall be final, conclusive and binding for all purposes, absent manifest error, and Borrower shall pay such amounts to the appropriate party within 10 days following receipt of the certificate.

3.4Reimbursement Obligations.  Borrower shall reimburse Agent for all reasonable and documented legal (limited, in the case of clauses (a) and (b) only, to reasonable documented and out-of-pocket fees, disbursements and other charges of one counsel to Agent), accounting, appraisal, consulting, and other reasonable and documented fees and expenses incurred by it in connection with (a) negotiation and preparation of any Loan Documents, including any modification thereof; (b) any diligence completed on the Obligors, their Affiliates and the Collateral; (c) administration of and actions relating to any Collateral, Loan Documents and transactions contemplated thereby, including any actions taken to perfect or maintain priority of Agent’s Liens on any Collateral, to maintain any insurance required hereunder or to verify Collateral; and (d) any examination or appraisal with respect to any Obligor or Collateral by Agent’s personnel or a third party.  All amounts payable by Borrower under this Section 3.4 shall be due on demand.

3.5Illegality.  If any Lender determines that any Applicable Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its Lending Office to perform any of its obligations hereunder, to make, maintain, issue, fund, participate in, or charge applicable interest or fees with respect to, any Loan, or to determine or charge interest based on LIBOR, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by such Lender to Agent, any obligation of such Lender to perform such obligations, to make, maintain, fund or participate in the Loan (or to charge interest or fees otherwise applicable thereto), or to continue or convert Loans as LIBOR Loans, shall be suspended and the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by Agent without reference to the LIBOR component of the Base Rate  until such Lender notifies Agent that the circumstances giving rise to such determination no longer exist.  Upon delivery of such notice, Borrower shall prepay the applicable Loan or, if applicable, convert LIBOR Loan(s) of such Lender to Base Rate Loan(s), either on the next Interest Payment Date, if such Lender may lawfully continue to maintain the LIBOR Loan to such day, or immediately, if such Lender cannot continue to maintain the LIBOR Loan.  Upon any such prepayment or conversion, Borrower shall also pay accrued interest on the amount so prepaid or converted.

3.6Increased Costs; Capital Adequacy.

3.6.1Increased Costs Generally.  If any Change in Law shall:

(a)impose, modify or deem applicable any reserve, liquidity, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in calculating LIBOR) or Issuing Bank;

(b)subject any Recipient to Taxes (other than (i) Indemnified Taxes, (ii) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes, and (iii) Connection Income Taxes) with respect to any Loan, Letter of Credit, Commitment or other obligations under the Loan Documents, or its deposits, reserves, other liabilities or capital attributable thereto; or

(c)impose on any Lender, Issuing Bank or interbank market any other condition, cost or expense (other than Taxes) affecting any Loan, Letter of Credit, participation in LC Obligations, Commitment or Loan Document;

and, in each case, the result thereof shall be to increase the cost to a Lender of making or maintaining any Loan or its Commitment, or converting to or continuing any interest option for a Loan, or to increase the cost to a Lender or Issuing Bank of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by a Lender or Issuing Bank hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or Issuing Bank, Borrower will pay to it such additional amount(s) as will compensate it for the additional costs incurred or reduction suffered.

3.6.2Capital Requirements.  If a Lender or Issuing Bank determines that a Change in Law affecting it or its holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s, Issuing Bank’s or holding company’s capital as a consequence of this Agreement, or such Lender’s or Issuing Bank’s Commitment, Loans, Letters of Credit or participations in LC Obligations or Loans, to a level below that which such Lender, Issuing Bank or holding company could have achieved but for such Change in Law (taking into consideration its policies with respect to capital adequacy), then from time to time Borrower will pay to such Lender or Issuing Bank, as the case may be, such additional amounts as will compensate it or its holding company for the reduction suffered.

3.6.3LIBOR Loan Reserves.  If any Lender is required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits, Borrower shall pay additional interest to such Lender on each LIBOR Loan equal to the costs of such reserves allocated to the Loan by the Lender (as determined by it in good faith, which determination shall be conclusive).  The additional interest shall be due and payable on each interest payment date for the Loan; provided, that if the Lender notifies Borrower (with a copy to Agent) of the additional interest less than 10 days prior to the interest payment date, then such interest shall be payable 10 days after Borrower’s receipt of the notice.

3.6.4Compensation.  A certificate of a Lender or Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or Issuing Bank as set forth in this Section 3.6 and delivered to Borrower shall be conclusive absent manifest error. Borrower shall pay such Lender or Issuing Bank the amount shown as due on any such certificate within ten (10) days after receipt thereof. Failure or delay on the part of any Lender or Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of its right to demand such compensation, but Borrower shall not be required to compensate a Lender or Issuing Bank for any increased costs or reductions suffered more than nine months (plus any period of retroactivity of the Change in Law giving rise to the demand) prior to the date that the Lender or Issuing Bank notifies Borrower of the applicable Change in Law and of such Lender’s or Issuing Bank’s intention to claim compensation therefor as required hereunder.

3.7Mitigation.  If any Lender gives a notice under Section 3.6 or requests compensation under Section 3.6, or if Borrower is required to pay any Indemnified Taxes or additional amounts with respect to a Lender under Section 5.7, then at the request of Borrower, such Lender shall use reasonable efforts to designate or assign its obligations hereunder to a different Lending Office, if, in the judgment of such Lender, such designation or assignment would eliminate the need for such notice or reduce amounts payable or to be withheld in the future, would not subject the Lender to any unreimbursed cost or expense, and would not otherwise be disadvantageous or unlawful.  Borrower shall pay all reasonable and documented costs and expenses incurred by any Lender in connection with any such designation or assignment.

3.8Funding Losses.  If for any reason (a) any Borrowing, conversion or continuation of a LIBOR Loan does not occur on the date specified therefor in a Committed Loan Notice (whether or not withdrawn), (b) any repayment of a LIBOR Loan occurs on a day other than an Interest Payment Date, (c) Borrower fails to repay a LIBOR Loan when required, or (d) a Lender (other than a Defaulting Lender) is required to assign a LIBOR Loan on any day other than  an Interest Payment Date pursuant to Section 13.4, then Borrower shall pay to Agent its customary administrative charge and to each Lender all losses and expenses and fees arising from redeployment of funds or termination of match funding.  For purposes of calculating such amounts, a Lender shall be deemed to have funded a LIBOR Loan by a matching deposit or other borrowing in the London interbank market for a comparable amount and period, whether or not the Loan was in fact so funded.

3.9Maximum Interest.  Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by Applicable Law (“maximum rate”).  If Agent or any Lender shall receive interest in an amount that exceeds the maximum rate, the excess interest shall be applied to the principal of the Obligations or, if it exceeds such unpaid principal, refunded to Borrower.  In determining whether the interest contracted for, charged or received by Agent or a Lender exceeds the maximum rate, such Person may, to the extent permitted by Applicable Law, (a) characterize any payment that is not principal as an expense, fee or premium rather than interest; (b) exclude voluntary prepayments and the effects thereof; and (c) amortize, prorate, allocate and spread (in equal or unequal parts) the total amount of interest throughout the contemplated term of the Obligations hereunder.

Section 4.LOAN ADMINISTRATION

4.1Manner of Borrowing and Funding Loans.

4.1.1Committed Loan Notice.  To request Loans, Borrower shall give Agent, each Funding Agent and, to the extent reasonably requested, each Conduit Lender, no more than once per calendar month, notice which may be given by (i) a Committed Loan Notice or (ii) telephonic notice (provided that any telephonic notice must be confirmed immediately by delivery to Agent of a Committed Loan Notice); provided that Borrower may request a second monthly Borrowing on up to two occasions in any twelve-month period during the Availability Period).  Each such Committed Loan Notice must be received by Agent, each Funding Agent and, if applicable, each Conduit Lender by 11:00 a.m. at least five (5) Business Days prior to the requested funding date.  Notices received by Agent, each Funding Agent and, if applicable, the Conduit Lenders after such time shall be deemed received on the next Business Day.  Each Committed Loan Notice shall be irrevocable and shall specify (A) the Borrowing amount requested together with the allocated amount of such Borrowing to be made by each Lender Group based on its Lender Group Percentage, (B) the requested funding date (which must be a Business Day), (C) whether the

Borrowing is to be made as a Base Rate Loan or LIBOR Loan and (D) the bank account into which the proceeds of such Borrowing are to be deposited.

4.1.2Fundings by Lenders.  Agent shall endeavor to notify Committed Lenders of each Committed Loan Notice (or deemed request for a Borrowing) by 3:00 p.m. two Business Days before a proposed funding of a Loan.  Loans shall be allocated among each Lender Group in accordance with their respective Pro Rata shares and shall be further allocated to each Lender within a Lender Group as designated by the applicable Funding Agent.  Each Committed Lender shall fund its Pro Rata share of a Borrowing in immediately available funds at Agent’s Office not later than 1:00 p.m. on the requested funding date, unless Agent’s notice is received after the time provided above, in which case Committed Lender shall fund by 11:00 a.m. on the next Business Day.  Subject to its receipt of such amounts from Committed Lenders, Agent shall disburse the Borrowing proceeds in a manner directed by Borrower and acceptable to Agent.  Unless Agent receives (in sufficient time to act) written notice from a Committed Lender that it will not fund its share of a Borrowing, Agent may assume that such Committed Lender has deposited or promptly will deposit its Lender Group Percentage with Agent, and Agent may disburse a corresponding amount to Borrower.  If a Committed Lender’s Lender Group Percentage is not received by Agent, then the applicable Committed Lender and Borrower severally agree to repay to Agent on demand the amount of such share, together with interest thereon from the date disbursed until repaid, at the rate applicable to the Borrowing.  Agent, a Lender or Issuing Bank may fulfill its obligations under Loan Documents through one or more Lending Offices, and this shall not affect any obligation of Obligors under the Loan Documents or with respect to any Obligations.  If any Committed Lender makes available to Agent funds for any Loan to be made by such Committed Lender and such funds are not made available to Borrower by Agent because the conditions to the applicable credit extension set forth in the Loan Documents are not satisfied or waived in accordance with the terms hereof, Agent shall return such funds (in like funds as received from such Committed Lender) to such Committed Lender, without interest.

4.1.3Notices.  If Borrower requests, converts or continues Loans, selects interest rates or transfers funds based on telephonic or electronic instructions to Agent, Borrower shall confirm the request by delivering to Agent a Committed Loan Notice in accordance with Section 4.1.1. Agent and Lenders are not liable for any loss suffered by Borrower as a result of Agent or a Lender acting on its understanding of telephonic or electronic instructions from a person believed in good faith to be authorized to give instructions on Borrower’s behalf.

4.2Defaulting Lender.  Notwithstanding anything herein to the contrary:

4.2.1Reallocation of Pro Rata Share; Amendments.  For purposes of determining Lenders’ obligations or rights to fund, participate in or receive collections with respect to Loans and Letters of Credit (including existing Protective Advances and LC Obligations), Agent may in its discretion reallocate Pro Rata shares by excluding a Defaulting Lender’s Commitments and Loans from the calculation of shares.  A Defaulting Lender shall have no right to vote on any amendment, waiver or other modification of a Loan Document, except as provided in Section 14.1.

4.2.2Payments; Fees.  Agent may, in its discretion, receive and retain any amounts payable to a Defaulting Lender under the Loan Documents, and a Defaulting Lender shall be deemed to have assigned to Agent such amounts until all Obligations owing to Agent, first, to the payment of any amounts owing by such Defaulting Lender to Agent hereunder; second, as

Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by Agent; third, if so determined by Agent and Borrower, to be held in a deposit account and released pro rata in order to satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement; fourth, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; fifth, so long as no Default or Event of Default has occurred and is continuing, to the payment of any amounts owing to Borrower as a result of any judgment of a court of competent jurisdiction obtained by Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and, sixth, to such Defaulting Lender or as otherwise may be required under the Loan Documents in connection with any Lien conferred thereunder or directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made at a time when the conditions set forth in Section 6.2 were satisfied or waived, such payment shall be applied solely to pay the Loans of all non-Defaulting Lenders on a Pro Rata basis prior to being applied to the payment of any Loans of such Defaulting Lender until such time as all Loans are held by the Lenders on a Pro Rata basis without giving effect to Section 4.2.1. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 4.2.2 shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.  A Lender shall not be entitled to receive any fees accruing hereunder while it is a Defaulting Lender and its unfunded Commitment shall be disregarded for purposes of calculating the unused line fee under Section 3.2.1.  If any LC Obligations owing to a Defaulting Lender are reallocated to other Lenders, fees attributable to such LC Obligations under Section 3.2.2 shall be paid to such Lenders.  Agent shall be paid all fees attributable to LC Obligations that are not reallocated.

4.2.3Status; Cure.  Agent may determine in its discretion that a Lender constitutes a Defaulting Lender and the effective date of such status shall be conclusive and binding on all parties, absent manifest error.  Borrower, Agent and Issuing Bank may agree in writing that a Lender has ceased to be a Defaulting Lender, whereupon Pro Rata shares shall be reallocated without exclusion of the reinstated Lender’s Commitments and Loans, and the Revolver Usage and other exposures under the Commitments shall be reallocated among Lenders and settled by Agent (with appropriate payments by the reinstated Lender, including its payment of breakage costs for reallocated LIBOR Loans) in accordance with the readjusted Pro Rata shares.  Unless expressly agreed by Borrower, Agent and Issuing Bank, or as expressly provided herein with respect to Bail-In Actions and related matters, no reallocation of Commitments and Loans to non-Defaulting Lenders or reinstatement of a Defaulting Lender shall constitute a waiver or release of claims against such Lender.  The failure of any Lender to fund a Loan, to make a payment in respect of LC Obligations or otherwise to perform obligations hereunder shall not relieve any other Lender of its obligations under any Loan Document.  No Lender shall be responsible for default by another Lender.

4.3Number and Amount of Loans; Determination of Rate.  Each Borrowing of LIBOR Loans when made shall be in a minimum amount of $1,000,000, plus an increment of

$500,000 in excess thereof.  Upon determining LIBOR for any Loan requested by Borrower, Agent shall promptly notify Borrower thereof by telephone or electronically and, if requested by Borrower, shall confirm any telephonic notice in writing.  Each Borrowing of Base Rate Loans when made shall be in a minimum amount of $100,000.  Each Letter of Credit when issued shall be in a minimum amount of $100,000, plus amounts in excess thereof corresponding to the performance support obligation that such Letter of Credit will satisfy.

4.4Effect of Full Payment.  Until Full Payment of the Obligations, all undertakings of Obligors contained in the Loan Documents shall continue, and Agent shall retain its Liens in the Collateral and all of its rights and remedies under the Loan Documents.  Agent shall not be required to terminate its Liens unless it receives Cash Collateral or a written agreement, in each case satisfactory to it, protecting Agent and Lenders from dishonor or return of any Payment Item previously applied to the Obligations.  Sections 3.4, 3.5, 3.6, 3.7, 5.4, 5.7, 5.8, 12, 14.2, and this Section 4.4, and each indemnity or waiver given by an Obligor or Lender in any Loan Document, shall survive any assignment by Agent, Issuing Bank or any Lender of rights or obligations hereunder, termination of any Commitment, and any repayment, satisfaction, discharge or Full Payment of any Obligations.

Section 5.PAYMENTS

5.1General Payment Provisions.

5.1.1All payments of Obligations shall be made in Dollars, without offset, counterclaim or defense of any kind, free and clear of (and without deduction for) any Taxes, other than as required by Applicable Law, and in immediately available funds at Agent’s Office for the account of the respective Lenders to which such payment is owed, not later than 12:00 noon on the due date.  Any payment after such time shall be deemed made on the next Business Day.  Any payment of a LIBOR Loan prior other than on an Interest Payment Date shall be accompanied by all amounts due under Section 3.8.  Agent shall have the continuing, exclusive right to apply and reapply payments and proceeds of Collateral against the Obligations in accordance with the Loan Documents, but whenever possible (provided no Default or Event of Default has occurred and is continuing) any prepayment shall be applied first to Base Rate Loans before LIBOR Loans.

5.1.2Unless Agent shall have received notice from Borrower prior to the date on which any payment is due to Agent for the account of the Lenders or any Issuing Bank hereunder that Borrower will not make such payment, Agent may assume that Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Committed Lenders or the applicable Issuing Bank, as the case may be, the amount due.  In such event, if Borrower has not in fact made such payment, then each of the Committed Lenders or the applicable Issuing Bank, as the case may be, severally agrees to repay to Agent forthwith on demand the amount so distributed to such Lender or such Issuing Bank, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to Agent, at the greater of the Federal Funds Rate and a rate determined by Agent in accordance with banking industry rules on interbank compensation.

5.2Repayment of Loans.

5.2.1Voluntary Prepayments.  Upon at least three (3) Business Days (or such shorter period as Agent may permit in its sole discretion) prior written notice to Agent, each Funding Agent and, to the extent reasonably requested, each Conduit Lender (such notice to be received prior to 11:00 a.m. on such Business Day), Loans may be prepaid in whole or in part from time to time, without penalty or premium.  Subject to Section 4.2.1, such prepayments shall be paid to the Lenders on a Pro Rata basis.

5.2.2Mandatory Prepayments.  [***]

(a)[***]

(b)[***].

(c)[***].

5.2.3Maturity Date.  Loans shall be due and payable in full on the Maturity Date, unless payment is sooner required hereunder, and any Protective Advance shall be due and payable as provided in Section 2.1.5.

5.3Payment of Other Obligations.  Obligations other than Loans, including LC Obligations and Claims, shall be paid by Borrower as provided in the Loan Documents or, if no payment date is specified, on demand.

5.4Marshaling; Payments Set Aside.  None of Agent or Lenders shall be under any obligation to marshal any assets in favor of any Obligor or against any Obligations.  If any payment by or on behalf of Borrower is made to Agent, Issuing Bank or any Lender, or if Agent, Issuing Bank or any Lender exercises a right of setoff, and any of such payment or setoff is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by Agent, Issuing Bank or a Lender in its discretion) to be repaid to a trustee, receiver or any other Person, then the Obligation originally intended to be satisfied, and all Liens, rights and remedies relating thereto, shall be revived and continued in full force and effect as if such payment or setoff had not occurred.

5.5Application and Allocation of Payments.

5.5.1Application.  Payments made by Borrower hereunder shall be applied, without duplication, (a) first, as specifically required by the Loan Documents; (b) second, to Obligations then due and owing; (b) third, to other Obligations specified by Borrower; and (c) fourth, as determined by Agent in its discretion.

5.5.2Post-Default Allocation.  Notwithstanding anything in any Loan Document to the contrary, upon the occurrence and during the continuance of the Event of Default under Section 11.1(k), or upon the occurrence and during the continuance of any other Event of Default at the discretion of Agent or Required Lenders, monies to be applied to the Obligations, whether arising from payments by Obligors, realization on Collateral, setoff or otherwise, shall be allocated as follows:

(a)first, to all fees, indemnification, costs and expenses, including Extraordinary Expenses, owing to Agent;

(b)second, to all other amounts owing to Agent, Protective Advances, and Loans and participations that a Defaulting Lender has failed to settle or fund;

(c)third, to all Obligations constituting fees, indemnification, costs or expenses owing to Lenders;

(d)fourth, to all Obligations constituting interest;

(e)fifth, to repay or Cash Collateralize, as applicable, all LC Obligations;

(f)sixth, to all Loans; and

(g)last, to all remaining Obligations.

Amounts shall be applied to payment of each category of Obligations only after Full Payment of amounts payable from time to time under all preceding categories.  If amounts are insufficient to satisfy a category, they shall be paid ratably among outstanding Obligations in the category. The allocations in this Section 5.5.2 are solely to determine the priorities among Secured Parties and may be changed by agreement of affected Secured Parties without the consent of any Obligor.  This Section 5.5.2 is not for the benefit of or enforceable by any Obligor, and Borrower has no right to direct the application of payments or Collateral proceeds subject to this Section.

5.5.3Sharing of Payments by Lenders.  If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of (a) Obligations due and payable to such Lender hereunder and under the other Loan Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations due and payable to such Lender at such time to (ii) the aggregate amount of the Obligations due and payable to all Lenders hereunder and under the other Loan Documents at such time) of payments on account of the Obligations due and payable to all Lenders hereunder and under the other Loan Documents at such time obtained by all the Lenders at such time or (b) Obligations owing (but not due and payable) to such Lender hereunder and under the other Loan Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations owing (but not due and payable) to such Lender at such time to (ii) the aggregate amount of the Obligations owing (but not due and payable) to all Lenders hereunder and under the other Loan Documents at such time) of payments on account of the Obligations owing (but not due and payable) to all Lenders hereunder and under the other Loan Documents at such time obtained by all of the Lenders at such time, then, in each case under clauses (a) and (b) above, the Lender receiving such greater proportion shall (A) notify Agent of such fact, and (B) purchase (for cash at face value) participations in the Loans of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of Obligations then due and payable to the Lenders or owing (but not due and payable) to the Lenders, as the case may be, provided that (x) if any such participations or sub-participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or sub-participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and (y) the provisions of this Section 5.5.3 shall not be construed to apply to (A) any payment made by or on behalf of Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender) or (B) any payment obtained by a

Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than an assignment to any Loan Party or any Affiliate thereof (as to which the provisions of this Section 5.5.3 shall apply).

5.5.4Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under Applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Loan Party in the amount of such participation.

5.5.5Erroneous Application.  Agent shall not be liable for any application of amounts made by it in good faith and, if any such application is subsequently determined to have been made in error, the sole recourse of any Lender or other Person to which such amount should have been paid shall be to recover the amount from the Person that actually received it (and, if such amount was received by a Secured Party, the Secured Party agrees to return it).

5.6Account Stated.  Agent shall maintain, in accordance with its customary practices, loan account(s) evidencing the Debt of Borrower hereunder.  Any failure of Agent to record anything in a loan account, or any error in doing so, shall not limit or otherwise affect the obligation of Borrower to pay any amount owing hereunder.  Entries in a loan account shall be presumptive evidence of the information contained therein.  If information in a loan account is provided to or inspected by or on behalf of Borrower, the information shall be conclusive and binding on Borrower for all purposes absent manifest error, except to the extent Borrower notifies Agent in writing within 30 days that specific information is subject to dispute.

5.7Taxes.

5.7.1Payments Free of Taxes; Obligation to Withhold; Tax Payment.

(a)All payments made by or on account of the Obligations shall be made without deduction or withholding for any Taxes, except as required by Applicable Law.  If Applicable Law (as determined by Agent or any Obligor, as applicable, in its discretion) requires the deduction or withholding of any Tax from any such payment by Agent or an Obligor, then Agent or such Obligor shall be entitled to make such deduction or withholding based on information and documentation provided pursuant to Section 5.8.

(b)If Agent or any Obligor is required by the Code to withhold or deduct Taxes, including backup withholding and withholding taxes, from any payment, then (i) Agent or such Obligor shall pay the full amount that it determines is to be withheld or deducted to the relevant Governmental Authority pursuant to the Code, and (ii) to the extent the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the applicable Obligor shall be increased as necessary so that the Recipient receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(c)If Agent or any Obligor is required by any Applicable Law other than the Code to withhold or deduct Taxes from any payment, then (i) Agent or such Obligor, to the extent required by Applicable Law, shall timely pay the full amount to be withheld or deducted to the relevant Governmental Authority, and (ii) to the extent the withholding or deduction is made on account of

Indemnified Taxes, the sum payable by the applicable Obligor shall be increased as necessary so that the Recipient receives an amount equal to the sum it would have received had no such withholding or deduction been made.

5.7.2Payment of Other Taxes.  Without limiting the foregoing, Borrower shall timely pay to the relevant Governmental Authority in accordance with Applicable Law, or at Agent’s or a Funding Agent’s option, as applicable, timely reimburse Agent or such Funding Agent for payment of, any Other Taxes.

5.7.3Tax Indemnification.

(a)Borrower shall indemnify and hold harmless each Recipient against any Indemnified Taxes (including those imposed or asserted on or attributable to amounts payable under this Section) payable or paid by a Recipient or required to be withheld or deducted from a payment to a Recipient, and any penalties, interest and reasonable out-of-pocket expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  Borrower shall make payment within ten (10) days after written demand for any amount or liability payable under this Section.  A certificate as to the amount of such payment or liability delivered to Borrower by a Lender or Issuing Bank (with a copy to Agent and each Funding Agent), or by Agent or a Funding Agent on its own behalf or on behalf of any Recipient, shall be conclusive absent manifest error.

(b)Each Committed Lender and Issuing Bank shall indemnify and hold harmless, on a several basis, (i) Agent and each Funding Agent against any Indemnified Taxes attributable to such Committed Lender’s Lender Group or Issuing Bank (but only to the extent Borrower has not already paid or reimbursed Agent therefor and without limiting Borrower’s obligation to do so), (ii) Agent and each Funding Agent, as applicable, against any Taxes attributable to such Committed Lender’s Lender Group’s failure to maintain a Participant register as required hereunder, and (iii) Agent against any Excluded Taxes attributable to such Committed Lender’s Lender Group or Issuing Bank, in each case, that are payable or paid by Agent or a Funding Agent in connection with any Obligations, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  Each Committed Lender and Issuing Bank shall make payment within ten (10) days after demand for any amount or liability payable under this Section.  A certificate as to the amount of such payment or liability delivered to any Committed Lender by its Funding Agent or Issuing Bank by Agent shall be conclusive absent manifest error.  Each Agent or Committed Lender hereby authorizes its Funding Agent to set off and apply any and all amounts at any time owing to such Committed Lender or its Lender Group under any Loan Document or otherwise payable by such Funding Agent to the Committed Lender or its Lender Group from any other source against any amount due to such Funding Agent under this paragraph (b).

5.7.4Evidence of Payments.  As soon as practicable after payment by an Obligor of any Taxes pursuant to this Section, Borrower shall deliver to Agent and each Funding Agent the original or a certified copy of a receipt issued by the appropriate Governmental Authority evidencing the payment, a copy of any return required by Applicable Law to report the payment or other evidence of payment reasonably satisfactory to Agent or such Funding Agent.

5.7.5Treatment of Certain Refunds.  Unless required by Applicable Law, at no time shall Agent have any obligation to file for or otherwise pursue on behalf of a Lender or Issuing Bank, nor have any obligation to pay to any Lender or Issuing Bank, any refund of Taxes withheld or deducted from funds paid for the account of a Lender or Issuing Bank.  If a Recipient determines in its discretion that it has received a refund of Taxes that were indemnified by an Obligor or with respect to which an Obligor paid additional amounts pursuant to this Section, it shall pay the amount of such refund to such Obligor (but only to the extent of indemnity payments or additional amounts actually paid by such Obligor with respect to the Taxes giving rise to the refund), net of all out-of-pocket expenses (including Taxes) incurred by such Recipient and without interest (other than interest paid by the relevant Governmental Authority with respect to such refund).  Each Obligor shall, upon request by the Recipient, repay to the Recipient such amount paid over to such Obligor (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) if the Recipient is required to repay such refund to the Governmental Authority.  Notwithstanding anything herein to the contrary, no Recipient shall be required to pay any amount to an Obligor pursuant to this Section 5.7.5 if such payment would place it in a less favorable net after-Tax position than it would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid.  In no event shall Agent or any Recipient be required to make its tax returns (or any other information relating to its taxes that it deems confidential) available to any Obligor or other Person.

5.8Lender Tax Information.

5.8.1Status of Lenders.  Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments of Obligations shall deliver to Borrower and Agent properly completed and executed documentation reasonably requested by Borrower or Agent as will permit such payments to be made without or at a reduced rate of withholding.  In addition, any Lender, if reasonably requested by Borrower or Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by Borrower or Agent to enable them to determine whether such Lender is subject to backup withholding or information reporting requirements.  Notwithstanding the foregoing, such documentation (other than documentation described in Sections 5.8.2(a), (b) and (d)) shall not be required if a Lender reasonably believes delivery of the documentation would subject it to any material unreimbursed cost or expense or would materially prejudice its legal or commercial position.

5.8.2Documentation.  Without limiting the foregoing:

(a)Any Lender that is a U.S. Person shall deliver to Borrower and Agent on or prior to the date on which such Lender becomes a Lender hereunder (and from time to time thereafter upon reasonable request of Borrower, Agent or the related Funding Agent), executed copies of IRS Form W-9, certifying that such Lender is exempt from U.S. federal backup withholding Tax;

(b)Any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to Borrower, Agent and the related Funding Agent(in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender hereunder (and from time to time thereafter upon reasonable request of Borrower, Agent or the related Funding Agent), whichever of the following is applicable:

(i)in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party, (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from or reduction of U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty, and (y) with respect to other payments under the Loan Documents, IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from or reduction of U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(ii)executed copies of IRS Form W-8ECI;

(iii)in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate in substantially the form of Exhibit G-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” related to Borrower as described in Section 881(c)(3)(C) of the Code (“U.S. Tax Compliance Certificate”), and (y) executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E; or

(iv)to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate in substantially the form of Exhibit G-2 or Exhibit G-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided, that if the Foreign Lender is a partnership and one or more of its direct or indirect partners is claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate in substantially the form of Exhibit G-4 on behalf of each such partner;

(c)any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to Borrower, Agent and the related Funding Agent(in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender hereunder (and from time to time thereafter upon reasonable request), executed copies of any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by Applicable Law to permit Borrower, Agent or the related Funding Agent to determine the withholding or deduction required to be made; and

(d)if payment of an Obligation to a Lender would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code), such Lender shall deliver to Borrower, Agent and the related Funding Agent, at the time(s) prescribed by law and otherwise upon reasonable request, such documentation prescribed by Applicable Law (including Section 1471(b)(3)(C)(i) of the Code) and such additional documentation as may be necessary for Borrower, Agent or the related Funding Agent to comply with their obligations under FATCA and to determine that such Lender has complied with its obligations under FATCA or to determine the amount to deduct and withhold from such payment.

Solely for purposes of this clause (d), “FATCA” shall include any amendments made to FATCA after the date hereof.

(e)Agent (and any successor or supplemental Agent) shall deliver to Borrower on or prior to the date on which it becomes a party to this Agreement, executed copies of IRS Form W‑9.

5.8.3Redelivery of Documentation.  If any form or certification previously delivered by a Lender pursuant to this Section expires or becomes obsolete or inaccurate in any respect, such Lender shall promptly update the form or certification or notify Borrower, Agent and the related Funding Agent in writing of its legal inability to do so.

Section 6.CONDITIONS PRECEDENT

6.1Conditions Precedent to Initial Loans.  In addition to the conditions set forth in Section 6.2, Committed Lenders and Issuing Bank shall not be required to fund any requested Loan, issue any Letter of Credit, or otherwise extend credit to Borrower hereunder, until the date (“Closing Date”) that each of the following conditions has been satisfied:

(a)Each Loan Document, in form and substance reasonably satisfactory to the Lenders and Agent, shall have been duly executed and delivered to Agent by each of the signatories thereto, and each Obligor shall be in compliance with all terms thereof.

(b)Agent shall have received (i) evidence of all filings or recordations necessary to perfect its Liens in the Collateral, as well as UCC and Lien searches and other evidence satisfactory to Agent that such Liens are the only Liens upon the Collateral, except Permitted Liens, (ii) evidence that all Collateral that must be delivered to Agent in order to, pursuant to Applicable Law, perfect the security interest therein as a first-priority Lien, including the certificates evidencing all of the issued and outstanding Equity Interests in each of Borrower, InventoryCo Parent, InventoryCo, FinCo Parent, FinCo and Developer, which certificates shall be accompanied by undated instruments of transfer duly executed in blank, have been delivered to Agent and (iii) evidence that the Collateral Accounts have been established pursuant to the Depositary Agreement.

(c)Agent shall have received a certificate from a Responsible Officer of Borrower in form satisfactory to Agent certifying that, after giving effect to the initial Loans and transactions hereunder, (i) Sponsor and its Subsidiaries, on a consolidated basis, are Solvent; (ii) no Default or Event of Default has occurred and is continuing; and (iii) the representations and warranties set forth in Section 9 are true and correct in all material respects (provided that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality, including by Material Adverse Effect, in the text thereof).

(d)Agent shall have received a certificate of a duly authorized officer of each Obligor, certifying (i) that attached copies of such Obligor’s Organic Documents are true and complete, and in full force and effect, without amendment except as shown; (ii) that an attached copy of resolutions authorizing execution and delivery of the Loan Documents is true and complete, and that such resolutions are in full force and effect, were duly adopted, have not been amended, modified or revoked, and constitute all resolutions adopted with respect to this credit facility; and (iii) to the title, name and signature of each Person authorized to sign the Loan Documents.  Agent may conclusively rely on this certificate until it is otherwise notified by the applicable Obligor in writing.

(e)[***].

(f)Agent shall have received good standing certificates for each Obligor, issued by the Secretary of State or other appropriate official of such Obligor’s jurisdiction of organization.

(g)Agent shall have received copies of policies or certificates of insurance for the insurance policies carried by each Collateral Party and Developer, all in compliance with the Loan Documents.

(h)Borrower shall have provided, in form and substance satisfactory to Agent and each Lender, all documentation and other information as Agent or any Lender deems appropriate in connection with applicable “know your customer” and anti-money-laundering rules and regulations, including the Patriot Act and, if applicable, Beneficial Ownership Regulation.  If Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, it shall have provided a Beneficial Ownership Certification to Agent and Lenders in relation to Borrower (for the avoidance of doubt, Borrower shall not be required to provide a Beneficial Ownership Certification if it is not a “legal entity customer” pursuant to 31 C.F.R. 1010.230(e)(2)(ii)).

(i)[Reserved]

(j)Agent shall have completed its business, financial and legal due diligence of Obligors, including a field examination, with results satisfactory to Agent.

(k)No material adverse change in the business, operations, Properties or financial condition of any Obligor or in the quality, quantity or value of any Collateral shall have occurred since December 31, 2018.

(l)Agent has received evidence, in form and substance reasonably satisfactory to Agent, that all Debt to be Repaid has been (or substantially concurrently with the initial Borrowing will be) paid in full and that all agreements and instruments governing the Debt to be Repaid and that all Liens securing the Debt to be Repaid have been (or substantially concurrently with the initial Borrowing will be) terminated, including payoff letters and release documents evidencing such termination and release.

(m)Borrower shall have paid all fees and expenses to be paid to Agent and Lenders on the Closing Date.

(n)Agent shall have received evidence reasonably satisfactory to the Lenders that  Sponsor, Holdings, Borrower, Pledgor, InventoryCo Parent, FinCo Parent and Developer have, on a consolidated basis, Unencumbered Liquidity of at least [***].

6.2Conditions Precedent to All Credit Extensions.  Agent, Issuing Bank and Lenders shall not be required to make any credit extension hereunder (including funding any Loan or issuing any Letter of Credit), if the following conditions are not satisfied on such date and upon giving effect thereto:

(a)The representations and warranties of each Obligor and Developer in the Loan Documents and Management Agreements, as applicable, are true and correct in all material respects on and as of the date of such credit extension (or, in the case of any such representation and warranty expressly stated to have been made of a specific date, as of such specific date) (provided that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality, including by Material Adverse Effect, in the text thereof).

(b)No Default or Event of Default has occurred and is continuing or would result from such credit extension, and no event of default under the Management Agreements has occurred and is continuing or would result from such credit extension.

(c)Solely with respect to the initial credit extension with respect to any Eligible Bulk Purchase InventoryCo Equipment, Agent shall have received an insurance report from Moore-McNeil, LLC together with a reliance letter with respect to such insurance report that shall entitle Agent and the Lenders to rely upon the insurance report and the insurance report and reliance letter shall be in form and substance reasonably satisfactory to the Lenders.

(d)At least [***] Business Days prior to the date of each credit extension Agent, each Funding Agent and, if applicable, each Conduit Lender, shall have received a Committed Loan Notice from a Responsible Officer of Borrower, with a Borrowing Base Report dated as of the date of such extension attached thereto.

(e)Borrower shall have deposited or, with proceeds of the requested Loans, will deposit, cash into the Interest Reserve Account such that the amount on deposit in the Interest Reserve Account is equal to the Interest Reserve Amount as of the date of such credit extension (after giving effect to such credit extension).

(f)[***].

(g)Solely for requests to make a credit extension on or after the date which is thirty (30) days after the Closing Date with respect to any Eligible MEPCA or on or after the date which is ninety (90) days after the Closing Date with respect to any Eligible Customer Loan Commitment, Developer and the applicable Financing Partnership or Eligible Customer Loan Provider, as applicable, shall have signed a Payment Direction Letter under such Eligible MEPCA or Eligible Customer Loan Commitment in accordance with Section 10.1.13.

(h)With respect to any Borrowing the proceeds of which will be used to make payment (or reimburse) in respect of any amounts owing in respect of any Eligible Bulk Purchase InventoryCo Equipment, no (i) ITC Extension, (ii) Change in Tax Law or (iii) ITC Disallowance with respect to such Eligible Bulk Purchase InventoryCo Equipment shall have occurred, in each case, prior to the date on which InventoryCo’s obligation to make such payment in respect of such Eligible Bulk Purchase InventoryCo Equipment became binding (or was executed by InventoryCo).  For purposes of this Section 6.2(h), an ITC Extension or Change in Tax Law shall be deemed to have occurred on the date upon which the legislation effecting such ITC Extension or Change in Tax Law is passed (or in the case of a proposed Change in Tax Law described in clause (b)(y) of the definition thereof, is reported).

(i)Solely for requests to make an initial credit extension with respect to any Eligible Customer Loan Provider of the type set forth in clause (a) of the definition thereof:

(i)the Required Lenders shall have conducted satisfactory due diligence and review and approval of (1) the forms of such customer loans, (2) electronic origination and vault process, (3) underwriting and collection policies, (4) demographic and performance data, (5) the organizational documents of the applicable Eligible Customer Loan Provider, and (6) such other matters as reasonably determined by the Committed Lenders, in each case, with respect to such Eligible Customer Loan Provider; and

(ii)Borrower shall have provided Agent with all documents (including any necessary contribution agreements and opinions) reasonably requested by Agent related to the inclusion of Eligible Customer Loan Commitments in the Borrowing Base.

Each request (or deemed request) by Borrower for any credit extension shall constitute a representation by Borrower that the foregoing conditions are satisfied on the date of the credit extension as to the matters specified in clauses (a), (b), (d), (f) (if applicable), (g) (if applicable), (h) (if applicable) and (i) (if applicable) above.  As an additional condition to a credit extension, Agent may request any other information, certification, document, instrument or agreement as it deems necessary, in its Permitted Discretion, to support calculations in the Borrowing Base Report that Borrower has delivered in connection with such credit extension.

Section 7.COLLATERAL

7.1Grant of Security Interest.  To secure the prompt payment and performance of its Obligations, each Collateral Party hereby grants to Agent, for the benefit of Secured Parties, a continuing security interest in and Lien on all Property of such Collateral Party, including the following, whether now owned or hereafter acquired, and wherever located:

(a)all Accounts;

(b)all Chattel Paper, including electronic chattel paper;

(c)all Commercial Tort Claims, including those shown on Schedule 9.1.15;

(d)all Deposit Accounts, including all Collateral Accounts;

(e)all Documents;

(f)all General Intangibles, including all Intellectual Property and Material Contracts;

(g)all Goods, including Inventory, Equipment (including all Eligible Equipment) and fixtures;

(h)all Instruments;

(i)all Investment Property;

(j)all Letter-of-Credit Rights;

(k)all Supporting Obligations;

(l)all monies, whether or not in the possession or under the control of Agent, a Lender, or a bailee or Affiliate of Agent or a Lender, including any Cash Collateral;

(m)all accessions to, substitutions for, and all replacements, products, and cash and non-cash proceeds of the foregoing, including proceeds of and unearned premiums with respect to insurance policies, and claims against any Person for loss, damage or destruction of any Collateral;

(n)for the avoidance of doubt, all rights and benefits under the Management Agreements, including the security interests granted by Developer to the Collateral Parties thereunder and any and all property acquired in connection therewith; and

(o)all books and records (including customer lists, files, correspondence, tapes, computer programs, print-outs and computer records) pertaining to the foregoing;

provided that, subject to the immediately following proviso, the Collateral shall not include any Excluded Property; provided, further, that any Excluded Property that constituted Collateral prior to becoming Excluded Property shall cease to be Collateral only upon the requirements of the definition of “Permitted Asset Disposition” being satisfied with respect thereto.

7.2Lien on Deposit Accounts; Cash Collateral.

7.2.1Deposit Accounts.  Agent’s Lien hereunder encumbers all amounts credited to any Deposit Account of a Collateral Party, including sums in any blocked, lockbox, sweep or collection account and all sums in the Collateral Accounts, other than, in each case, a Deposit Account that constitutes Excluded Property.  Each Collateral Party hereby authorizes and directs each bank or other depository to deliver to Agent, upon request stating that an Event of Default has occurred and is continuing, all balances in any such Deposit Account maintained for such Collateral Party, without inquiry into the authority or right of Agent to make such request.

7.2.2Cash Collateral.  Cash Collateral may be invested, at Agent’s discretion (with the consent of Borrower; provided that no Event of Default has occurred and is continuing), but Agent shall have no duty to do so, regardless of any agreement or course of dealing with Borrower, and shall have no responsibility for any investment or loss.  As security for its Obligations, Borrower hereby grants to Agent a security interest in and Lien upon all Cash Collateral delivered hereunder from time to time, whether held in a segregated cash collateral account or otherwise.  Agent may apply Cash Collateral to payment of LC Obligations as they become due, in such order as Agent may elect in accordance with this Agreement.  All Cash Collateral and related deposit accounts shall be under the sole dominion and control of Agent, and, except as otherwise provided in the Loan Documents, none of Borrower or any other Person shall have any right to any Cash Collateral until Full Payment of the Obligations.

7.3Other Collateral.

7.3.1Commercial Tort Claims.  Each Collateral Party shall promptly notify Agent in writing if any Collateral Party has a Commercial Tort Claim (other than, as long as no Event of

Default has occurred and is continuing, a Commercial Tort Claim for less than $250,000), shall promptly amend Schedule 9.1.15 to include such claim, and shall take such actions as Agent reasonably deems appropriate to subject such claim to a duly perfected, first priority Lien in favor of Agent (subject only to Permitted Liens).

7.3.2Certain After-Acquired Collateral.  Each Collateral Party shall (a) promptly notify Agent if any Collateral Party obtains an interest in any (x) Deposit Account or Intellectual Property, or (y) Chattel Paper, Document, Instrument, Investment Property or Letter-of-Credit Right, in each case to the extent such Property has an individual value in excess of $250,000 or an aggregate value of $1,000,000, and (b) upon request, take such actions as Agent reasonably deems appropriate to effect its perfected, first priority Lien on the Collateral (subject only to Permitted Liens), including obtaining any possession or control agreement.  If Eligible Equipment constituting Collateral is in the possession of a third party, the applicable Collateral Party shall use commercially reasonable efforts to obtain a Collateral Access Agreement with respect thereto.

7.4Limitations.  The Lien on Collateral granted hereunder is given as security only and shall not subject Agent or any Lender to, or in any way modify, any obligation or liability of any Collateral Party relating to any Collateral.

7.5Further Assurances.  All Liens granted to Agent under the Loan Documents are for the benefit of Secured Parties.  Promptly upon request, the Collateral Parties shall deliver such instruments and agreements, and shall take such actions, as Agent reasonably deems necessary under Applicable Law to ev perfect its Lien on any Collateral or otherwise to effectuate the provisions of this Agreement.  Each Collateral Party authorizes Agent to file any financing statement that describes the Collateral as “all assets” or “all personal property” of such Collateral Party, or words to similar effect, and ratifies any reasonable action taken by Agent before the Closing Date to effect or perfect its Lien on any Collateral.

Section 8.COLLATERAL ADMINISTRATION

8.1Borrowing Base Reporting.

8.1.1Within fifteen (15) Business Days after the end of each month, Borrower shall deliver to Agent (and Agent shall promptly deliver same to the Committed Lenders) a Borrowing Base Report (which shall include calculations with respect to the value of Eligible Equipment as of the close of business of such month and Borrower’s good faith estimates of the quantities of Eligible Equipment held on the date of such Borrowing Base Report), and, so long as an Event of Default has occurred and is continuing, at such other times as Agent may reasonably request (but no more frequently than weekly).

8.1.2Within five (5) Business Days after delivering any notice pursuant to Section 10.1.3(a)(ii)(x)(A) that includes the loss of an Eligible Commitment in excess of $[***] or pursuant to Section 10.1.3(a)(ii)(y), Borrower shall deliver to Agent (and Agent shall promptly deliver same to the Committed Lenders) an updated Borrowing Base Report; provided that no Borrowing Base Report shall be required to be delivered pursuant to this Section 8.1.2 if a Borrowing Base Report is delivered pursuant to Section 8.1.1 (or otherwise) during such five (5) Business Day Period.  All information (including calculation of Availability) in a Borrowing Base Report shall be certified by Borrower as being correct in all material respects.  Borrower shall, at the request of Agent, from time to time adjust such report to the extent necessary to correct any errors or to the extent that it contains any information or calculation that does not comply with this Agreement.

8.1.3Borrower shall notify Agent in writing (and, to the extent reasonably requested, with a copy to each Funding Agent), promptly after obtaining Knowledge thereof, if more than [***]% of the initial aggregate Market Value of all Eligible Bulk Purchase InventoryCo Equipment has constituted Bulk Purchase Regional Equipment for longer than [***] days, such notice to include a proposed plan to result in more efficient utilization of such Eligible Bulk Purchase InventoryCo Equipment.

8.2Eligible Equipment.

8.2.1Records and Schedules of Eligible Equipment.  The Collateral Parties shall (or, with respect to any Eligible Developer Equipment, shall cause Developer to) keep accurate records in all material respects of Eligible Equipment, and shall (or, with respect to any Eligible Developer Equipment, shall cause Developer to) submit to Agent, on such periodic basis as Agent may request (but, so long as no Event of Default has occurred and is continuing, no more than once per month and, otherwise, no more than once per week) a current schedule of acquisitions and dispositions thereof, in form reasonably satisfactory to Agent.  Promptly upon reasonable request, the Collateral Parties shall (or, with respect to any Eligible Developer Equipment, shall cause Developer to) deliver to Agent evidence of their ownership or interests in any Eligible Equipment.

8.2.2Dispositions of Eligible Bulk Purchase InventoryCo Equipment.  The Collateral Parties shall not sell, lease or otherwise dispose of any Eligible Bulk Purchase InventoryCo Equipment, without the prior written consent of Agent, other than pursuant to a Permitted Asset Disposition.  No Collateral Party shall return any Eligible Bulk Purchase InventoryCo Equipment, other than any non-conforming, damaged or defective Equipment, to a supplier, vendor or other Person, whether for cash, credit or otherwise, without the prior written consent of Agent (such consent not to be unreasonably withheld, conditioned or delayed).

8.2.3Storage of Eligible Bulk Purchase InventoryCo Equipment.

(a)The Loan Parties shall cause all Eligible Bulk Purchase InventoryCo Equipment, until a Permitted Asset Disposition of such Eligible Bulk Purchase InventoryCo Equipment with respect to which Borrower has complied with Section 5.2.2(a), to be (i) held in a storage facility in the United States pursuant to a Storage Agreement and satisfying clause (f) of the definition of Eligible Bulk Purchase InventoryCo Equipment, (ii) segregated from any property that is not Eligible Bulk Purchase InventoryCo Equipment, (iii) stored in all material respects in accordance with manufacturer guidelines and other such manufacturer requirements necessary to maintain any manufacturer warranty and (iv) identified by serial number or another reasonable method approved by Borrower pursuant to clause (xi) of Exhibit A of the Management Services Agreement (provided that the Required Lenders have consented in writing to such approval by the Borrower (such consent not to be unreasonably withheld, conditioned or delayed)) as property purchased pursuant to the applicable Eligible Bulk Purchase InventoryCo Equipment Supply Agreement, the compliance of which, in the case of clause (ii), shall be evidenced by photographs upon the delivery of such Eligible Bulk Purchase InventoryCo Equipment to the applicable storage facility; provided that the Collateral Parties are only required to use commercially reasonable efforts to deliver a Collateral Access Agreement.

(b)To the extent that the Collateral Parties fail to make current rent payments (within applicable grace periods provided for in leases) at any location where any Collateral is located, then any Eligible Equipment stored in the applicable location shall cease to be “Eligible Equipment” until such rent payments are made.

8.3Deposit Accounts.  Schedule 8.3 lists all Deposit Accounts maintained by any Collateral Party.  Each Collateral Party shall take all actions reasonably necessary to establish Agent’s Lien on each Deposit Account in accordance with the Loan Documents.  The Collateral Parties shall be the sole account holders of each Deposit Account and shall not allow any Person (other than Agent and the depository bank) to have control over their Deposit Accounts or any Property deposited therein.  Without limiting Section 10.2.20, the Collateral Parties shall promptly notify Agent of any opening or closing of a Deposit Account and will amend Schedule 8.3 to reflect same.

8.4General Provisions.

8.4.1Insurance of Collateral; Condemnation Proceeds.

(a)Each Collateral Party shall (or, with respect to any Eligible Developer Equipment, Eligible Customer Loan Projects or Eligible Projects, shall cause Developer to) maintain insurance with respect to the Collateral in accordance with the requirements set forth on Schedule 8.4.1 attached hereto.  If any Collateral Party fails to provide and pay for (or cause to be provided and paid for) any insurance required hereunder, Agent may, in its discretion, procure the insurance and charge Borrower therefor. Upon the reasonable request of Agent, the Collateral Parties agree to promptly deliver to Agent copies of all material reports made to insurance companies.  While no Event of Default has occurred and is continuing, the Collateral Parties may settle, adjust or compromise any insurance claim, as long as the proceeds are delivered to Agent.  If an Event of Default has occurred and is continuing, only Agent may settle, adjust and compromise such claims and apply the proceeds thereof to the Obligations in accordance with the terms hereof.

(b)Without limiting the generality of the foregoing, (i) no later than 30 days (or such shorter time period as Agent may permit in its sole discretion) prior to the date upon which Borrower reasonably expects the risk of loss with respect to any Eligible Bulk Purchase InventoryCo Equipment to be transferred to a Collateral Party, deliver to Agent evidence that insurance covering risks and in the amounts set forth on Schedule 8.4.1 will be procured with respect to such Eligible Bulk Purchase InventoryCo Equipment no later than 15 days prior to such date and (ii) thereafter, maintain all such insurance in full force and effect at all times during which any Collateral Party has title to such Eligible Bulk Purchase InventoryCo Equipment.

(c)If requested by Borrower in writing within 30 days after Agent’s receipt of any insurance proceeds or condemnation awards relating to any loss or destruction of Eligible Bulk Purchase InventoryCo Equipment (provided that Agent shall be required to provide Borrower notice of such receipt within five (5) days thereof), Borrower may use such proceeds or awards to repair or replace such Eligible Bulk Purchase InventoryCo Equipment (and until so used, the proceeds shall be held by Agent as Cash Collateral) as long as (i) no Event of Default has occurred and is continuing; (ii) Borrower uses commercially reasonable efforts to cause such repair or replacement to be promptly undertaken and concluded, in accordance with plans reasonably satisfactory to Agent; (iii) the repaired or replaced Eligible Bulk Purchase InventoryCo Equipment is free of Liens, other than Permitted Liens specified in the definition of Eligible Bulk Purchase InventoryCo Equipment; (iv) Borrower complies with customary disbursement procedures for such repair or replacement as Agent may reasonably require; and (v) the aggregate amount of such proceeds or awards from any single casualty or condemnation does not exceed $[***].

(d)Unless the conditions in Section 8.4.1(c) are satisfied, any proceeds of insurance (other than workers’ compensation or D&O insurance) and any awards received by the Collateral Parties and arising from condemnation of Collateral shall be applied to a mandatory prepayment in accordance with Section 5.2.2, net of any costs or Taxes (including any Tax Distributions) incurred in connection therewith.

8.4.2Proceeds of Collateral.  If any Collateral Party receives cash or Payment Items with respect to any Collateral, it shall hold same in trust for Agent and promptly (not later than the next Business Day) deposit same into the Proceeds Account, except to the extent such cash or Payments Items (a) are contemplated by the Depositary Agreement to be deposited in an Operating Account or (b) are deposited in an Operating Account and distributed in accordance with the Depositary Agreement and Section 10.2.3 on the next Transfer Date (as defined in the Depositary Agreement).

8.4.3Protection of Collateral.  Upon the occurrence and during the continuance of an Event of Default, all reasonable and documented expenses of protecting, storing, warehousing, insuring, handling, maintaining and shipping any Collateral, all Taxes payable with respect to any Collateral (including any sale thereof) and all other fees and expenses required to be paid by Agent to any Person to realize upon any Collateral shall be borne and paid by the Collateral Parties.  Agent shall not be liable or responsible in any way for the safekeeping of any Collateral, for any loss or damage thereto (except for reasonable care in its custody while Collateral is in Agent’s actual possession), for any diminution in the value thereof, or for any act or default of any warehouseman, carrier, forwarding agency or other Person whatsoever retained by Agent acting reasonably, but the same shall be at the Collateral Parties’ sole risk.

8.4.4Defense of Title.  Each Collateral Party shall take commercially reasonable efforts to defend its title to Collateral and Agent’s Liens therein against all Persons, claims and demands, except Permitted Liens.

8.5Power of Attorney.  Each Collateral Party hereby irrevocably constitutes and appoints Agent (and all Persons designated by Agent) as such Collateral Party’s true and lawful attorney (and agent-in-fact) for the purposes provided in this Section 8.5.  Agent, or Agent’s designee, may (in its discretion), without notice and in either its or a Collateral Party’s name, but at the cost and expense of Borrower, upon the occurrence and during the continuance of an Event of Default, endorse a Collateral Party’s name on any Payment Item or other proceeds of Collateral (including proceeds of insurance) that come into Agent’s possession or control; and, upon the occurrence and during the continuance of an Event of Default, (i) notify any Account Debtors of the assignment of their Accounts, demand and enforce payment of Accounts by legal proceedings or otherwise, and generally exercise any rights and remedies with respect to Accounts; (ii) settle, adjust, modify, compromise, discharge or release any Accounts or other Collateral, or any legal proceedings brought to collect Accounts or Collateral; (iii) sell or assign any Accounts and other Collateral upon such terms, for such amounts and at such times as Agent deems advisable; (iv) collect, liquidate and receive balances in Deposit Accounts or investment accounts, and take control, in any manner, of proceeds of Collateral; (v) prepare, file and sign a Collateral Party’s name to a proof of claim or other document in a bankruptcy of an Account Debtor, or to any notice, assignment or satisfaction of Lien or similar document; (vi) receive, open and dispose of mail addressed to a Collateral Party, and notify postal authorities to deliver any such mail to an address designated by Agent; (vii) endorse any Chattel Paper, Document, Instrument, bill of lading, or other document or agreement relating to any Accounts, Inventory or other Collateral; (viii) use a Collateral Party’s stationery and sign its name to verifications of Accounts and notices to Account Debtors; (ix) use information contained in any data processing, electronic or information systems relating to Collateral; (x) make and adjust claims under insurance policies; (xi) take any action as may be necessary or appropriate to obtain payment under any letter of credit, banker’s acceptance or other instrument for which a Collateral Party is a beneficiary; (xii) exercise any voting or other rights relating to Investment Property; and (xiii) take all other actions as Agent reasonably deems appropriate to fulfill any Collateral Party’s obligations under the Loan Documents.

Section 9.REPRESENTATIONS AND WARRANTIES

9.1General Representations and Warranties.  To induce Agent and Lenders to enter into this Agreement and to make available the Commitments, Loans and Letters of Credit, each Collateral Party represents and warrants that:

9.1.1Organization and Qualification.  Each Collateral Party is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization.  Each Collateral Party is duly qualified, authorized to do business and in good standing as a foreign corporation in each jurisdiction where failure to be so qualified could reasonably be expected to have a Material Adverse Effect.  No Collateral Party is an EEA Financial Institution.  If the delivery of a Beneficial Ownership Certification is required hereunder, the information included in the Beneficial Ownership Certification most recently provided to Agent and Lenders is true and complete in all respects.

9.1.2Power and Authority; No Conflicts.  Each Collateral Party is duly authorized to execute, deliver and perform each Loan Document and Material Contract to which it is a party.  The execution, delivery and performance of the Loan Documents and Material Contracts have been duly authorized by all necessary action by each Collateral Party, and do not (a) require any consent or approval of any holders of Equity Interests of any Collateral Party, except those already obtained; (b) contravene the Organic Documents of any Collateral Party; (c) violate or cause a default under any Applicable Law or other Material Contract in any material respect; or (d) result in or require imposition of a Lien (other than a Permitted Lien) on any Collateral.

9.1.3Enforceability.  Each Loan Document and Material Contract is a legal, valid and binding obligation of each Collateral Party party thereto, enforceable in accordance with its terms, except as enforceability may be limited by (a) bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally and by equitable principles (regardless of whether enforcement is sought in equity or at law), or (b) the need for filings, recordations and registrations necessary to create or perfect the Liens on the Collateral granted by the Collateral Parties in favor of the Secured Parties without limitation of the representation made in the final sentence of Section 9.1.5.

9.1.4Capital Structure.  Schedule 9.1.4 shows, as of the Closing Date for each of Pledgor, Borrower, Developer, InventoryCo, InventoryCo Parent, FinCo Parent, FinCo and each Financing Partnership, its name, jurisdiction of organization, record holders of its Equity Interests, and agreements binding on such holders with respect to such Equity Interests.  Except as disclosed on Schedule 9.1.4, as of the Closing Date, in the five (5) years preceding the Closing Date, no such Person has acquired any substantial assets from any other Person nor been the surviving entity in a merger or combination.  Each such Person has good title to such Equity Interests, and all such Equity Interests are duly issued, fully paid and non-assessable.  The Equity Interests of Borrower, InventoryCo, InventoryCo Parent, FinCo Parent, FinCo and Developer are subject to no Liens other than Agent’s Liens and Permitted Liens set forth in clauses (a), (c), (d), (f) and, to the extent solely arising in connection with any of the foregoing, clause (e) of Section 10.2.2, and there are no outstanding purchase options, warrants, subscription rights, agreements to issue or sell, convertible interests, phantom rights or powers of attorney relating to such Equity Interests.

9.1.5Title to Properties; Priority of Liens.  No Collateral Party owns any Real Property.  Each Collateral Party has good title to all of its personal Property, including all Property reflected in any financial statements delivered to Agent or Lenders, except where the failure to have such title or other interest could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, in each case free of Liens except Permitted Liens.  All Liens of Agent in the Collateral are duly perfected, first priority Liens, subject, in the case of Collateral other than the Equity Interests of Borrower, InventoryCo Parent, InventoryCo Parent, FinCo Parent and FinCo, only to Permitted Liens and in the case of such Equity Interests, Agent’s Lien and Permitted Liens set forth in clauses (a), (c), (d), (f) and, to the extent solely arising in connection with any of the foregoing, clause (e) of Section 10.2.2.

9.1.6Financial Statements.  The consolidated balance sheets, and related statements of income, cash flow and shareholders’ equity, of Sponsor and Borrower that have been and are hereafter delivered to Agent and Lenders, are prepared in accordance with GAAP (except as otherwise stated therein and subject, in the case of unaudited financial statements, to the absence of footnotes and normal year-end adjustments), and fairly present in all material respects the financial positions and results of operations of Sponsor or Borrower, as applicable, on a consolidated basis at the dates and for the periods indicated.  All projections delivered from time to time to Agent and Lenders have been prepared in good faith, based on assumptions believed by Borrower to be reasonable in light of the circumstances at the time delivered; it being understood that such projections may vary from actual results and that such variances may be material.  Since December 31, 2018, there has been no change in the condition, financial or otherwise, of Borrower and its Subsidiaries, taken as a whole, that could reasonably be expected to have a Material Adverse Effect.  Sponsor, together with its consolidated Subsidiaries, is Solvent.

9.1.7[Reserved].

9.1.8Taxes.

(a)Each Collateral Party (i) has filed all material federal and state income Tax returns and other material Tax returns and other reports related to Taxes that it is required by law to file with a taxing authority, and (ii) has paid, or made provision for the payment of, all federal and state incomes Taxes and all other material Taxes imposed upon it, its income and its Properties that are due and payable, except to the extent being Properly Contested.  All federal, state and local Tax returns and other reports related to Taxes filed with a taxing authority by any Collateral Party were at the time filed and at all times since true, accurate and complete in all material respects.  Except as could not reasonably be expected to have a Material Adverse Effect, the provision for Taxes on the books of each Collateral Party is adequate for all years.

(b)Each Collateral Party and Developer is and has at all times since its formation been disregarded as an entity separate from Holdings, its owner for U.S. federal income tax purposes, pursuant to Treasury Regulations Section 301.7701-3(b)(1)(ii), and no election has been filed with respect to such Person to cause such entity to be treated as an association taxable as a corporation for U.S. federal income tax purposes. Each of Sponsor and Holdings is a corporation for U.S. federal income tax purposes.

(c)Holdings is (i) an accrual method taxpayer, (ii) a calendar year taxpayer, (iii) permitted to treat Eligible Bulk Purchase InventoryCo Equipment as Provided to it when title and risk of loss with respect to the property passes to InventoryCo and (iv) permitted by its method of accounting to use, and properly uses, the so-called “3 ½ month rule” under Treasury Regulations Section 1.461-4(d)(6)(ii).

(d)[Reserved.]

(e)As of any payment date on which InventoryCo or Developer, as applicable, paid the purchase price for any Eligible Equipment that is (i) 2019 Bulk Purchase InventoryCo Equipment expected to be Provided in 2020 or (ii) 2020 Bulk Purchase InventoryCo Equipment expected to be Provided in 2021, Borrower reasonably expected that such Eligible Equipment would be Provided to InventoryCo or Developer, as applicable, on or prior to the Guaranteed Delivery Date under and in accordance with the applicable Eligible Equipment Supply Agreement.

(f)As of the date any Bulk Purchase InventoryCo Equipment is first included in the Borrowing Base, Borrower is eligible to treat such Bulk Purchase InventoryCo Equipment as already having been Provided to Borrower.

9.1.9Brokers.  There are no brokerage commissions, finder’s fees or investment banking fees payable in connection with the making of Loans or granting of Liens under the Loan Documents.

9.1.10Intellectual Property.  Each Collateral Party owns or has the lawful right to use all Intellectual Property reasonably necessary for the conduct of its business, and to the Knowledge of such Collateral Party, without conflict with any rights or others, except to the extent such failure to own or possess such right to use or such conflicts, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.  There is no pending, or, to any Collateral Party’s Knowledge, threatened Intellectual Property Claim with respect to any Collateral Party or any of their respective Property (including any Intellectual Property), which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

9.1.11Governmental Approvals.  Each Collateral Party has, is in compliance with, and is in good standing with respect to, all Governmental Approvals necessary to conduct its business and to own, lease and operate its Properties, other than as could not reasonably be expected to have a Material Adverse Effect.  All necessary import, export or other licenses, permits or certificates for the import or handling of any goods or other Collateral have been procured and are in effect, and each Collateral Party has complied with all foreign and domestic laws with respect to the shipment and importation of any goods or Collateral, except where such failure to procure or be in effect or such noncompliance could not reasonably be expected to have a Material Adverse Effect.

9.1.12Compliance with Laws.  Each Collateral Party has duly complied, and its Properties and business operations are in compliance with, all Applicable Laws, including Anti-Terrorism Laws, Sanctions Laws, and laws regarding collection and payment of Taxes, except where noncompliance could not reasonably be expected to have a Material Adverse Effect.

9.1.13Compliance with Environmental Laws.  To Borrower’s Knowledge, (a) except as disclosed on Schedule 9.1.13, no Collateral Party’s past or present operations are subject to any federal, state or local investigation to determine whether any remedial action is needed to address any environmental pollution, hazardous material or environmental clean-up, except those that could not reasonably be expected to have a Material Adverse Effect to a Collateral Party; (b) no Collateral Party has received any material Environmental Notice; and (c) no Collateral Party has any contingent liability with respect to any Environmental Release, environmental pollution or hazardous material on any Real Estate now or previously owned, leased or operated by it, except any such liability that could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect to a Collateral Party.

9.1.14[Reserved].

9.1.15Litigation.  Except as shown on Schedule 9.1.15, there are no proceedings or investigations pending or, to any Collateral Party’s Knowledge, threatened in writing against a Collateral Party, or any of their businesses, operations or Properties, that (a) relate to any Loan Documents or transactions contemplated thereby; or (b) that, if adversely determined, could reasonably be expected to have a Material Adverse Effect to a Collateral Party.  As of the Closing Date, except as shown on such Schedule, no Collateral Party has a known Commercial Tort Claim (other than a Commercial Tort Claim for less than $250,000).

9.1.16No Defaults.  No event or circumstance has occurred or exists that constitutes a Default or Event of Default.  No Collateral Party is in default, and no event or circumstance has occurred or exists that with the passage of time or giving of notice would constitute a default, under any Material Contract (other than with respect to any Management Agreement, any Back-Leverage Loan Document, any Sidecar Loan Document, any Cash Equity Document or any Tax Equity Document) that could reasonably be expected to have a Material Adverse Effect.  No event of default (after giving effect to any grace or cure period therein) by Developer, Sponsor or Holdings has occurred or exists under any Management Agreement.

9.1.17ERISA.  Except as disclosed on Schedule 9.1.17:

(a)Each Plan is in compliance in with the applicable provisions of ERISA, the Code, and other federal and state laws, except where noncompliance could not reasonably be expected to have a Material Adverse Effect.  Each Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination, opinion or advisory letter from the IRS or an application for such a letter is currently being processed by the IRS with respect thereto and, to the Knowledge of the Collateral Parties, nothing has occurred which would prevent, or cause the loss of, such qualification.  No application for a waiver of the minimum funding standards or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Pension Plan.

(b)There are no pending or, to the Knowledge of the Collateral Parties, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect.  There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted in or could reasonably be expected to have a Material Adverse Effect.  None of the Collateral Parties is and shall be using “plan assets” (within the meaning of ERISA Section 3(42) or otherwise) of one or more Benefit Plans with respect to its entrance into, participation in, administration of and performance of the Loans, Letters of Credit, Commitments or Loan Documents.

(c)No Collateral Party or ERISA Affiliate has incurred any liability to the PBGC except for the payment of premiums, and no premium payments are due and unpaid, except where nonpayment could not reasonably be expected to have a Material Adverse Effect.  No Pension Plan has been terminated by its plan administrator or the PBGC, and no fact or circumstance exists that could reasonably be expected to cause the PBGC to institute proceedings to terminate a Pension Plan.

9.1.18[Reserved].

9.1.19Labor Relations.  Except as described on Schedule 9.1.19, no Collateral Party is party to or bound by any collective bargaining agreement, management agreement or consulting agreement.

9.1.20[Reserved].

9.1.21Not an Investment Company.  No Collateral Party is an “investment company” or a “person directly or indirectly controlled by or acting on behalf of an investment company” within the meaning of the Investment Company Act of 1940.

9.1.22Margin Stock.  No Collateral Party is engaged, principally or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock.  No Loan proceeds or Letters of Credit will be used by Borrower to purchase or carry, or to reduce or refinance any Debt incurred to purchase or carry, any Margin Stock or for any related purpose governed by Regulations T, U or X of the Federal Reserve Board of Governors.

9.1.23OFAC.  No Obligor, any of its Subsidiaries, or, to the Knowledge of the foregoing, any director, officer, employee, agent, affiliate or representative thereof, is or is owned or controlled by a Sanctioned Person or is located, organized or resident in a Designated Jurisdiction.  To the Knowledge of the Collateral Parties, none of the officers, directors or employees of any Obligor appears on the Specially Designated Nationals and Blocked Persons

List published by OFAC or is otherwise a Person with which any U.S. person is prohibited from dealing under the laws of the United States, unless authorized by OFAC.  No Obligor conducts business or completes transactions with the governments of, or Persons within, any Designated Jurisdiction.

9.1.24Anti-Corruption laws.  Each Collateral Party has conducted its business in accordance with the FCPA and other applicable anti-corruption laws in all material respects.  No Collateral Party nor any of its Subsidiaries nor, to the Knowledge of any Collateral Party, any director, officer, or employee of any Collateral Party or any of its Subsidiaries nor any agent, affiliate or other person associated with or acting on behalf of any Collateral Party or any of its Subsidiaries has (i) used any funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity; (ii) made or taken an act in furtherance of an offer, promise or authorization of any direct or indirect unlawful payment or benefit to any foreign or domestic government or regulatory official or employee, including of any government-owned or controlled entity or of a public international organization, or any person acting in an official capacity for or on behalf of any of the foregoing, or any political party or party official or candidate for political office, or (iii) made, offered, agreed, requested or taken an act in furtherance of any unlawful bribe or other unlawful benefit, including, without limitation, any rebate, payoff, influence payment, kickback or other unlawful or improper payment or benefit  Each Collateral Party has instituted, maintain and enforce, and will continue to maintain and enforce policies and procedures designed to promote and ensure compliance with all applicable anti-bribery and anti-corruption laws.

9.1.25Insurance.  The Collateral and each Collateral Party are insured as required under Section 8.4.1, no premiums with respect to such insurance are past due, and, to the Knowledge of the Borrower, all such insurance is in full force and effect .

9.1.26Bulk Purchase Regional Equipment.  The Borrower does not reasonably expect any item of Bulk Purchase Regional Equipment to remain as such for longer than [***] days from the first date upon which it became Bulk Purchase Regional Equipment.

9.1.27Eligible Projects/Commitments.  (i) No Project is included as more than one of an (v) Eligible Installed Customer Loan Project, (w) Eligible Permitted Customer Loan Project, (x) Eligible Installed Project, (y) Eligible Permitted Project or (z) Eligible Tranched Project and (ii) the Eligible Commitment Price does not include commitments to any Financing Partnership for any Project in excess of the watts available under such Project.

9.1.28No Material Adverse Effect.  Since December 31, 2018, there has been no Material Adverse Effect.

9.2Complete Disclosure.  The written information that has been made available to Agent or Lenders by or on behalf of the Obligors pursuant to any Loan Document (other than financial projections, forward-looking statements, and information of a general economic or industry-specific nature), when taken as a whole, is complete and correct in all material respects and does not, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not materially misleading in light of the circumstances under which such statements were made (giving effect to all supplements and updates thereto).

Section 10.COVENANTS AND CONTINUING AGREEMENTS

10.1Affirmative Covenants.  As long as any Commitment or Obligations are outstanding, each Collateral Party shall:

10.1.1Inspections; Appraisals.

(a)Permit (and, with respect to any Eligible Developer Equipment, cause Developer to permit) Agent (and any technical advisor to Agent reasonably acceptable to Borrower) from time to time, subject (unless an Event of Default has occurred and is continuing) to reasonable notice and normal business hours but limited to no more than once per Fiscal Quarter (subject to the proviso set forth in clause (b) below), to visit and inspect its Properties or any other location where Collateral is located, inspect, audit and make extracts from its books and records, and discuss (i) with its Responsible Officers its business, financial condition, assets and results of operations and (ii) with its independent accountants, financial statements and other accounting-related topics.  Lenders may participate in any such visit or inspection, at their own expense.  Secured Parties shall have no duty to any Obligor or Developer to make any inspection, nor to share any results of any inspection, appraisal or report with any Obligor or Developer.  Obligors acknowledge that all inspections, appraisals and reports are prepared by Agent and Lenders for their purposes, and Obligors and Developer shall not be entitled to rely upon them.

(b)Reimburse Agent for all its reasonable and documented out-of-pocket charges, costs and expenses (including the reasonable and documented fees of any third party engaged by the Agent to perform an inspection) in connection with (i) examinations of its books and records or any other financial or Collateral matters as Agent reasonably deems appropriate, (ii) appraisals of Eligible Equipment, and (iii) field examinations, visits and inspections, in each case, up to four times per Fiscal Year; provided that the aggregate annual cost of such examinations, appraisals, visits and inspections (including any Agent charges referenced in the next sentence) shall not exceed $[***]; provided, further, that if an examination or appraisal is initiated upon the occurrence or during the continuance of an Event of Default, all reasonable and documented out-of-pocket charges, costs and expenses relating thereto shall be reimbursed by Borrower without regard to such limits.  Subject to the preceding sentence, Borrower shall pay Agent’s then standard charges for such examination activities, including charges for its internal examination and appraisal groups.  In connection with each field examination, Borrower shall provide Agent, among other things, the information set forth on Schedule 10.1.1 hereto, to the extent such information is in the possession of Borrower or its Affiliates.

10.1.2Financial and Other Information.  Keep adequate records and books of account with respect to its business activities, in which proper entries are made in accordance with GAAP reflecting all financial transactions; and furnish to Agent and Lenders:

(a)as soon as available, and in any event, (i) as to Sponsor [***] and (ii) as to the Borrower, [***], balance sheets as of the end of such Fiscal Year and the related statements of income, cash flow and shareholders’ equity for such Fiscal Year, on a consolidated basis for Sponsor or Borrower, as applicable, which consolidated statements shall be audited and certified (without qualification) by a firm of independent certified public accountants of recognized standing selected by Borrower and reasonably acceptable to Agent, and shall set forth in comparative form corresponding figures for the preceding Fiscal Year, if available;

(b)as soon as available, and in any event within (i) as to Sponsor [***] and (ii) as to the Borrower, [***], unaudited balance sheets as of the end of such Fiscal Quarter and the related statements of income and cash flow for such Fiscal Quarter and for the portion of the Fiscal Year then elapsed, on a consolidated basis for Sponsor or Borrower, as applicable, setting forth in comparative form corresponding figures for the preceding Fiscal Year, if available, and certified by a Responsible Officer of Borrower as prepared in accordance with GAAP and fairly presenting the financial position and results of operations for such month and period in all material respects, subject to normal year‑end adjustments and the absence of footnotes;

(c)concurrently with delivery of financial statements under clause (a) above, copies of all annual audit reports submitted to Sponsor or Borrower, as applicable, by its accountants with such financial statements;

(d)concurrently with or prior to delivery of financial statements under clause (a) and clause (b) above, a Compliance Certificate from a Responsible Officer of Borrower; and

(e)such other reports and information (financial or otherwise) in the Collateral Parties’ possession as Agent may reasonably request from time to time in connection with any Collateral and any Obligor’s financial condition, ownership or business.

Notwithstanding the foregoing, all documents required to be delivered by Sponsor pursuant to Section 10.1.2 shall be deemed to have been delivered on the date on the date (x) on which Sponsor provides a link thereto on Sponsor’s website and notifies Agent and Lenders thereof or (y) on which such documents are posted on Sponsor’s behalf on an Internet or intranet website, if any, to which each Lender and Agent have access (whether a commercial, third-party website or whether sponsored by Agent) and Agent and Lenders are notified of such posting.

10.1.3Notices.

(a)Notify Agent and Lenders in writing, promptly after obtaining Knowledge thereof, of any of the following that affects a Collateral Party:  (i) the threat or commencement of any proceeding or investigation, whether or not covered by insurance, if an adverse determination could reasonably be expected to have a Material Adverse Effect; (ii) (x) any default under or termination of (A) a Back-Leverage Loan Document, Sidecar Loan Document, any Cash Equity Document or Tax Equity Document, (B) any Management Agreement or (C) any other Material Contract, that, in each case, could reasonably be expected to have a Material Adverse Effect or, with respect to clause (x)(A), loss of eligibility for Borrowing Base inclusion or (y) the imposition of any Lien (A) on any Eligible Bulk Purchase InventoryCo Equipment that is not a Permitted Lien or (B) on any Eligible Developer Equipment or Eligible MEPCA that is not a Permitted Developer Lien, in all such cases individually or in the aggregate since the most recent delivery of a Borrowing Base Report and measured collectively with the value of any Eligible Commitment that has been the subject of any notice pursuant to the foregoing clause (x)(A) since the most recent delivery of a Borrowing Base Report, in an amount exceeding $[***]; (iii) the occurrence of any Default or Event of Default; (iv) any judgment adverse to (A) Sponsor, Holdings or Developer, individually or in the aggregate, in an amount exceeding $[***], or (B) the Loan Parties, individually or in the aggregate, in an amount exceeding $[***], in each case, if the judgment amount is not covered by independent third-party insurance as to which the insurer has been notified of the judgment and the insurer has not denied or failed to acknowledge coverage; (v) the assertion of any Intellectual Property Claim, if an adverse resolution could have a Material Adverse Effect; (vi) the discharge of or any withdrawal or resignation by Sponsor’s or Borrower’s independent accountants; or (vii) any event or circumstance that could reasonably be expected to have a Material Adverse Effect as determined by Borrower in good faith.

(b)Borrower hereby acknowledges that (i) Agent and/or an Affiliate thereof may, but shall not be obligated to, make available to the Lenders and any Issuing Bank any Borrower Materials by posting Borrower Materials on the Platform and (ii) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to Borrower or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities.  Borrower hereby agrees that so long as Borrower is the issuer of any outstanding debt or Equity Interests that are registered or issued pursuant to a private offering or is actively contemplating issuing any such securities it will use commercially reasonable efforts to identify that portion of Borrower Materials that may be distributed to the Public Lenders and that (A) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (B) by marking Borrower Materials “PUBLIC,” Borrower shall be deemed to have authorized Agent, any Affiliate thereof, any Arranger, any Issuing Bank and the Lenders to treat such Borrower Materials as not containing any material non-public information (although it may be sensitive and proprietary) with respect to Borrower or its securities for purposes of United States federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 14.12); (C) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information;” and (D) Agent and any Affiliate thereof and any Arranger shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information.”

10.1.4Landlord and Storage Agreements and Material Contracts.  Upon request, provide Agent with copies of (a) all existing material agreements, and promptly after execution thereof provide Agent with copies of all future agreements, between any such Loan Party and any landlord, warehouseman, processor, shipper, bailee or other Person that owns any premises at which any Collateral is kept, including each Storage Agreement, and (b) all other Material Contracts.

10.1.5Compliance with Laws.  Comply with all Applicable Laws, and laws regarding collection and payment of Taxes, and maintain all Governmental Approvals necessary to the ownership of its Properties or conduct of its business, unless failure to comply or maintain could not reasonably be expected to have a Material Adverse Effect.  Each Collateral Party shall have and maintain an anti-money laundering program in place to comply with all applicable United States laws and regulations relating to anti-money laundering, including the Patriot Act and the Bank Secrecy Act, as amended by the Patriot Act, where applicable. Each Collateral Party shall have in place written policies, procedures and controls designed to detect, prevent and report money laundering or other suspicious activity.

10.1.6Compliance with Contractual Obligations.  (a) Comply (i) in all material respects with its Organic Documents and (ii) with each Material Contract to which it is a party, except, in the case of this clause (ii), to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect, (b) maintain in full force and effect each Material Contract to which it is a party, except to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect, (c) take such action as it determines in its reasonable commercial judgment to be appropriate to enforce its material rights and obligations under each Material Contract to which it is a party and the material covenants thereof in accordance with the terms thereof and (d) use commercially reasonable efforts to require each Approved Vendor to certify to InventoryCo, upon delivery and transfer of title and risk of loss of the Bulk Purchase InventoryCo Equipment to InventoryCo, as to (i) the date and amount of InventoryCo’s payment of the purchase price for the Bulk Purchase InventoryCo Equipment, (ii) a description of such Bulk Purchase InventoryCo Equipment, (iii) the date of transfer of title and risk of loss and (iv) the date and location of physical delivery (such certificate, the “Approved Vendor Certificate”).

10.1.7Taxes.

(a)Pay and discharge all federal and state income Taxes and all other material Taxes required to be paid by it prior to the date on which they become delinquent or penalties attach, unless such Taxes are being Properly Contested.

(b)To the extent permitted by Applicable Law, with respect to any 2019 Bulk Purchase InventoryCo Equipment and 2020 Bulk Purchase InventoryCo Equipment, cause Holdings to file all U.S. federal tax returns consistent with the accounting methods described in Section 9.1.8(c).

10.1.8Insurance.  Maintain insurance in accordance with the requirements set forth on Schedule 8.4.1 attached hereto.

10.1.9Licenses.  Keep  each License required to be obtained by a Collateral Party and affecting any Eligible Equipment or Collateral (including the manufacture, distribution or disposition of Eligible Equipment) in full force and effect, other than as could not reasonably be expected to have a Material Adverse Effect.

10.1.10Anti-Corruption Laws.  Conduct its business in compliance in all material respects with the FCPA and other applicable anti-corruption laws and ensure that no part of the proceeds of the Loans will be used directly or knowingly indirectly in violation of the FCPA or other applicable anti-corruption laws.

10.1.11Separateness Provisions.  Cause the Limited Liability Company Agreement of Borrower to include or Borrower shall otherwise comply with the provisions set forth on Schedule 10.1.11.

10.1.12Independent Manager.  Borrower shall at all times have at least one independent member of its board of managers (an “Independent Member”) who has not been at any time during the five (5) years preceding its initial designation:

(a)a direct or indirect owner of any equity interest in, or member (with the exception of serving as the special member), officer, employee, director, manager (with the exception of serving as the independent manager) or contractor, bankruptcy trustee, attorney or counsel of Borrower or any of its Affiliates;

(b)a creditor, customer, supplier (other than a supplier of registered agent or registered office services), or other Person who derives any of its purchases or revenues from its activities with Borrower or any of its Affiliates (other than any fee paid for its services as Independent Member);

(c)an Affiliate of Borrower excluded from serving as Independent Member under clause (a) or (b) of this Section 10.1.12;

(d)a member of the immediate family by blood or marriage of any Person excluded from being an Independent Member under clauses (a) or (b) of this Section 10.1.12; and

(e)a Person who received, or a member or employee of a firm or business that received, fees or other income from Borrower or any of its Affiliates in the aggregate in excess of [***] of the gross income for any applicable year, of such Person; provided, however, that, notwithstanding the foregoing, for the purposes of clause (a), an equity interest shall be deemed to exclude de minimis or otherwise immaterial holdings of equity interests of an Affiliate of Borrower which are traded on public stock exchanges.

Any replacement of an Independent Member will be permitted only upon (i) twenty (20) Business Days’ prior written notice to Agent (and, to the extent reasonably requested, with a copy to each Funding Agent), (ii) Borrower’s certification to the Lenders that such replacement Independent Member satisfies the criteria set forth in this Section 10.1.12 and (iii) consent of Agent (such consent not to be unreasonably withheld, conditioned or delayed) (such consent will be deemed given if Agent has not rejected the replacement Independent Member within such twenty (20) Business Days period following receipt of notice).

10.1.13Post-Closing Covenants.

(a)Within fifteen (15) Business Days (or such longer time period as agreed to by Agent in its reasonable discretion), Borrower shall cause the deposit bank with respect to the Operating Accounts to enter into a deposit account control agreement in favor of Agent in form and substance reasonably satisfactory to Agent (for the avoidance of doubt, notwithstanding anything to the contrary in the Loan Documents, Borrower shall not be required to provide a deposit account control agreement with respect to the Operating Accounts prior to the expiration of such period).

(b)Within fifteen (15) Business Days (or such longer time period as agreed to by Agent in its sole discretion), Agent shall have received related endorsements as described in Schedule 8.4.1 in form reasonably satisfactory to Agent, for the policies described in Schedule 8.4.1, all in compliance with the Loan Documents.

10.1.14Developer Compliance. Cause the Management Services Agreement to be enforced against Developer in a reasonably prudent manner, consistent with the enforcement of contracts generally in the Ordinary Course of Business.

10.1.15Eligible Commitments.  The Collateral Parties will cause, the net proceeds of any  Eligible Commitment to be funded solely (as promptly as reasonably practicable) into (i) an Eligible Funding Account or (ii) the Proceeds Account.

10.2Negative Covenants.  As long as any Commitment or Obligations are outstanding, each Collateral Party shall not:

10.2.1Permitted Debt.  Create, incur, guarantee or suffer to exist any Debt, except:

(a)the Obligations;

(b)Permitted Purchase Money Debt;

(c)Debt with respect to Bank Products incurred in the Ordinary Course of Business;

(d)solely with respect to FinCo Parent, any Back-Leverage Debt and Sidecar Debt;

(e)Permitted Contingent Obligations;

(f)to the extent constituting Debt, unsecured reimbursement obligations of such Person owed in connection with the payment of expenses incurred in the Ordinary Course of Business in connection with the financing, management, operation or maintenance of its Property or agreements, provided, that the aggregate outstanding amount of such Debt shall not exceed $[***] at any time;

(g)any Debt incurred by such Collateral Party pursuant to the Management Services Agreement; and

(h)any Debt in an aggregate amount not to exceed $[***] at any time outstanding.

10.2.2Permitted Liens.  Create or suffer to exist any Lien upon any of its Property, except the following (collectively, “Permitted Liens”):

(a)Liens in favor of Agent;

(b)Purchase Money Liens securing Permitted Purchase Money Debt;

(c)Liens for Taxes (i) not yet due and delinquent or (ii) being Properly Contested;

(d)statutory or common law Liens (including landlords, sublandlords, carriers, warehousemen, mechanics, materialmen, repairmen, construction contractors or other like Liens, but other than Liens for Taxes or imposed under ERISA) arising in the Ordinary Course of Business, but only if (i) payment of the obligations secured thereby is not yet due or is being Properly Contested, and (ii) such Liens do not materially impair the value or use of the Property or materially impair operation of the business of the Collateral Parties;

(e)Liens incurred or deposits made in the Ordinary Course of Business to secure the performance of government tenders, bids, contracts, leases, statutory obligations and other similar obligations;

(f)Liens arising by virtue of a judgment or judicial order against a Collateral Party or any Property of a Collateral Party, as long as the related judgment or judicial order does not give rise to an Event of Default;

(g)easements, rights-of-way, restrictions, covenants or other agreements of record, and other similar charges or encumbrances on Real Estate, that do not secure any monetary obligation and do not materially interfere with the Ordinary Course of Business;

(h)customary rights of setoff upon deposits in favor of depository institutions, and Liens of a collecting bank on Payment Items in the course of collection;

(i)solely with respect to FinCo Parent, Liens on its Property (other than the Equity Interests of FinCo), securing Debt permitted by Section 10.2.1(d);

(j)existing Liens shown on Schedule 10.2.2;

(k)Liens in favor of any Loan Party pursuant to the Management Services Agreement; and

(l)any other Lien securing Debt (other than Borrowed Money; provided that up to $[***] of Capital Leases and Purchase Money Debt (other than for Bulk Purchase InventoryCo Equipment) may be secured under this clause (l)) or other obligations or liabilities in an aggregate principal amount not exceeding $[***] in the aggregate at any time.

10.2.3Distributions; Upstream Payments. Declare or make, or permit FinCo to declare or make, any Distributions, except (1) Upstream Payments; (2) (x) provided no Event of Default has occurred and is continuing, Equity Purchase Price Distributions and (y) during any Specified Distribution Period, no more than once in any calendar month, Equity Purchase Price Distributions solely to pay documented payroll expenses and other operating expenses of Developer and the Obligors that are necessary to continue the business of Developer and the Obligors in the ordinary course and that are payable in the next thirty (30) days or to make direct or indirect equity contributions to any Financing Partnership to fund acquisitions of Projects in the next thirty (30) days, in each case of clauses (x) and (y), so long as Agent shall have received a Borrowing Base Report from a Responsible Officer of Borrower giving pro forma effect to any such Equity Purchase Price Distribution and Revolver Usage both before and after giving effect to such Distribution does not exceed the Borrowing Base; (3) provided no Default or Event of Default has occurred and is continuing, Tax Distributions to the extent permitted by Section 3.2 of the Depositary Agreement; (4) additional Distributions so long as (i) Revolver Usage both before and after giving effect to such Distribution does not exceed the Borrowing Base, (ii) no Default or Event of Default has occurred and is continuing or would result from the making of such Distribution, (iii) there are no unreimbursed draws outstanding in respect of Letters of Credit (unless such draw can be repaid with a Loan in accordance with Section 2.2), (iv) Agent shall have received a Borrowing Base Report from a Responsible Officer of Borrower giving pro forma effect to any such Distribution and (v) all other payments and distributions required by Section 3.2 of the Depositary Agreement have been made; (5) any Debt extended to Developer pursuant to the Management Services Agreement; or (6) with respect to FinCo, to the FinCo Parent or Borrower.

10.2.4Investments.  Make any Investment other than Permitted Investments.

10.2.5Disposition of Assets.  Make any Asset Disposition, except a Permitted Asset Disposition.

10.2.6[Reserved].

10.2.7[Reserved].

10.2.8Fundamental Changes.  Change its name without giving at least twenty (20) Business Days’ prior notice thereof to Agent; conduct business under any fictitious name; change its tax, charter or other organizational identification number without giving at least twenty (20) Business Days’ prior notice thereof to Agent; change its form or state of organization without giving at least twenty (20) Business Days’ prior notice thereof to Agent; liquidate, wind up its affairs or dissolve itself; consummate a statutory division; or merge, combine or consolidate with any Person, whether in a single transaction or in a series of related transactions, except for mergers or consolidations of a wholly-owned Subsidiary with another wholly-owned Subsidiary or into Borrower.

10.2.9Subsidiaries.  Form or acquire any direct Subsidiary after the Closing Date other than in connection with a Permitted Investment or permit any existing direct Subsidiary to issue any additional Equity Interests, other than (a) as contemplated under any Back-Leverage Loan Document, Sidecar Loan Document, Cash Equity Document or Tax Equity Document or (b) to a Collateral Party.

10.2.10Organic Documents.  Amend, modify or otherwise change any of its Organic Documents in a manner that is materially adverse to the Lenders, except in connection with a transaction permitted under Section 10.2.8.

10.2.11Taxes.

(a)File or consent to the filing of any consolidated income tax return with any Person other than Sponsor and any of its Subsidiaries.

(b)Except as required by Applicable Law, permit Holdings to make any changes to the accounting methods described in Section 9.1.8(c) for U.S. federal income tax purposes with respect to any 2019 Bulk Purchase InventoryCo Equipment or 2020 Bulk Purchase InventoryCo Equipment or its 2019 or 2020 taxable years.

10.2.12Accounting Changes.  Make any material change in accounting treatment or reporting practices, except in accordance with Section 1.2; or change its Fiscal Year.

10.2.13Restrictive Agreements.  Become a party to any Restrictive Agreement, except (a) a Restrictive Agreement (i) in effect on the Closing Date; (ii) relating to secured Debt permitted hereunder, as long as the restrictions apply only to such Debt, any collateral for such Debt and the documentation relating thereto; (iii) relating to Permitted Liens, so long as the restrictions apply only to the assets subject to such Lien, the obligations secured thereby or the documentation relating thereto; or (iv) constituting customary restrictions on assignment in leases and other contracts or (b) the Back-Leverage Loan Documents, the Sidecar Loan Documents, the Tax Equity Documents, or the Cash Equity Documents.

10.2.14Swaps.  Enter into any Swap, except to hedge risks arising in the Ordinary Course of Business and not for speculative purposes.

10.2.15Conduct of Business.  Engage in any business, other than its business as conducted on the Closing Date or as contemplated under the Loan Documents and any activities incidental thereto.

10.2.16Affiliate Transactions.  Enter into or be party to any transaction with an Affiliate, except (a) transactions expressly permitted by the Loan Documents; (b) payment of reasonable compensation to officers and employees for services actually rendered, and payment of customary directors’ fees and indemnities; (c) the Management Agreements; provided that the aggregate development fees payable to Developer thereunder shall not exceed $[***] per annum and shall be payable monthly; (d) transactions with Affiliates consummated prior to the Closing Date, as shown on Schedule 10.2.15; (e) MEPCAs and the transactions contemplated thereby; or (f) transactions with Affiliates upon fair and reasonable terms (and, to the extent material, pursuant to written agreements) no less favorable than would be obtained in a comparable arm’s‑length transaction with a non-Affiliate.

10.2.17Plans.  Become party to any Multiemployer Plan, other than any in existence on the Closing Date.

10.2.18Certain Amendments.  Amend, supplement or otherwise modify any Back-Leverage Loan Documents, Cash Equity Documents, Tax Equity Documents or Sidecar Loan Documents, if such modification (i) causes Revolver Usage to exceed the Borrowing Base or (ii) could reasonably be expected to make it materially more difficult to satisfy the conditions precedent to disbursement thereunder.

10.2.19Material Contracts.

(a)(i) Enter into any amendment, supplement, waiver, consent or other modification to either Management Agreement, except if such modification (x) could not reasonably be expected to adversely affect the Collateral Party’s or Lenders’ rights thereunder or under any Loan Document, (y) would not cause the Revolver Usage to exceed the Borrowing Base and (z) would not cause any Bulk Purchase InventoryCo Equipment to fail to comply with the “Five Percent Safe Harbor” (within the meaning of IRS Notice 2018-59) for beginning construction of “energy property” described in Section 48 of the Code for purposes of the ITC; (ii) terminate either Management Agreement, other than in a case where Full Payment has occurred; or (iii) assign or consent to the assignment of the Management Agreement other than to a Collateral Party or Agent, in each such case, without the consent of the Required Lenders.

(b)Without the consent of the Required Lenders not to be unreasonably withheld, delayed or conditioned, (i) enter into any material amendment, supplement, waiver, consent or other modification to Material Contract (other than the Management Agreements), (ii) terminate any Material Contract (other than the Management Agreements), other than in a case where such Material Contract has been fully performed, or (iii) assign or consent to the assignment of any Material Contract (other than the Management Agreements), in each such case of clauses (i) to (iii), to the extent such action would cause the Revolver Usage to exceed the Borrowing Base.

10.2.20Accounts.  (a) Disburse funds from any Collateral Account other than in accordance with the Depositary Agreement or deposit funds in any account other than a Collateral Account (except in connection with transfers from a Collateral Account in accordance with the

Depositary Agreement) or (b) open any deposit account unless such deposit account is subject to Agent’s control in accordance with Section 8.3.

10.3Financial Covenant. As long as any Commitment or Obligations are outstanding, as of the last day of each Fiscal Quarter, Sponsor, Holdings, Borrower, Pledgor, InventoryCo Parent, FinCo Parent and Developer (on a consolidated basis) shall have Unencumbered Liquidity of [***].

Section 11.EVENTS OF DEFAULT; REMEDIES ON DEFAULT

11.1Events of Default.  Each of the following shall be an “Event of Default” if it occurs for any reason whatsoever, whether voluntary or involuntary, by operation of law or otherwise:

(a)Any Obligor fails to pay when due any amount of principal of or any interest on any Loan (including any amounts due in respect of prepayments required in accordance with Section 5.2.2 and payment required in accordance with Section 5.2.3) and, in the case of any non-payment when due of any interest, such failure shall continue unremedied for three (3) Business Days, or (ii) any other Obligation when due and such failure shall continue unremedied for five (5) Business Days after such payment is due;

(b)Any representation, warranty or other written statement of an Obligor made in connection with any Loan Document or any Management Agreement or the transactions contemplated thereby is inaccurate or incorrect in any material respect as of the time when the same shall have been made, and, if curable, such inaccuracy or incorrectness remains unremedied for thirty (30) days after a Responsible Officer of such Obligor has Knowledge thereof or receives notice thereof from Agent, whichever is sooner;

(c)Any applicable Obligor breaches or fail to perform any covenant contained in Section 7.2, 8.1, 8.2.2, 8.4.1(a), 8.4.1(b), 10.1.2(a), 10.1.2(b), 10.1.2(d) 10.1.3(a)(iii) (as it relates to an Event of Default), 10.1.13, 10.2 or 10.3; provided that Obligors shall have fifteen (15) days to cure any breach or failure of Sections 10.1.2(a), 10.1.2(b) or 10.1.2(d) to the extent such breach or failure of Sections 10.1.2(a), 10.1.2(b) or 10.1.2(d) relates to financial statements (x) of Borrower or (y) of Sponsor, [***];

(d)An Obligor breaches or fails to perform any other covenant contained in any Loan Documents or any Management Agreement, and such breach or failure is not cured within thirty (30) days after a Responsible Officer of such Obligor has Knowledge thereof or receives notice thereof from Agent, whichever is sooner; provided that if (x) such breach or failure, as applicable, is susceptible to cure, (y) such breach or failure, as applicable, cannot reasonably be cured within such thirty- (30-) day period, and (z) the applicable Obligor commences cure of such breach or failure, as applicable, within such thirty- (30-) day period and thereafter diligently seeks to remedy such breach or failure, as applicable, then Agent shall not be entitled to exercise any remedies hereunder until such time as such Obligor ceases reasonable efforts to cure such breach or failure, as applicable, unless such breach or failure, as applicable, continues for a period of sixty (60) days after a Responsible Officer of such Obligor has Knowledge thereof or receives notice thereof from Agent;

(e)An event of default (after giving effect to any grace or cure period therein) by Developer, Sponsor or Holdings occurs under any Management Agreement;

(f)Sponsor, Holdings, Pledgor or Intermediate HoldCo repudiates, revokes or attempts to revoke its Pledge Agreement, Guaranty Agreement or any Management Agreement, as applicable; an Obligor denies or contests the validity or enforceability of any Loan Documents or Obligations or any Management Agreement, or the perfection or priority of any Lien granted to Agent; or any Loan Document or any Management Agreement ceases to be in full force or effect for any reason (other than a waiver or release by Agent and Lenders or a termination or expiration in accordance with its terms (other than due to an Event of Default by a Loan Party));

(g)Any payment default of an Obligor occurs under any instrument or agreement to which it is a party or by which it or any of its Properties is bound, relating to any Debt (other than the Obligations), (i) in excess of $[***] in aggregate with respect to Sponsor, Holdings or Developer or (ii) in excess of $[***] in aggregate with respect to any Loan Party, in each case, beyond any applicable grace period for such Debt and including at maturity or in connection with any acceleration of such Debt;

(h)Any judgment or order for the payment of money is entered against an Obligor in an amount that exceeds, individually or cumulatively with all unsatisfied judgments or orders against, (i) $[***], individually or in aggregate, with respect to Sponsor, Holdings or Developer or (ii) $[***], individually or in aggregate, with respect to any Loan Party (in each case, net of insurance coverage therefor that has not been denied by the insurer), and, in each case, such judgment remains in force, undischarged, unsatisfied and unstayed for more than forty-five (45) consecutive days;

(i)[Reserved];

(j)[Reserved];

(k)An Insolvency Proceeding is commenced by Sponsor, Holdings, any other Obligor or Developer; Sponsor, Holdings, any other Obligor or Developer makes an offer of settlement, extension or composition to its unsecured creditors generally; a trustee is appointed to take possession of any substantial Property of or to operate any of the business of Sponsor, Holdings, any other Obligor or Developer; or an Insolvency Proceeding is commenced against Sponsor, Holdings, any other Obligor or Developer and Sponsor, Holdings, any other Obligor or Developer consents to institution of the proceeding, the petition commencing the proceeding is not timely contested by Sponsor, Holdings, any other Obligor or Developer, the petition is not dismissed within sixty (60) days after filing, or an order for relief is entered in the proceeding (each of the foregoing, an “Insolvency Event”); provided, however, that a Default shall not have occurred under this Section 11.1(k) in respect of any such action by or against Sponsor or Holdings unless an Insolvency Event of a Loan Party could reasonably be expected to occur as a result thereof;

(l)An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan or a Loan Party or an ERISA Affiliate fails to pay when due any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan, in each case, which, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect;

(m)An Obligor is criminally indicted or convicted for violating any anti-corruption law, including the U.S. Foreign Corrupt Practices Act of 1977, UK Bribery Act 2010 or similar law in any jurisdiction, any Anti-Terrorism Law or any Sanctions Laws; or

(n)A Change of Control occurs.

To the extent that any event or condition that would otherwise constitute an Event of Default arises solely as a result of or relates solely to any Eligible Equipment or other component of the Borrowing Base, such event or condition shall not constitute an Event of Default to the extent Borrower removes such Eligible Equipment or other component of the Borrowing Base, as applicable, from the Borrowing Base and, to the extent necessary, repays Loans in an amount sufficient so that Revolving Usage does not exceed the Borrowing Base as of such date after giving effect to such event and any related repayment.

11.2Remedies upon Default.  If an Event of Default described in Section 11.1(k) has occurred and is continuing, then to the extent permitted by Applicable Law, all Obligations shall become automatically due and payable and all Commitments shall terminate, without any action by Agent or notice of any kind.  In addition, or if any other Event of Default has occurred and is continuing, Agent may in its discretion (and shall upon written direction of Required Lenders) do any one or more of the following from time to time:

(a)declare any Obligations immediately due and payable, whereupon they shall be due and payable without diligence, presentment, demand, protest or notice of any kind, all of which are hereby waived by Borrower to the fullest extent permitted by Applicable Law;

(b)terminate, reduce or condition any Commitment or adjust the Borrowing Base;

(c)require Borrower to Cash Collateralize the LC Obligations; and

(d)exercise any other rights or remedies afforded under any agreement, by law, at equity or otherwise, including the rights and remedies of a secured party under the UCC.  Such rights and remedies include the rights to (i) take possession of any Collateral; (ii) require Borrower to assemble Collateral, at Borrower’s expense, and make it available to Agent at a place designated by Agent; (iii) enter any premises where Collateral is located and store Collateral on such premises until sold (and if the premises are owned or leased by an Obligor, such Obligor agrees not to charge for such storage); and (iv) sell or otherwise dispose of any Collateral in its then condition, or after any further manufacturing or processing thereof, at public or private sale, with such notice as may be required by Applicable Law, in lots or in bulk, at such locations, all as Agent, in its discretion, deems advisable.  Each Loan Party agrees that 10 days’ notice of any proposed sale or other disposition of Collateral by Agent shall be reasonable, and that any sale conducted on the internet or to a licensor of Intellectual Property shall be commercially reasonable.  Agent may conduct sales on any Loan Party’s premises, without charge, and any sale may be adjourned from time to time in accordance with Applicable Law.  Agent shall have the right to sell, lease or otherwise dispose of any Collateral for cash, credit or any combination thereof to discharge the outstanding Obligations, and Agent may purchase any Collateral at public or, if permitted by law, private sale and, in lieu of actual payment of the purchase price, may credit bid and set off the amount of such price against the Obligations.

11.3License.  Agent is hereby granted an irrevocable, non-exclusive license or other right to use, license or sub-license (without payment of royalty or other compensation to any Person), upon the occurrence and during the continuance of an Event of Default, any or all Intellectual Property of Collateral Parties, computer hardware and software, trade secrets, brochures, customer lists, promotional and advertising materials, labels, packaging materials and other Property, in advertising for sale, marketing, selling, collecting, completing manufacture of, or otherwise exercising any rights or remedies with respect to, any Collateral.  Each Collateral Party’s rights and interests under Intellectual Property shall inure to Agent’s benefit.

11.4Setoff.  At any time during an Event of Default, Agent, Issuing Bank, Lenders, and any of their Affiliates are authorized, to the fullest extent permitted by Applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by Agent, Issuing Bank, such Lender or such Affiliate to or for the credit or the account of a Loan Party against its Obligations, whether or not Agent, Issuing Bank, such Lender or such Affiliate shall have made any demand under this Agreement or any other Loan Document and although such Obligations may be contingent or unmatured or are owed to a branch or office of Agent, Issuing Bank, such Lender or such Affiliate different from the branch or office holding such deposit or obligated on such indebtedness.  The rights of Agent, Issuing Bank, each Lender and each such Affiliate under this Section are in addition to other rights and remedies (including other rights of setoff) that such Person may have.

11.5Remedies Cumulative; No Waiver.

11.5.1Cumulative Rights.  All agreements, warranties, guaranties, indemnities and other undertakings of Obligors under the Loan Documents are cumulative and not in derogation of each other.  The rights and remedies of Agent, Issuing Bank and Lenders under the Loan Documents are cumulative, may be exercised at any time and from time to time, concurrently or in any order, and are not exclusive of any other rights or remedies available by agreement, by law, at equity or otherwise.  All such rights and remedies shall continue in full force and effect until Full Payment of all Obligations.

11.5.2Waivers.  No waiver or course of dealing shall be established by (a) the failure or delay of Agent, Issuing Bank or any Lender to require strict performance by any Obligor under any Loan Document, or to exercise any rights or remedies with respect to Collateral or otherwise; (b) the making of any Loan or issuance of any Letter of Credit upon the occurrence and during the continuance of a Default, Event of Default or other failure to satisfy any conditions precedent; or (c) acceptance by Agent, Issuing Bank or any Lender of any payment or performance by an Obligor under any Loan Documents in a manner other than that specified therein.  Any failure to satisfy a financial covenant on a measurement date shall not be cured or remedied by satisfaction of such covenant on a subsequent date.

Section 12.AGENT

12.1Appointment, Authority and Duties of Agent.

12.1.1Appointment and Authority.  Each Secured Party appoints and designates Bank of America as Agent under all Loan Documents.  Agent may, and each Secured Party authorizes

Agent to, enter into all Loan Documents to which Agent is intended to be a party and accept all Security Documents.  Any action taken by Agent in accordance with the provisions of the Loan Documents, and the exercise by Agent of any rights or remedies set forth therein, together with all other powers reasonably incidental thereto, shall be authorized by and binding upon all Secured Parties.  Without limiting the generality of the foregoing, Agent shall have the sole and exclusive authority to (a) act as the disbursing and collecting agent for Lenders with respect to all payments and collections arising in connection with the Loan Documents; (b) execute and deliver as Agent each Loan Document, including any intercreditor or subordination agreement, and accept delivery of each Loan Document; (c) act as collateral agent for Secured Parties for purposes of perfecting and administering Liens under the Loan Documents, and for all other purposes stated therein; (d) manage, supervise or otherwise deal with Collateral; and (e) take any Enforcement Action or otherwise exercise any rights or remedies with respect to any Collateral or under any Loan Documents, Applicable Law or otherwise.  Agent alone is authorized to determine eligibility and applicable advance rates under the Borrowing Base, whether to impose or release any reserve, or whether any conditions to funding or issuance of a Letter of Credit have been satisfied, which determinations and judgments, if exercised in good faith, shall exonerate Agent from liability to any Secured Party or other Person for any error in judgment.

12.1.2Duties.  The title of “Agent” is used solely as a matter of market custom and the duties of Agent are administrative in nature only.  Agent has no duties except those expressly set forth in the Loan Documents, and in no event does Agent have any agency, fiduciary or implied duty to or relationship with any Secured Party or other Person by reason of any Loan Document or related transaction.  The conferral upon Agent of any right shall not imply a duty to exercise such right, unless instructed to do so by Lenders in accordance with this Agreement.

12.1.3Delegation of Duties; Agent Professionals.  Agent may perform its duties through employees and agents.  Agent may consult with and employ Agent Professionals, and shall be entitled to act upon, and shall be fully protected in any action taken in good faith reliance upon, any advice given by an Agent Professional.  Agent shall not be responsible for the negligence or misconduct of any agents, employees or Agent Professionals selected by it with reasonable care.  Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by Agent. Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Section 12 shall apply to any such sub-agent and to the Related Parties of Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the Loans as well as activities as Agent. Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

12.1.4Instructions of Required Lenders.  The rights and remedies conferred upon Agent under the Loan Documents may be exercised without the necessity of joining any other party, unless required by Applicable Law.  In determining compliance with a condition for any action hereunder, including satisfaction of any condition in Section 6, Agent may presume that the condition is satisfactory to a Secured Party unless Agent has received notice to the contrary from such Secured Party before Agent takes the action.  Agent may request instructions from Required Lenders or other Secured Parties with respect to any act (including the failure to act) in connection with any Loan Documents or Collateral, and may seek assurances to its satisfaction from Secured Parties of their indemnification obligations against Claims that could be incurred by Agent.  Agent may refrain from any act until it has received such instructions or assurances, and shall not incur liability to any Person by reason of so refraining.  Instructions of Required Lenders shall be binding upon all Secured Parties, and no Secured Party shall have any right of action whatsoever against Agent as a result of Agent acting or refraining from acting pursuant to instructions of Required Lenders.  Notwithstanding the foregoing, instructions by and consent of specific parties shall be required to the extent provided in Section 14.1.  In no event shall Agent be required to take any action that it determines in its discretion is contrary to Applicable Law or any Loan Documents or could subject any Agent Indemnitee to liability.

12.2Agreements Regarding Collateral and Borrower Materials.

12.2.1Lien Releases; Care of Collateral.  Secured Parties authorize Agent to release any Lien on any Collateral (a) upon Full Payment of the Obligations; (b) that is the subject of a disposition that Borrower certifies in writing is a Permitted Asset Disposition (and Agent may rely conclusively on such certificate without further inquiry); (c) subject to Section 14.1, with the consent of Required Lenders; or (d) as is otherwise permitted under Loan Documents.  Secured Parties authorize Agent to subordinate its Liens to any Purchase Money Lien or other Lien entitled to priority hereunder.  Agent has no obligation to assure that any Collateral exists or is owned by an Obligor, or is cared for, protected or insured, nor to assure that Agent’s Liens have been properly created, perfected or enforced, or are entitled to any particular priority, nor to exercise any duty of care with respect to any Collateral.

12.2.2Possession of Collateral.  Agent and Secured Parties appoint each Secured Party as agent (for the benefit of Secured Parties) for the purpose of perfecting Liens in Collateral held or controlled by it, to the extent such Liens are perfected by possession or control.  If a Secured Party obtains possession or control of any Collateral, it shall notify Agent thereof and, promptly upon Agent’s request, deliver such Collateral to Agent or otherwise deal with it in accordance with Agent’s instructions.

12.2.3Reports.  Agent shall promptly provide to Lenders, when complete, any field examination, audit or appraisal report prepared for Agent with respect to any Obligor or Collateral (“Report”).  Reports and other Borrower Materials may be made available to Lenders by providing access to them on the Platform, but Agent shall not be responsible for system failures or access issues that may occur from time to time.  Each Lender agrees (a) that Reports are not intended to be comprehensive audits or examinations, and that Agent or any other Person performing an audit or examination will inspect only limited information and will rely significantly upon Borrower’s books, records and representations; (b) that Agent makes no representation or warranty as to the accuracy or completeness of any Borrower Materials and shall not be liable for any information contained in or omitted from any Borrower Materials, including any Report; and (c) to keep all Borrower Materials confidential and strictly for such Lender’s internal use, not to distribute any Report or other Borrower Materials (or the contents thereof) to any Person (except to such Lender’s Participants, attorneys and accountants), and to use all Borrower Materials solely for administration of the Obligations.  Each Lender shall indemnify and hold harmless Agent and any other Person preparing a Report from any action such Lender may take as a result of or any conclusion it may draw from any Borrower Materials, as well as from any Claims arising as a direct or indirect result of Agent furnishing same to such Lender, via the Platform or otherwise.

12.3Reliance By Agent.  Agent shall be entitled to rely, and shall be fully protected in relying, upon any certification, notice or other communication (including those by telephone, telex, telegram, telecopy, e-mail or other electronic means) believed by it to be genuine and correct and to have been signed, sent or made by the proper Person.  Agent shall have a reasonable and practicable amount of time to act upon any instruction, notice or other communication under any Loan Document, and shall not be liable for any delay in acting.

12.4Action Upon Default.  Agent shall not be deemed to have knowledge of any Default or Event of Default, or of any failure to satisfy any conditions in Section 6, unless it has received written notice from Borrower or Required Lenders specifying the occurrence and nature thereof.  If a Lender acquires knowledge of a Default, Event of Default or failure of such conditions, it shall promptly notify Agent and the other Lenders thereof in writing.  Each Secured Party agrees that, except as otherwise provided in any Loan Documents or with the written consent of Agent and Required Lenders, it will not take any Enforcement Action, accelerate Obligations or assert any rights relating to any Collateral.

12.5Ratable Sharing.  If any Lender obtains any payment or reduction of any Obligation, whether through set-off or otherwise, in excess of its ratable share of such Obligation, such Lender shall forthwith purchase from Secured Parties participations in the affected Obligation as are necessary to share the excess payment or reduction on a Pro Rata basis or in accordance with Section 5.5.2, as applicable.  If any such payment or reduction is thereafter recovered from the purchasing Lender, the purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest.  Notwithstanding the foregoing, if a Defaulting Lender obtains a payment or reduction of any Obligation, it shall immediately turn over the full amount thereof to Agent for application under Section 4.2.2 and it shall provide a written statement to Agent describing the Obligation affected by such payment or reduction.

12.6Indemnification.

12.6.1EACH SECURED PARTY SHALL INDEMNIFY AND HOLD HARMLESS AGENT INDEMNITEES, THE FUNDING AGENTS AND ISSUING BANK INDEMNITEES, TO THE EXTENT NOT REIMBURSED BY OBLIGORS, ON A PRO RATA BASIS, AGAINST ALL CLAIMS THAT MAY BE INCURRED BY OR ASSERTED AGAINST ANY SUCH INDEMNITEE, PROVIDED THAT ANY CLAIM AGAINST AN AGENT INDEMNITEE, FUNDING AGENT OR ISSUING BANK INDEMNITEE RELATES TO OR ARISES FROM ITS ACTING AS OR FOR AGENT (IN THE CAPACITY OF AGENT).  In Agent’s discretion, it may reserve for any Claims made against an Agent Indemnitee or Issuing Bank Indemnitees, and may satisfy any judgment, order or settlement relating thereto, from proceeds of Collateral prior to making any distribution of Collateral proceeds to Secured Parties.  If Agent is sued by any receiver, trustee or other Person for any alleged preference or fraudulent transfer, then any monies paid by Agent in settlement or satisfaction of such proceeding, together with all interest, costs and expenses (including attorneys’ fees) incurred in the defense of same, shall be promptly reimbursed to Agent by each Secured Party to the extent of its Pro Rata share.

12.6.2The Committed Lenders agree to reimburse and indemnify (on a Pro Rata basis based on the Lender Group Percentages) Agent (A) for any amounts not reimbursed by Borrower for which Agent is entitled to reimbursement by Borrower under the Loan Documents, (B) for any other expenses incurred by Agent on behalf of the Lenders, in connection with the preparation, execution, delivery, administration and enforcement of the Loan Documents, and (C) for any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever which may be imposed on, incurred by or asserted against Agent in any way relating to or arising out of the Loan Documents or any other document delivered in connection therewith or the transactions contemplated thereby, or the enforcement of any of the terms thereof or of any such other documents; provided that no Lender shall be liable for any of the foregoing to the extent any of the foregoing is found in a final non‑appealable judgment by a court of competent jurisdiction to have arisen solely from the gross negligence or willful misconduct of Agent.

12.7Limitation on Responsibilities of Agent.

12.7.1Agent shall not be liable to any Secured Party for any action taken or omitted to be taken under the Loan Documents, except for losses directly and solely caused by Agent’s gross negligence or willful misconduct.  Agent does not assume any responsibility for any failure or delay in performance or any breach by any Obligor, Lender or other Secured Party of any obligations under the Loan Documents.  Agent does not make any express or implied representation, warranty or guarantee to Secured Parties with respect to any Obligations, Collateral, Liens, Loan Documents or Obligor.  No Agent Indemnitee shall be responsible to Secured Parties for any recitals, statements, information, representations or warranties contained in any Loan Documents or Borrower Materials; the execution, validity, genuineness, effectiveness or enforceability of any Loan Documents; the genuineness, enforceability, collectability, value, sufficiency, location or existence of any Collateral, or the validity, extent, perfection or priority of any Lien therein; the validity, enforceability or collectability of any Obligations; or the assets, liabilities, financial condition, results of operations, business, creditworthiness or legal status of any Obligor or Account Debtor.  No Agent Indemnitee shall have any obligation to any Secured Party to ascertain or inquire into the existence of any Default or Event of Default, the observance by any Obligor of any terms of the Loan Documents, or the satisfaction of any conditions precedent contained in any Loan Documents.

12.7.2Agent and each Arranger, as applicable, shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, Agent or each Arranger, as applicable, and its Related Parties:

(a)shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b)shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose Agent to liability or that is contrary to any Loan Document or Applicable Law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Laws or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Laws; and

(c)shall not have any duty or responsibility to disclose, and shall not be liable for the failure to disclose, to any Lender or any Issuing Bank any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any of the Loan Parties or any of their Affiliates that is communicated to, or in the possession of, Agent, any Arranger or any of their Related Parties in any capacity, except for notices, reports and other documents expressly required to be furnished to the Lenders by Agent herein.

12.7.3Neither Agent nor any of its Related Parties shall be liable for any action taken or not taken by Agent under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby or thereby (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary), or as Agent shall believe in good faith shall be necessary) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and non-appealable judgment. Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given in writing to Agent by Borrower, a Lender or an Issuing Bank.

12.7.4Neither Agent nor any of its Related Parties have any duty or obligation to any Lender or participant or any other Person to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Collateral Documents, (v) the value or the sufficiency of any Collateral, or (vi) the satisfaction of any condition set forth in Section 6 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to Agent.

12.7.5Agent shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to Disqualified Lenders.  Without limiting the generality of the foregoing, Agent shall not (i) be obligated to ascertain, monitor or inquire as to whether any Lender or Participant or prospective Lender or Participant is a Disqualified Lender or (ii) have any liability with respect to or arising out of any assignment or participation of Loans, or disclosure of confidential information, to any Disqualified Lender.

12.8Successor Agent and Co-Agent’s Resignation; Successor Agent.

12.8.1Agent Resignation.  Agent may resign at any time by giving at least 30 days written notice thereof to Lenders and Borrower.  Required Lenders may appoint a successor that is (a) a Lender or Affiliate of a Lender; or (b) a financial institution reasonably acceptable to Required Lenders and (provided no Event of Default has occurred and is continuing) Borrower.  If no successor is appointed by the effective date of Agent’s resignation, then on such date, Agent may appoint a successor acceptable to it in its discretion (which shall be a Lender unless no Lender accepts the role) or, in the absence of such appointment, Required Lenders shall automatically assume all rights and duties of Agent.  The successor Agent shall thereupon succeed to and become vested with all the powers and duties of the retiring Agent without further act.  The retiring Agent shall be discharged from its duties hereunder on the effective date of its resignation, but shall continue to have all rights and protections available to Agent under the Loan Documents with respect to actions, omissions, circumstances or Claims relating to or arising while it was acting or transferring responsibilities as Agent or holding any Collateral on behalf of Secured Parties, including indemnification under Sections 12.6 and 14.2, and all rights and protections under this Section 12.  Any successor to Agent by merger or acquisition of stock or this loan shall continue to be Agent hereunder without further act on the part of any Secured Party or Obligor.

12.8.2Co-Collateral Agent.  If appropriate under Applicable Law, Agent may appoint a Person to serve as a co-collateral agent or separate collateral agent under any Loan Document.  Each right, remedy and protection intended to be available to Agent under the Loan Documents shall also be vested in such agent.  Secured Parties shall execute and deliver any instrument or agreement that Agent may request to effect such appointment.  If any such agent shall die, dissolve, become incapable of acting, resign or be removed, then all the rights and remedies of the agent, to the extent permitted by Applicable Law, shall vest in and be exercised by Agent until appointment of a new agent.

12.9Due Diligence and Non-Reliance.  Each Lender acknowledges and agrees that it has, independently and without reliance upon Agent, the Arrangers or any other Lenders, and based upon such documents, information and analyses as it has deemed appropriate, made its own credit analysis of each Obligor and its own decision to enter into this Agreement and to fund Loans and participate in LC Obligations hereunder.  Each Secured Party has made such inquiries as it feels necessary concerning the Loan Documents, Collateral and Obligors.  Each Secured Party acknowledges and agrees that the other Secured Parties have made no representations or warranties concerning any Obligor, any Collateral or the legality, validity, sufficiency or enforceability of any Loan Documents or Obligations.  Each Secured Party will, independently and without reliance upon any other Secured Party, and based upon such financial statements, documents and information as it deems appropriate at the time, continue to make and rely upon its own credit decisions in making Loans and participating in LC Obligations, and in taking or refraining from any action under any Loan Documents.  Except for notices, reports and other information expressly requested by a Lender, Agent and the Arrangers shall have no duty or responsibility to provide any Secured Party with any notices, reports or certificates furnished to Agent or any Arranger by any Obligor or any credit or other information concerning the affairs, financial condition, business or Properties of any Obligor (or any of its Affiliates) which may come into possession of Agent, any Arranger or their respective Affiliates.

12.10Remittance of Payments and Collections.

12.10.1Remittances Generally.  Payments by any Secured Party to Agent shall be made by the time and date provided herein, in immediately available funds.  If no time for payment is specified or if payment is due on demand and request for payment is made by Agent by 1:00 p.m. on a Business Day, then payment shall be made by the Secured Party by 3:00 p.m. on such day, and if request is made after 1:00 p.m., then payment shall be made by 11:00 a.m. on the next Business Day.  Payment by Agent to any Secured Party shall be made by wire transfer, in the type of funds received by Agent.  Any such payment shall be subject to Agent’s right of offset for any amounts due from such payee under the Loan Documents.

12.10.2Failure to Pay.  If any Secured Party fails to deliver when due any amount payable by it to Agent hereunder, such amount shall bear interest, from the due date until paid in full, at the greater of the Federal Funds Rate or the rate determined by Agent as customary for interbank compensation for two Business Days and thereafter at the Default Rate for Base Rate Loans.  No Obligor shall be entitled to credit for any interest paid by a Secured Party to Agent nor shall a Defaulting Lender be entitled to interest on amounts held by Agent pursuant to Section 4.2.

12.10.3Recovery of Payments.  If Agent pays an amount to a Secured Party in the expectation that a related payment will be received by Agent from an Obligor and such related payment is not received, then Agent may recover such amount from the Secured Party.  If Agent determines that an amount received by it must be returned or paid to an Obligor or other Person pursuant to Applicable Law or otherwise, then Agent shall not be required to distribute such amount to any Secured Party.  If Agent is required to return any amounts applied by it to Obligations held by a Secured Party, such Secured Party shall pay to Agent, on demand, its share of the amounts required to be returned.

12.11Individual Capacities.  If Agent is a Lender, Agent shall have the same rights and remedies under the Loan Documents as any other Lender, and the terms “Lenders,” “Required Lenders” or any similar term shall include Agent in its capacity as a Lender, if applicable.  Agent, Lenders and their Affiliates may accept deposits from, lend money to, provide Bank Products to, act as financial or other advisor to, and generally engage in any kind of business with, Obligors and their Affiliates, as if they were not Agent or Lenders hereunder, without any duty to account therefor to any Secured Party.  In their individual capacities, Agent, Lenders and their Affiliates may receive information regarding Obligors, their Affiliates and their Account Debtors (including information subject to confidentiality obligations), and shall have no obligation to provide such information to any Secured Party.

12.12Certain ERISA Matters.

12.12.1Lender Representations.  Each Lender (x) represents and warrants, as of the date it became a Lender party hereto, to, and (y) covenants, from the date it became a Lender party hereto to the date it ceases being a Lender party hereto, for the benefit of, Agent, the other Arranger and their respective Affiliates and not, for the avoidance of doubt, to or for the benefit of the Loan Parties, that at least one of the following is and will be true:

(a)such Lender is not using “plan assets” (within the meaning of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) of one or more Benefit Plans with respect to Lender’s entrance into, participation in, administration of and performance of the Loans, Letters of Credit, Commitments or this Agreement;

(b)the prohibited transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable so as to exempt from the prohibitions of Section 406 of ERISA and Section 4975 of the Code such Lender’s entrance into, participation in, administration of and performance of the Loans, Letters of Credit, Commitments and Loan Documents;

(c)(i) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (ii) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, Letters of Credit, Commitments and Loan Documents, (iii) the entrance into, participation in, administration of and performance of the Loans, Letters of Credit, Commitments and Loan Documents satisfies the requirements of sub‑sections (b) through (g) of Part I of PTE 84-14, and (iv) to the best knowledge of Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to Lender’s entrance into, participation in, administration of and performance of the Loans, Letters of Credit, Commitments and Loan Documents; or

(d)such other representation, warranty and covenant as may be agreed in writing between Agent, in its sole discretion, and such Lender.

12.12.2Further Lender Representation.  Unless either (1) Section 12.12.1(a) is true with respect to a Lender or (2) such Lender has provided another representation, warranty and covenant in accordance with Section 12.12.1(d), such Lender further (x) represents and warrants, as of the date it became a Lender hereunder, and (y) covenants, from the date it became a Lender hereunder to the date it ceases to be a Lender hereunder, for the benefit of Agent, the other Arranger and their respective Affiliates and not, for the avoidance of doubt, to or for the benefit of any Loan Party, that none of Agent, the other Arranger or any of their respective Affiliates is a fiduciary with respect to the assets of such Lender involved in its entrance into, participation in, administration of and performance of the Loans, Letters of Credit, Commitments and Loan Documents (including in connection with the reservation or exercise of any rights by Agent under any Loan Document).

12.13No Third Party Beneficiaries.  This Section 12 is an agreement solely among Secured Parties and Agent, and shall survive Full Payment of the Obligations.  This Section 12 does not confer any rights or benefits upon Borrower or any other Person.  As between Borrower and Agent, any action that Agent may take under any Loan Documents or with respect to any Obligations shall be conclusively presumed to have been authorized and directed by Secured Parties.

12.14Loan Documents; Further Assurances.

12.14.1Each Committed Lender and each Funding Agent authorizes Agent to enter into each of the Loan Documents to which it is a party and each Lender and each Funding Agent authorizes Agent to take all action contemplated by such documents in its capacity as Agent.  Each Lender and each Funding Agent agrees that no Lender and no Funding Agent, respectively, shall have the right individually to seek to realize upon the security granted by any Loan Document, it being understood and agreed that such rights and remedies may be exercised solely by Agent for the benefit of the Secured Parties upon the terms of the Loan Documents.

12.14.2Any Funding Agent may (in its sole discretion and at its sole expense), at any time, have their Loans rated by Moody’s or S&P.  Any such rating shall not be a condition precedent to the closing the credit facilities provided under this Agreement, or the making of any

Loans as set forth herein.  Borrower and the Sponsor shall provide reasonable assistance to obtain such rating. For the avoidance of doubt, any such rating shall not be a condition precedent to the exercise of any rights of Borrower or Sponsor under this Agreement.

12.15Funding Agent Appointment; Nature of Relationship. To the extent a Lender Group shall have a Conduit Lender and a Committed Lender, such Lenders shall appoint a Funding Agent for such Lender Group and such Funding Agent shall be their agent hereunder, and such Lenders irrevocably authorize such Funding Agent to act as the contractual representative of such Lenders with the rights and duties expressly set forth herein and in the other Loan Documents, together with such powers as are reasonably incidental thereto.  Each Funding Agent agrees to act as such contractual representative upon the express conditions contained in this Section 12.  Notwithstanding the use of the defined term “Funding Agent,” it is expressly understood and agreed that no Funding Agent shall have any fiduciary responsibilities to any Lender by reason of this Agreement and that each Funding Agent is merely acting as the representative of the Lenders in its Lender Group with only those duties as are expressly set forth in this Agreement and the other Loan Documents.  In its capacity as the related Lenders’ contractual representative, each Funding Agent (A) does not assume any fiduciary duties to any of the Lenders, (B) is a “representative” of the Lenders in its Lender Group within the meaning of Section 9‑102 of the UCC and (C) is acting as an independent contractor, the rights and duties of which are limited to those expressly set forth in this Agreement and the other Loan Documents.  Each of the Lenders agrees to assert no claim against their Funding Agent on any agency theory or any other theory of liability for breach of fiduciary duty, all of which claims each Lender waives.

12.16Funding Agent Powers.  Each Funding Agent shall have and may exercise such powers under the Loan Documents as are specifically delegated to such Funding Agent by the terms thereof, together with such powers as are reasonably incidental thereto.  No Funding Agent shall have any implied duties or fiduciary duties to the Lenders in its Lender Group, or any obligation to such Lenders to take any action hereunder or under any of the other Loan Documents except any action specifically provided by the Loan Documents required to be taken by such Funding Agent.

12.17Funding Agent General Immunity.  Neither any Funding Agent nor any of its directors, officers, agents or employees shall be liable to any Loan Party or any Lender for any action taken or omitted to be taken by it or them hereunder or under any other Loan Document or in connection herewith or therewith except to the extent such action or inaction is found in a final non‑appealable judgment by a court of competent jurisdiction to have arisen solely from (A) the gross negligence or willful misconduct of such Person or (B) breach of contract by such Person with respect to the Loan Documents.

12.18Funding Agent Responsibility for Loans, Creditworthiness, Collateral, Recitals, Etc.  Neither any Funding Agent nor any of its directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into, or verify (A) any statement, warranty or representation made in connection with any Loan Document or any borrowing hereunder, (B) the performance or observance of any of the covenants or agreements of any obligor under any Loan Document, (C) the satisfaction of any condition specified in Section 6, except receipt of items required to be delivered solely to the Funding Agents, (D) the existence or possible existence of any Default or Event of Default or (E) the validity, effectiveness or genuineness of any Loan Document or any other instrument or writing furnished in connection therewith.  No

Funding Agent shall be responsible to any Lender for any recitals, statements, representations or warranties herein or in any of the other Loan Documents, for the perfection or priority of any of the Liens on any of the Collateral, or for the execution, effectiveness, genuineness, validity, legality, enforceability, collectability, or sufficiency of this Agreement or any of the other Loan Documents or the transactions contemplated thereby, or for the financial condition of any guarantor of any or all of the Obligations, Borrower or any of their respective Affiliates.

12.19Funding Agent Action on Instructions of Lenders.  Each Funding Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder and under any other Loan Document in accordance with written instructions signed by each of the Lenders in its Lender Group, and such instructions and any action taken or failure to act pursuant thereto shall be binding on all of such Lenders.  Each Funding Agent shall be fully justified in failing or refusing to take any action hereunder and under any other Loan Document unless it shall first be indemnified to its satisfaction by the Lenders in its Lender Group pro rata against any and all liability, cost and expense that it may incur by reason of taking or continuing to take any such action.

12.20Funding Agent Employment of Agents and Counsel. Each Funding Agent may execute any of its duties as a Funding Agent hereunder by or through employees, agents, and attorneys‑in‑fact and shall not be answerable to the Lenders in its Lender Group, except as to money or securities received by it or its authorized agents, for the default or misconduct of any such agents or attorneys‑in‑fact selected by it with reasonable care.  Each Funding Agent, at the expense of the Committed Lenders in the related Lender Group, shall be entitled to advice of counsel concerning the contractual arrangement between such Funding Agent and the Lenders in its Lender Group and all matters pertaining to such Funding Agent’s duties hereunder and under any other Loan Document.

12.21Funding Agent Reliance on Documents; Counsel.  Each Funding Agent shall be entitled to rely upon any note, notice, consent, certificate, affidavit, letter, telegram, statement, paper or document believed by it to be genuine and correct and to have been signed or sent by the proper Person or Persons, and, in respect to legal matters, upon the opinion of counsel selected by such Funding Agent, which counsel may be employees of such Funding Agent.

12.22Funding Agent’s Reimbursement and Indemnification.  The Committed Lenders in each Lender Group agree to reimburse and indemnify (on a pro rata basis based upon the applicable Lender Group Percentages) the Funding Agent in their Lender Group (A) for any amounts not reimbursed by Borrower for which such Funding Agent is entitled to reimbursement by Borrower under the Loan Documents, (B) for any other expenses incurred by such Funding Agent on behalf of the Lenders, in connection with the preparation, execution, delivery, administration and enforcement of the Loan Documents, and (C) for any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever which may be imposed on, incurred by or asserted against such Funding Agent in any way relating to or arising out of the Loan Documents or any other document delivered in connection therewith or the transactions contemplated thereby, or the enforcement of any of the terms thereof or of any such other documents, provided that no Lender shall be liable for any of the foregoing to the extent any of the foregoing is found in a final non‑appealable judgment by a court of competent jurisdiction to have arisen solely from the gross negligence or willful misconduct of such Funding Agent.

12.23Funding Agent Rights as a Lender.  With respect to its Commitment and Loans made by it and the notes (if any) issued to it, in its capacity as a Lender, each Funding Agent shall have the same rights and powers hereunder and under any other Loan Document as any Lender and may exercise the same as though it were not a Funding Agent, and the term “Lender” or “Lenders,” as applicable, shall, unless the context otherwise indicates, include such Funding Agent in its individual capacity.  Each Funding Agent may accept deposits from, lend money to, and generally engage in any kind of trust, debt, equity or other transaction, in addition to those contemplated by this Agreement or any other Loan Document, with Borrower or any of its Affiliates in which such Person is not prohibited hereby from engaging with any other Person.

12.24Funding Agent Lender Credit Decision.  Each Lender acknowledges that it has, independently and without reliance upon its Funding Agent or any other Lender and based on the financial statements prepared by Borrower and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and the other Loan Documents.  Each Lender also acknowledges that it will, independently and without reliance upon its Funding Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Loan Documents.

12.25Funding Agent Successor Funding Agent.  Any Funding Agent may resign at any time by giving written notice thereof to the Lenders in its Lender Group, Agent and Borrower, and such Funding Agent may be removed at any time for cause by written notice received by the Lenders in its Lender Group.  Upon any such resignation or removal, the Lenders in a Lender Group shall have the right, in consultation with Borrower, to appoint a successor Funding Agent.  If no successor Funding Agent shall have been so appointed by such Lenders and shall have accepted such appointment within thirty 30 days after the exiting Funding Agent’s giving notice of resignation or receipt of notice of removal, then the exiting Funding Agent may appoint, on behalf of the Lenders in its Lender Group, a successor Funding Agent (but only if such successor is reasonably acceptable to each such Lender) or petition a court of competent jurisdiction to appoint a successor Funding Agent.  Upon the acceptance of any appointment as a Funding Agent hereunder by a successor Funding Agent, such successor Funding Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the exiting Funding Agent, and the exiting Funding Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents.  After any exiting Funding Agent’s resignation hereunder as Funding Agent, the provisions of this Section 12 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as the Funding Agent hereunder and under the other Loan Documents.  Notwithstanding any provision in this Section 12.25 to the contrary, any Funding Agent that has provided notice of its resignation or has been provided notice of its removal shall be required to serve as Funding Agent until its successor has assumed such role.

12.26Funding Agent Loan Documents; Further Assurances.  Each Lender authorizes the Funding Agent in its Lender Group to enter into each of the Loan Documents to which it is a party and each Lender authorizes the Funding Agent in its Lender Group to take all action contemplated by such Loan Documents in its capacity as Funding Agent.

12.27Agent May File Proofs of Claim; Credit Bidding.

(a)In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, Agent (irrespective of whether the principal of any Loan or LC Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether Agent shall have made any demand on Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(i)to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, LC Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Banks and Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Issuing Banks and Agent and their respective agents and counsel and all other amounts due hereunder) allowed in such judicial proceeding; and

(ii)to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and each Issuing Bank to make such payments to Agent and, in the event that Agent shall consent to the making of such payments directly to the Lenders and the Issuing Banks, to pay to Agent any amount due for the reasonable compensation, expenses, disbursements and advances of Agent and its agents and counsel, and any other amounts due to Agent hereunder.

(b)Nothing contained herein shall be deemed to authorize Agent to authorize or consent to or accept or adopt on behalf of any Lender or any Issuing Bank any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or any Issuing Bank to authorize Agent to vote in respect of the claim of any Lender or any Issuing Bank or in any such proceeding.

(c)The Secured Parties hereby irrevocably authorize Agent, at the direction of the Required Lenders, to credit bid all or any portion of the Obligations (including accepting some or all of the Collateral in satisfaction of some or all of the Obligations pursuant to a deed in lieu of foreclosure or otherwise) and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral (i) at any sale thereof conducted under the provisions of the Bankruptcy Code, including under Sections 363, 1123 or 1129 of the Bankruptcy Code, or any similar Laws in any other jurisdictions to which a Loan Party is subject, (ii) at any other sale or foreclosure or acceptance of collateral in lieu of debt conducted by (or with the consent or at the direction of) Agent (whether by judicial action or otherwise) in accordance with any Applicable Law. In connection with any such credit bid and purchase, the Obligations owed to the Secured Parties shall be entitled to be, and shall be, credit bid on a ratable basis (with Obligations with respect to contingent or unliquidated claims receiving contingent interests in the acquired assets on a ratable basis that would vest upon the liquidation of such claims in an amount proportional to the liquidated portion of the contingent claim amount used in allocating the contingent interests) in the asset or assets so purchased (or in the Equity Interests or debt instruments of the acquisition vehicle or vehicles that are used to consummate such purchase). In connection with any such bid (A) Agent shall be authorized to form one or more acquisition vehicles to make a bid, (B) to adopt documents providing for the governance of the acquisition vehicle or vehicles (provided that any actions by Agent with respect to such acquisition vehicle or vehicles, including any disposition of the assets or Equity Interests thereof shall be governed, directly or indirectly, by the vote of the Required Lenders, irrespective of the termination of this Agreement and without giving effect to the limitations on actions by the Required Lenders contained in Section 14.1.1 of this Agreement), (C) Agent shall be authorized to assign the relevant Obligations to any such acquisition vehicle pro rata by the Lenders, as a result of which each of the Lenders shall be deemed to have received a pro rata portion of any Equity Interests and/or debt instruments issued by such an acquisition vehicle on account of the assignment of the Obligations to be credit bid, all without the need for any Secured Party or acquisition vehicle to take any further action, and (D) to the extent that Obligations that are assigned to an acquisition vehicle are not used to acquire Collateral for any reason (as a result of another bid being higher or better, because the amount of Obligations assigned to the acquisition vehicle exceeds the amount of debt credit bid by the acquisition vehicle or otherwise), such Obligations shall automatically be reassigned to the Lenders pro rata and the Equity Interests and/or debt instruments issued by any acquisition vehicle on account of the Obligations that had been assigned to the acquisition vehicle shall automatically be cancelled, without the need for any Secured Party or any acquisition vehicle to take any further action.

12.28Collateral and Guaranty Matters.

(a)Upon request by Agent at any time, the Required Lenders will confirm in writing Agent’s authority to release its interest in Collateral or any portion thereof, as applicable.  In each case, as specified in Section 12.2 and this Section 12.28, Agent will, at Borrower’s expense, execute and deliver to the applicable Collateral Party such documents as such Collateral Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Security Documents, in each case in accordance with the terms of the Loan Documents, Section 12.2 and this Section 12.28.

(b)Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of Agent’s Lien thereon, or any certificate prepared by any Loan Party in connection therewith, nor shall Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.

Section 13.BENEFIT OF AGREEMENT; ASSIGNMENTS

13.1Successors and Assigns.  This Agreement and the other Loan Documents shall be binding upon and inure to the benefit of Obligors, Agent, Lenders, Secured Parties, and their respective successors and assigns, except that (a) no Obligor may assign or delegate its rights or obligations under any Loan Documents; and (b) any assignment by a Lender must be made in compliance with Section 13.2 or 13.3.  Agent may treat the Person which made any Loan as the owner thereof for all purposes until such Person makes an assignment in accordance with Section 13.3.  Any authorization or consent of a Lender shall be conclusive and binding on any subsequent transferee or assignee of such Lender. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 13.2 and, to the extent expressly contemplated hereby, the Affiliates of each of Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

13.1.1Permitted Participants; Effect.  Subject to Section 13.3.3, any Lender may sell to a financial institution (other than any Disqualified Lender, except upon the occurrence and during the continuance of an Event of Default) (“Participant”) a participating interest in the rights and obligations of such Lender under any Loan Documents.  Despite any sale by a Lender of participating interests to a Participant, such Lender’s obligations under the Loan Documents shall remain unchanged, it shall remain solely responsible to the other parties hereto for performance of such obligations, it shall remain the holder of its Loans and Commitments for all purposes, all amounts payable by Obligors shall be determined as if it had not sold such participating interests, and Obligors and Agent shall continue to deal solely and directly with such Lender in connection with the Loan Documents.  Each Lender shall be solely responsible for notifying its Participants of any matters under the Loan Documents, and Agent and the other Lenders shall not have any obligation or liability to any such Participant.  A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 5.7 unless Borrower agrees otherwise in writing.

13.1.2Voting Rights.  Each Lender shall retain the sole right to approve, without the consent of any Participant, any amendment, waiver or other modification of a Loan Document other than that which forgives principal, interest or fees, reduces the stated interest rate or fees payable with respect to any Loan or Commitment in which such Participant has an interest, postpones the Maturity Date or any date fixed for any regularly scheduled payment of principal, interest or fees on such Loan or Commitment, or releases any Obligor or substantially all Collateral.

13.1.3Participant Register.  Each Lender that sells a participation shall, acting as a non-fiduciary agent of Borrower (solely for tax purposes), maintain a register in which it enters the Participant’s name, address and interest in Commitments and Loans (and stated interest).  Entries in the register shall be conclusive, absent manifest error, and such Lender shall treat each Person recorded in the register as the owner of the participation for all purposes, notwithstanding any notice to the contrary.  No Lender shall have an obligation to disclose any information in such register except to the extent necessary to establish that a Participant’s interest is in registered form under the Code.

13.1.4Benefit of Setoff.  Each Participant shall have a right of set-off in respect of its participating interest to the same extent as if such interest were owing directly to a Lender, and each Lender shall also retain the right of set-off with respect to any participating interests sold by it.  By exercising any right of set-off, a Participant agrees to share with Lenders all amounts received through its set-off, in accordance with Section 12.5 as if such Participant were a Lender.

13.2Assignments.

13.2.1Permitted Assignments.  A Lender may assign to an Eligible Assignee any of its rights and obligations under the Loan Documents and each Conduit Lender may assign its rights and obligations under the Loan Documents to a Program Support Provider with the consent of the Funding Agent, as long as (a) each assignment is of a constant, and not a varying, percentage of the transferor Lender’s rights and obligations under the Loan Documents and, in the case of a partial assignment, is in a minimum principal amount of $10,000,000 (unless otherwise agreed by Agent in its discretion) and integral multiples of $1,000,000 in excess of that amount; (b) except in the case of an assignment in whole of a Lender’s rights and obligations, the aggregate amount of the Commitments retained by the transferor Lender is at least $10,000,000 (unless otherwise agreed by Agent and (so long as no Event of Default has occurred and is continuing) Borrower in their discretion); and (c) the parties to each such assignment shall execute and deliver an Assignment and Assumption to Agent for acceptance and recording.  Nothing herein shall limit the right of (i) a Lender to pledge or assign any rights under the Loan Documents to secure obligations of such Lender, including a pledge or assignment to a Federal Reserve Bank; provided, that no such pledge or assignment shall release the Lender from its obligations hereunder nor substitute the pledgee or assignee for such Lender as a party hereto and (ii) a Conduit Lender may at any time, without any requirement to obtain the consent of Agent or Borrower, pledge or grant a security interest in all or any portion of its rights (including rights to payment of capital and yield) under this Agreement to a collateral agent or trustee for its commercial paper program.

13.2.2Effect; Effective Date.  Upon delivery to Agent of an Assignment and Assumption and a processing fee of $[***] (unless otherwise agreed by Agent in its discretion), the assignment shall become effective as specified in the Assignment and Assumption, if it complies with this Section 13.3.  From such effective date, the Eligible Assignee shall for all purposes be a Committed Lender under the Loan Documents, and shall have all rights and obligations of a Committed Lender thereunder.  In the case of any assignment to or from a Conduit Lender in accordance with the terms hereof, no notice to Agent or processing fee shall be required and such assignment shall become effective as agreed between the assignor and assignee.  Upon consummation of an assignment, the transferor Lender, Agent and Borrower shall make appropriate arrangements for issuance of replacement and/or new notes, if applicable.  The transferee Lender shall comply with Section 5.8 and deliver, upon request, an Administrative Questionnaire.

13.2.3Certain Assignees.  Notwithstanding anything to the contrary set forth herein, no assignment or participation may be made to Borrower, any Affiliate of Borrower, any Defaulting Lender, any Person that is a Disqualified Lender (except upon the occurrence and during the continuance of an Event of Default) or any natural person. Agent shall have no obligation to determine whether any assignment is permitted under the Loan Documents.  Any assignment by a Defaulting Lender must be accompanied by satisfaction of its outstanding obligations under the Loan Documents in a manner satisfactory to Agent and Borrower, including payment by the Defaulting Lender or Eligible Assignee of an amount sufficient upon distribution (through direct payment, purchases of participations or other methods acceptable to Agent in its discretion) to satisfy all funding and payment liabilities of the Defaulting Lender.  If any assignment by a Defaulting Lender (by operation of law or otherwise) does not comply with the foregoing, the assignee shall be deemed a Defaulting Lender for all purposes until compliance occurs.

13.2.4Register.  Agent, acting solely for this purpose as a non-fiduciary agent of Borrower (and such agency being solely for Tax purposes), shall maintain at Agent’s Office a copy of each Assignment and Assumption delivered to it (or the equivalent thereof in electronic form) and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and interest amounts) of the Loans, interest and LC Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, absent manifest error, and Borrower, Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by Borrower and any Lender (with respect to such Lender’s interest only), at any reasonable time and from time to time upon reasonable prior notice.

13.2.5Disqualified Lenders.

(a)Except upon the occurrence and during the continuance of an Event of Default, no assignment or participation shall be made to, any Person that was a Disqualified Lender as of the date (the “Trade Date”) on which the assigning Lender entered into a binding agreement to sell and assign all or a portion of its rights and obligations under this Agreement to such Person (unless the Borrower has consented to such assignment in writing in its sole and absolute discretion, in which case such Person will not be considered a Disqualified Lender for the purpose of such assignment or participation).  For the avoidance of doubt, with respect to any assignee or participant that becomes a Disqualified Lender after the applicable Trade Date (including as a result of the delivery of a notice pursuant to the definition of “Disqualified Lender”), (x) such assignee shall not retroactively be disqualified from becoming a Lender and (y) the execution by Borrower of an Assignment and Assumption with respect to such assignee will not by itself result in such assignee no longer being considered a Disqualified Lender. Any assignment in violation of this Section 13.2.5 shall not be void, but the other provisions of this Section 13.2.5 shall apply.

(b)If any assignment or participation is made to any Disqualified Lender without the Borrower’s prior written consent in violation of clause (a) above, or if any Person becomes a Disqualified Lender after the applicable Trade Date, then Borrower may, at its sole expense and effort, upon notice to the applicable Disqualified Lender and Agent, (A) terminate the Commitment of such Disqualified Lender and repay all obligations of the Borrower owing to such Disqualified Lender in connection with such Commitment and/or (B) require such Disqualified Lender to assign, without recourse (in accordance with and subject to the restrictions contained in this Section), all of its interest, rights and obligations under this Agreement to one or more Eligible Assignees at the lesser of (x) the principal amount thereof and (y) the amount that such Disqualified Lender paid to acquire such interests, rights and obligations, in each case plus accrued interest, accrued fees and all other amounts (other than principal amounts) payable to it hereunder.

(c)Notwithstanding anything to the contrary contained in this Agreement, if any assignment or participation is made to any Disqualified Lender without the Borrower’s prior written consent in violation of clause (a) above, or if any Person becomes a Disqualified Lender after the applicable Trade Date, Disqualified Lenders (A) will not (x) have the right to receive information, reports or other materials provided to Lenders by the Borrower, Agent or any other Lender, (y) attend or participate in meetings attended by the Lenders and Agent, or (z) access any electronic site established for the Lenders or confidential communications from counsel to or financial advisors of Agent or the Lenders and (B) (x) for purposes of any consent to any amendment, waiver or modification of, or any action under, and for the purpose of any direction to Agent or any Lender to undertake any action (or refrain from taking any action) under this Agreement or any other Loan Document, each Disqualified Lender will be deemed to have consented in the same proportion as the Lenders that are not Disqualified Lender consented to such matter, and (y) for purposes of voting on any plan in an Insolvency Proceeding, each Disqualified Lender party hereto hereby agrees (1) not to vote on such plan, (2) if such Disqualified Lender does vote on such plan notwithstanding the restriction in the foregoing clause (1), such vote will be deemed not to be in good faith and shall be “designated” pursuant to Section 1126(e) of the Bankruptcy Code (or any similar provision in any other Applicable Laws), and such vote shall not be counted in determining whether the applicable class has accepted or rejected such plan in accordance with Section 1126(c) of the Bankruptcy Code (or any similar provision in any other Applicable Laws) and (3) not to contest any request by any party for a determination by the applicable court of competent jurisdiction effectuating the foregoing clause (2).

13.3Replacement of Certain Lenders.  If a Lender (a) within the last 120 days failed to give its consent to any amendment, waiver or action for which consent of all Lenders was required and Required Lenders consented, (b) is a Defaulting Lender, or (c) has given a notice under Section 3.6 or requested payment, compensation, indemnification or additional amounts under Section 3.8 or 5.7 (and has not designated a different Lending Office pursuant to Section 3.7), then Agent or Borrower may, upon 10 days’ notice to such Lender, require it to assign all of its rights and obligations under the Loan Documents to Eligible Assignee(s), pursuant to appropriate Assignment and Assumption(s), within 20 days after the notice; provided that, in the case of any such assignment resulting from a claim for compensation under Section 3.6 or payments required to be made pursuant to Section 5.7, such assignment will result in a reduction in such compensation or payments thereafter.  Agent is irrevocably appointed as attorney-in-fact to execute any such Assignment and Assumption if the Lender fails to execute it.  Such Lender shall be entitled to receive, in cash, concurrently with such assignment, all amounts owed to it under the Loan Documents through the date of assignment.  A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling Borrower to require such assignment and delegation cease to apply.

Section 14.MISCELLANEOUS

14.1Consents, Amendments and Waivers.

14.1.1Amendment.

(a)Subject to Section 1.5, no modification of any Loan Document (including any extension or amendment of a Loan Document, any waiver of a Default or Event of Default or any other provision of any Loan Document, or any consent to any departure by any Obligor from any Loan Document) shall be effective without the prior written agreement of the Required Lenders or Agent (with the consent of Required Lenders) and each Obligor party to such Loan Document and acknowledged by Agent; provided, that

(i)without the prior written consent of Agent, no modification shall alter any provision in a Loan Document that relates to any rights, duties or discretion of Agent;

(ii)without the prior written consent of Issuing Bank, no modification shall alter Section 2.2 or any other provision in a Loan Document that relates to Letters of Credit or any rights, duties or discretion of Issuing Bank;

(iii)without the prior written consent of the parties thereto, no modification shall alter any provision in any fee letter that constitutes a Loan Document;

(iv)without the prior written consent of each affected Lender, including a Defaulting Lender, no modification shall (A) increase the Commitment of such Lender; (B) reduce the amount of, or waive or delay payment of, any principal, interest or fees payable to such Lender (except as provided in Section 4.2); (C) extend the Commitment Termination Date or Maturity Date applicable to such Lender’s Obligations; or (D) amend this clause (iv);

(v)without the prior written consent of all Lenders (except any Defaulting Lender), no modification shall (A) alter Section 5.5.2, 7.1 (except to add Collateral) or 14.1.1; (B) amend the definition of Borrowing Base (or any defined term used in such definition), Pro Rata or Required Lenders; (C) release all or substantially all Collateral; or (D) except in connection with a merger, disposition or similar transaction expressly permitted hereby, release any Obligor from liability for any Obligations; and

(vi)without the prior written consent of all Funding Agents, no modification shall amend, modify or waive any provision of Sections 12.15 through 12.26 hereof.

(b)Borrower agrees to provide notice to each party hereto of any amendments to or waivers of any provision of this Agreement; provided that Borrower shall provide the Conduit Lender with prompt written notice of any amendment to any provision of this Agreement, prior to such amendment becoming effective.

14.1.2Limitations.  The agreement of Borrower shall not be required for any modification of a Loan Document that deals solely with the rights and duties of Lenders, Issuing Bank and/or Agent as among themselves.  Only the consent of the parties to any agreement relating to fees or a Bank Product shall be required for modification of such agreement, and no Bank Product provider (in such capacity) shall have any right to consent to modification of any Loan Document.  Any waiver or consent granted by Agent, Issuing Bank or Lenders hereunder shall be effective only if in writing and only for the matter specified.

14.1.3Payment for Consents.  Borrower will not, directly or indirectly, pay any remuneration or other thing of value, whether by way of additional interest, fee or otherwise, to any Lender (in its capacity as a Lender hereunder) as consideration for agreement by such Lender with any modification of any Loan Documents, unless such remuneration or value is concurrently paid, on the same terms, on a Pro Rata basis to all Lenders providing their consent.

14.2Indemnity.

14.2.1BORROWER SHALL INDEMNIFY AND HOLD HARMLESS THE INDEMNITEES AGAINST ANY CLAIMS THAT MAY BE INCURRED BY OR ASSERTED AGAINST ANY INDEMNITEE, INCLUDING CLAIMS ASSERTED BY ANY OBLIGOR OR OTHER PERSON OR ARISING FROM THE NEGLIGENCE OF AN INDEMNITEE PROVIDED THAT THE FOREGOING INDEMNITY SHALL NOT APPLY AS TO ANY INDEMNITEE TO THE EXTENT IT IS FINALLY JUDICIALLY DETERMINED THAT SUCH CLAIMS OR EXPENSES RESULTED FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF SUCH INDEMNITEE; PROVIDED THAT BORROWER’S OBLIGATIONS TO PAY OR REIMBURSE THE INDEMNITEE FOR LEGAL FEES AND

EXPENSES SHALL BE LIMITED TO THE REASONABLE AND DOCUMENTED LEGAL FEES AND EXPENSES OF A SINGLE LAW FIRM FOR ALL INDEMNITEES TAKEN TOGETHER, AND ONE LOCAL COUNSEL IN EACH APPROPRIATE JURISDICTION, EXCEPT THAT IN THE CASE WHERE AN INDEMNITEE DETERMINES IN GOOD FAITH THAT A CONFLICT OF INTEREST DOES EXIST IN CONNECTION WITH SUCH LEGAL REPRESENTATION AND SUCH INDEMNITEE ADVISES BORROWER OF SUCH CONFLICT OF INTEREST AND ENGAGES ITS OWN COUNSEL, THE REASONABLE AND DOCUMENTED LEGAL FEES AND EXPENSES OF SUCH SEPARATE COUNSEL SHALL ALSO BE PAID AND REIMBURSED.  In no event shall any party to a Loan Document have any obligation thereunder to indemnify or hold harmless an Indemnitee with respect to (a) a Claim (i) to the extent it is found in a final non-appealable judgment of a court of competent jurisdiction to arise from the willful misconduct, bad faith or gross negligence of, material breach of the Loan Documents by, such Indemnitee or any of its Affiliates or Controlling Persons or any of the officers, directors, employees, advisors or agents of any of the foregoing or (ii) arising out of any claim, litigation, investigation or proceeding that does not involve an act or omission of Borrower or any of its Affiliates and that is brought by such Indemnitee against another Indemnitee or (b) any settlement entered into by such Indemnitee without Borrower’s written consent (such consent not to be unreasonably withheld or delayed).  This Section 14.2 shall not apply to Taxes, except any Taxes that represent losses or damages arising from any non-Tax claim.

14.2.2To the extent that Borrower for any reason fails to indefeasibly pay any amount required under Section 14.2.1 to be paid by it to Agent (or any sub-agent thereof), Agent, the Funding Agents, or any officers, directors, employees, Affiliates, agents, advisors and attorneys (each, a “Related Party”) of any of the foregoing, each Lender severally agrees to pay to Agent (or any sub-agent thereof), Agent, the Funding Agents, or any Related Party, as the case may be, such Lender’s Pro Rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on each Lender’s share of the aggregate Commitment of all Lenders at such time) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender), such payment to be made severally among them based on such Lenders’ Lender Group Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought), provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against Agent (or any such sub-agent), or each Funding Agent, in its capacity as such, or against any Related Party of any of the foregoing acting for Agent (or any such sub-agent), or any Funding Agent, in connection with such capacity.

14.3Notices and Communications.

14.3.1Notice Address.  Subject to Section 14.3.2, all notices and other communications by or to a party hereto shall be in writing and shall be given to Borrower, at Borrower’s address shown on the signature pages hereof, and to any other Person at its address shown on the signature pages hereof (or, in the case of a Person who becomes a Lender after the Closing Date, at the address shown on its Administrative Questionnaire), or at such other address as a party may hereafter specify by notice in accordance with this Section 14.3.  Each communication shall be effective only (a) if given by facsimile transmission, when transmitted to the applicable facsimile number, if confirmation of receipt is received; (b) if given by mail, three Business Days after deposit in the U.S. mail, with first-class postage pre-paid, addressed to the applicable address; or (c) if given by personal delivery, when duly delivered to the notice address with receipt acknowledged.  Notwithstanding the foregoing, no notice to Agent pursuant to Section 2.1.4 or 4.1.1 shall be effective until actually received by the individual to whose attention at Agent such notice is required to be sent.  Any written communication that is not sent in conformity with the foregoing provisions shall nevertheless be effective on the date actually received by the noticed party.

14.3.2Communications.  Electronic and telephonic communications (including e-mail, messaging, voice mail and websites) may be used only in a manner acceptable to Agent.  Secured Parties make no assurance as to the privacy or security of electronic or telephonic communications.  E-mail and voice mail shall not be effective notices under the Loan Documents.

14.3.3Platform.  Borrower Materials shall be delivered pursuant to procedures approved by Agent, including electronic delivery (if possible) upon request by Agent to an electronic system maintained by Agent (“Platform”).  Borrower shall notify Agent of each posting of Borrower Materials on the Platform and the materials shall be deemed received by Agent only upon its receipt of such notice.  Borrower Materials and other information relating to this credit facility may be made available to Secured Parties on the Platform.  The Platform is provided “as is” and “as available.”  Agent does not warrant the accuracy or completeness of any information on the Platform nor the adequacy or functioning of the Platform, and expressly disclaims liability for any errors or omissions in Borrower Materials or any issues involving the Platform.  THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT INDEMNITEES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Agent Indemnitees have any liability to Borrower, Secured Parties or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of Borrower’s, any Loan Party’s or Agent’s transmission of Borrower Materials or notices through the Platform, any other electronic platform or electronic messaging service, or through the Internet.

14.3.4Public Information.  Obligors and Secured Parties acknowledge that “public” information may not be segregated from material non-public information on the Platform.  Secured Parties acknowledge that Borrower Materials may include Obligors’ material non-public information, and should not be made available to personnel who do not wish to receive such information or may be engaged in investment or other market-related activities with respect to an Obligor’s securities.

14.3.5Non-Conforming Communications.  Agent and Lenders may rely upon any communications purportedly given by or on behalf of Borrower even if they were not made in a manner specified herein, were incomplete or were not confirmed, or if the terms thereof, as understood by the recipient, varied from a later confirmation.  Borrower shall indemnify and hold harmless each Indemnitee from any liabilities, losses, costs and expenses arising from any electronic or telephonic communication purportedly given by or on behalf of Borrower.

14.4Performance of Borrower’s Obligations. Agent may, in its discretion at any time and from time to time, at Borrower’s expense, pay any amount or do any act required of Borrower under any Loan Documents or otherwise lawfully requested by Agent to (a) enforce any Loan Documents or collect any Obligations; (b) protect, insure, maintain or realize upon any Collateral; or (c) defend or maintain the validity or priority of Agent’s Liens in any Collateral, including any payment of a judgment, insurance premium, warehouse charge, finishing or processing charge, or landlord claim, or any discharge of a Lien.  All reasonable and documented payments, costs and expenses (including Extraordinary Expenses) of Agent under this Section shall be reimbursed to Agent by Borrower, on demand, with interest from the date incurred until paid in full, at the Default Rate for Base Rate Loans.  Any payment made or action taken by Agent under this Section shall be without prejudice to any right to assert an Event of Default or to exercise any other rights or remedies under the Loan Documents.

14.5Credit Inquiries.  Agent and Lenders may (but shall have no obligation) to respond to usual and customary credit inquiries from third parties concerning any Obligor or Subsidiary.

14.6Severability.  Wherever possible, each provision of the Loan Documents shall be interpreted in such manner as to be valid under Applicable Law.  If any provision is found to be invalid under Applicable Law, it shall be ineffective only to the extent of such invalidity and the remaining provisions of the Loan Documents shall remain in full force and effect.

14.7Cumulative Effect; Conflict of Terms.  The provisions of the Loan Documents are cumulative.  The parties acknowledge that the Loan Documents may use several limitations or measurements to regulate similar matters, and they agree that these are cumulative and that each must be performed as provided.  Except as otherwise provided in another Loan Document (by specific reference to the applicable provision of this Agreement), if any provision contained herein is in direct conflict with any provision in another Loan Document, the provision herein shall govern and control.

14.8Counterparts; Execution.  Any Loan Document may be executed in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement shall become effective when Agent has received counterparts bearing the signatures of all parties hereto.  With respect to this Agreement and the transactions contemplated herein (including any Assignment and Assumption, any Committed Loan Notice, or any amendments or other modifications, waivers or consents), Agent may (but shall have no obligation to) accept any signature, contract formation or record-keeping through electronic means, which shall have the same legal validity and enforceability as manual or paper-based methods, to the fullest extent permitted by Applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any similar state law based on the Uniform Electronic Transactions Act.  Upon request by Agent, any electronic signature or delivery shall be promptly followed by a manually executed or paper document.

14.9Entire Agreement.  Time is of the essence with respect to all Loan Documents and Obligations.  The Loan Documents constitute the entire agreement, and supersede all prior understandings and agreements, among the parties relating to the subject matter thereof.

14.10Relationship with Lenders.  The obligations of each Lender hereunder are several, and no Lender shall be responsible for the obligations or Commitments of any other Lender.  Amounts payable hereunder to each Lender shall be a separate and independent debt.  It shall not be necessary for Agent or any other Lender to be joined as an additional party in any proceeding for such purposes.  Nothing in this Agreement and no action of Agent, Lenders or any other Secured Party pursuant to the Loan Documents or otherwise shall be deemed to constitute Agent and any Secured Party to be a partnership, joint venture or similar arrangement, nor to constitute control of any Obligor.

14.11No Advisory or Fiduciary Responsibility.  In connection with all aspects of each transaction contemplated by any Loan Document, Borrower acknowledges and agrees that (a)(i) this credit facility and any arranging or other services by Agent, the Arrangers, any Lender, or any of their Affiliates are arm’s-length commercial transactions between Borrower and their Affiliates, on one hand, and Agent, the Arrangers, any Lender, or any of their Affiliates, on the other hand; (ii) Borrower has consulted their own legal, accounting, regulatory and tax advisors to the extent they have deemed appropriate; and (iii) Borrower is capable of evaluating, and understand and accept, the terms, risks and conditions of the transactions contemplated by the Loan Documents; (b) each of Agent, the Arrangers, Lenders, and their Affiliates is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for Borrower, its Affiliates or any other Person, and has no obligation with respect to the transactions contemplated by the Loan Documents except as expressly set forth therein; and (c) Agent, the Arrangers, Lenders, their Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of Borrower and its Affiliates, and have no obligation to disclose any of such interests to Borrower or its Affiliates.  To the fullest extent permitted by Applicable Law, Borrower hereby waives and releases any claims that it may have against Agent, the Arrangers, Lenders, and their Affiliates with respect to any breach of agency or fiduciary duty in connection with any transaction contemplated by a Loan Document.

14.12Confidentiality.  Each of Agent, each Funding Agent, Issuing Bank and Lenders shall (i) maintain the confidentiality of all Information (as defined below), except that Information may be disclosed (a) to its Affiliates, and to its and their partners, directors, officers, employees, agents, auditors, advisors and representatives (provided they are informed of the confidential nature of the Information and instructed to keep it confidential); (b) to the extent requested by any Governmental Authority purporting to have jurisdiction over it or its Affiliates; (c) to the extent required by Applicable Law or by any subpoena or other legal process; (d) to any other party hereto; (e) in connection with any action or proceeding relating to any Loan Documents or Obligations; (f) subject to an agreement containing provisions substantially the same as this Section 14.12, to any Transferee or any actual or prospective party (or its advisors) to any Bank Product or to any swap, derivative or other transaction under which payments are to be made by reference to an Obligor or Obligor’s obligations or other risk management activity related to the Loans; (g) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section 14.12 or (ii) is available to Agent, each Funding Agent, Issuing Bank, any Lender, or any of their Affiliates on a nonconfidential basis from a source other than Borrower; (h) on a confidential basis to a provider of a Platform; (i) to any rating agency (including by means of a password protected internet website maintained in connection with Rule 17g-5); (j) to the Program Support Provider for each Conduit Lender; or (k) with the consent of Borrower.  The

Loan Parties consent to the publication by Agent and Lenders of customary advertising material relating to transactions contemplated hereby, using the names, product photographs, logos or trademarks of the Loan Parties.  In addition, Agent and Lenders may disclose information regarding this Agreement and the credit facility hereunder to market data collectors, similar service providers to the lending industry, and service providers to Agent, each Funding Agent, Issuing Bank and Lenders in connection with the Loan Documents and Commitments.  As used herein, “Information” means information received from an Obligor or Subsidiary relating to it or its business that is identified as confidential when delivered.  A Person required to maintain the confidentiality of Information pursuant to this Section 14.12 shall be deemed to have complied if it exercises a degree of care similar to that accorded its own confidential information.  Agent, each Funding Agent, Issuing Bank and Lenders acknowledges that (i) Information may include material non-public information; (ii) it has developed compliance procedures regarding the use of such information; and (iii) it will handle the material non-public information in accordance with Applicable Law.

14.13GOVERNING LAW.  UNLESS EXPRESSLY PROVIDED IN ANY LOAN DOCUMENT, THIS AGREEMENT, THE OTHER LOAN DOCUMENTS AND ALL CLAIMS SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ANY CONFLICT OF LAW PRINCIPLES EXCEPT FEDERAL LAWS RELATING TO NATIONAL BANKS.

14.14Consent to Forum; Bail-In of EEA Financial Institutions.

14.14.1Forum.  EACH BORROWER HEREBY CONSENTS TO THE EXCLUSIVE JURISDICTION OF ANY STATE COURT SITTING IN NEW YORK COUNTY, NEW YORK, OR THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, IN ANY DISPUTE, ACTION, LITIGATION OR OTHER PROCEEDING RELATING IN ANY WAY TO ANY LOAN DOCUMENTS, AND AGREES THAT ANY DISPUTE, ACTION, LITIGATION OR OTHER PROCEEDING SHALL BE BROUGHT BY IT SOLELY IN ANY SUCH COURT.  EACH BORROWER IRREVOCABLY AND UNCONDITIONALLY WAIVES ALL CLAIMS, OBJECTIONS AND DEFENSES THAT IT MAY HAVE REGARDING ANY SUCH COURT’S PERSONAL OR SUBJECT MATTER JURISDICTION, VENUE OR INCONVENIENT FORUM.  EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE JURISDICTION OF SUCH COURTS AND CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 14.3.1.  A final judgment in any proceeding of any such court shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or any other manner provided by Applicable Law.

14.14.2Other Jurisdictions.  Nothing herein shall limit the right of Agent or any Lender to bring proceedings against any Obligor in any other court, nor limit the right of any party to serve process in any other manner permitted by Applicable Law.  Nothing in this Agreement shall be deemed to preclude enforcement by Agent of any judgment or order obtained in any forum or jurisdiction.

14.14.3Acknowledgement and Consent to Bail-In of EEA Financial Institutions.  Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among the parties, each party hereto (including each Secured Party)

acknowledges that, any liability of any EEA Financial Institution arising under a Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of an EEA Resolution Authority, and each party hereto agrees and consents to, and acknowledges and agrees to be bound by, (a) the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liability which may be payable to it by any party hereto that is an EEA Financial Institution; and (b) the effects of any Bail-in Action on any such liability, including (i) a reduction in full or in part or cancellation of any such liability; (ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under any Loan Document; or (iii) the variation of the terms of such liability in connection with the exercise of any Write-Down and Conversion Powers.

14.15Waivers by Collateral Parties.  To the fullest extent permitted by Applicable Law, each Collateral Party waives (a) the right to trial by jury (which each Secured Party hereby also waives) in any proceeding or dispute of any kind relating in any way to any Loan Documents, Obligations or Collateral; (b) presentment, demand, protest, notice of presentment, default, non-payment, maturity, release, compromise, settlement, extension or renewal of any commercial paper, accounts, documents, instruments, chattel paper and guaranties at any time held by Agent on which such Collateral Party may in any way be liable, and hereby ratifies anything Agent may do in this regard; (c) notice prior to taking possession or control of any Collateral; (d) any bond or security that might be required by a court prior to allowing Agent to exercise any rights or remedies; (e) the benefit of all valuation, appraisement and exemption laws; (f) any claim against an Indemnitee, on any theory of liability, for special, indirect, consequential, exemplary or punitive damages (as opposed to direct or actual damages) in any way relating to any Enforcement Action, Obligations, Loan Documents or transactions relating thereto; and (g) notice of acceptance hereof.  Each Collateral Party acknowledges that the foregoing waivers are a material inducement to Agent, Issuing Bank and Lenders entering into this Agreement and that they are relying upon the foregoing in their dealings with the Collateral Parties.  Each Collateral Party has reviewed the foregoing waivers with its legal counsel and has knowingly and voluntarily waived its jury trial and other rights following consultation with legal counsel.  In the event of litigation, this Agreement may be filed as a written consent to a trial by the court.

14.16Patriot Act Notice.  Agent and Lenders hereby notify Borrower that pursuant to the Patriot Act, Agent and Lenders are required to obtain, verify and record information that identifies Borrower, including its legal name, address, tax ID number and other information that will allow Agent and Lenders to identify it in accordance with the Patriot Act.  Agent and Lenders will also require information regarding any personal guarantor and may require information regarding Borrower’s management and owners, such as legal name, address, social security number and date of birth.  Borrower shall, promptly upon request, provide all documentation and other information as Agent, Issuing Bank or any Lender may request from time to time for purposes of complying with any “know your customer,” anti-money laundering rules and regulations, or other requirements of Applicable Law, including the Patriot Act and, if applicable, Beneficial Ownership Regulation.

14.17NO ORAL AGREEMENT.  THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND

MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS BETWEEN THE PARTIES.  THERE ARE NO UNWRITTEN AGREEMENTS BETWEEN THE PARTIES.

14.18Acknowledgement Regarding Any Supported QFCs.

14.18.1To the extent that the Loan Documents provide support, through a guarantee or otherwise, for any swap or any other agreement or instrument that is a QFC (such support, “QFC Credit Support”, and each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

14.18.2In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

14.18.3As used in this Section 14.18, the following terms have the following meanings:

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Covered Entity” means any of the following:  (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

14.19Non‑Petition.  Each party hereto hereby covenants and agrees that it will not institute against or join any other Person in instituting against the Conduit Lender any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings or other similar proceeding under the laws of the United States or of any state of the United States or of any other jurisdiction prior to the date which is one year and one day after the payment in full of all outstanding indebtedness of the Conduit Lender.  The agreements set forth in this Section 14.19 and the parties’ respective obligations under this Section 14.19 shall survive the termination of this Agreement.

14.20No Recourse.  (A) Notwithstanding anything to the contrary contained in this Agreement, the parties hereto hereby acknowledge and agree that all transactions with a Conduit Lender hereunder shall be without recourse of any kind to such Conduit Lender.  A Conduit Lender shall have no liability or obligation hereunder unless and until such Conduit Lender has received such amounts pursuant to this Agreement.  In addition, the parties hereto hereby agree that (i) a Conduit Lender shall have no obligation to pay the parties hereto any amounts constituting fees, reimbursement for expenses or indemnities (collectively, “Expense Claims”) and such Expense Claims shall not constitute a claim (as defined in Section 101 of Title 11 of the United States Bankruptcy Code or similar laws of another jurisdiction) against such Conduit Lender, unless or until such Conduit Lender has received amounts sufficient to pay such Expense Claims pursuant to this Agreement and such amounts are not required to pay the outstanding indebtedness of such Conduit Lender and (ii) no recourse shall be sought or had for the obligations of a Conduit Lender hereunder against any Affiliate, director, officer, shareholders, manager or agent of such Conduit Lender; and (B) The agreements set forth in this Section 14.20 and the parties’ respective obligations under this Section 14.20 shall survive the termination of this Agreement.

[Remainder of page intentionally left blank; signatures begin on following page]

IN WITNESS WHEREOF, this Agreement has been executed and delivered as of the date set forth above.

BORROWER:

VIVINT SOLAR ABL, LLC

By:/s/ Thomas Plagemann

Title:Chief Commercial Officer

Address:	1800 W Ashton Blvd. Lehi, UT 84043 Attn: Thomas Plagemann Telecopy:

COLLATERAL PARTIES:

VIVINT SOLAR FINANCING
HOLDINGS 2 PARENT, LLC

By:/s/ Thomas Plagemann

Title:Chief Commercial Officer

VIVINT SOLAR INVENTORY
HOLDINGS PARENT, LLC

By:

Title:

VIVINT SOLAR INVENTORY
HOLDINGS, LLC

By:Thomas Plagemann

Title:Chief Commercial Officer

[Signature Page to Loan and Security Agreement (Vivint)]

AGENT AND LENDERS:

BANK OF AMERICA, N.A.,
as Agent

By:/s/ Kelly Weaver

Title:Vice President

Address:	Agency Management 900 W. Trade Street Mail Code: NC1-026-06-03
Charlotte, NC 28255-0001 Attn: Telecopy:

BANK OF AMERICA, N.A.,
as a Committed Lender

By:/s/ Sheikh Omer-Farooq

Title:Managing Director

Address:	Attn: Telecopy:

[Signature Page to Loan and Security Agreement (Vivint)]

Credit Suisse AG, Cayman Islands Branch,
as a Committed Lender

By:/s/ Erin McCutcheon

Title:Authorized Signatory

By:Patrick Duggan

Title:Authorized Signatory

Address:	Eleven Madison Avenue, 4th Floor New York, NY 10010-3629 Attn: Telecopy:

Alpine Securitization LTD,
as a Conduit Lender

By:/s/ Erin McCutcheon

Title:Director

By:/s/ Patrick Duggan

Title:Vice President

Address:	Attn: Telecopy:

[Signature Page to Loan and Security Agreement (Vivint)]

LIST OF EXHIBITS AND SCHEDULES

Exhibit A	Form of Assignment and Assumption
Exhibit B	[Reserved]
Exhibit C	Form of Collateral Access Agreement
Exhibit D	Form of Committed Loan Notice
Exhibit E-1	Form of MEPCA Payment Direction Letter
Exhibit E-2	Form of Customer Loan Payment Direction Letter
Exhibit F	Form of Borrowing Base Report
Exhibit G-1	Form of U.S. Tax Compliance Certificate
Exhibit G-2	Form of U.S. Tax Compliance Certificate
Exhibit G-3	Form of U.S. Tax Compliance Certificate
Exhibit G-4	Form of U.S. Tax Compliance Certificate
Exhibit H	Form of Administrative Questionnaire
Exhibit I	Form of Eligible Equipment Appraisal

Schedule 1.1(a)	Approved Type and Vendor List
Schedule 1.1(c)	Commitments of Lenders; Agent’s Office
Schedule 1.1(ce)	Cash Equity Investors
Schedule 1.1(ebp)	Eligible Bulk Purchase InventoryCo Equipment Supply Agreements
Schedule 1.1(eclp)	Eligible Customer Loan Providers
Schedule 1.1(em)	Closing Date Eligible MEPCAs
Schedule 1.1(ep)	Excluded Property
Schedule 1.1(s)	Closing Date Sidecar Partnerships; Closing Date Tax Equity Partnerships
Schedule 1.1(sa)	Closing Date Storage Agreements
Schedule 1.1(t)	Closing Date Tax Equity Partnerships
Schedule 5	Closing Date Target Sales Schedule
Schedule 6.1(l)	Debt to be Repaid
Schedule 8.3	Deposit Accounts
Schedule 8.4.1	Insurance Requirements
Schedule 9.1.4	Names and Capital Structure
Schedule 9.1.13	Environmental Matters
Schedule 9.1.15	Litigation
Schedule 9.1.17	Pension Plan Disclosures
Schedule 9.1.19	Labor Contracts
Schedule 10.1.1	Field Exam Requirements
Schedule 10.1.11	Separateness Provisions
Schedule 10.2.2	Existing Liens
Schedule 10.2.15	Existing Affiliate Transactions

-i-

EXHIBIT A

[Form of]

Assignment and Assumption

This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [the][each]1 Assignor identified in item 1 below ([the][each, an] “Assignor”) and [the][each]2 Assignee identified in item 2 below ([the][each, an] “Assignee”).  [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees]3 hereunder are several and not joint.]4  Capitalized terms used but not defined herein shall have the meanings given to them in the Loan and Security Agreement identified below (the “Loan Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee.  The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Loan Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (a) all of [the Assignor’s][the respective Assignors’] rights and obligations in [its capacity as a Lender][their respective capacities as Lenders] under the Loan Agreement and any other Loan Documents in the amount[s] and equal to the percentage interest[s] identified below of all the outstanding rights and obligations under the respective facilities identified below (including, without limitation, the Letters of Credit included in such facilities) and (b) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)][the respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with the Loan Agreement, any other Loan Documents or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (a) above (the rights and obligations sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to clauses (a) and (b) above being referred to herein collectively as [the][an] “Assigned Interest”).  Each such sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by [the][any] Assignor.

1.	Assignor[s]:

2.	Assignee[s]:

[for each Assignee, indicate [Affiliate][Approved Fund] of [identify Lender or Program Support Provider]]

[1]

For bracketed language here and elsewhere in this form relating to the Assignor(s), if the assignment is from a single Assignor, choose the first bracketed language.  If the assignment is from multiple Assignors, choose the second bracketed language.

[2]

For bracketed language here and elsewhere in this form relating to the Assignee(s), if the assignment is to a single Assignee, choose the first bracketed language.  If the assignment is to multiple Assignees, choose the second bracketed language.

[3]	Select as appropriate.
[4]	Include bracketed language if there are either multiple Assignors or multiple Assignees.

3.	Borrower: Vivint Solar ABL, LLC, a Delaware limited liability company
4.	Administrative Agent: Bank of America, N.A., as the administrative agent under the Loan Agreement
5.

Loan Agreement:Loan and Security Agreement, dated as of December 18, 2019, among the Borrower, the other Collateral Parties party thereto from time to time, the Lenders, the Issuing Banks, each Funding Agent and Bank of America, N.A., as Administrative Agent and Collateral Agent

6.	Assigned Interest:

Assignor[s][5]	Assignee[s][6]	Facility Assigned	Aggregate Amount of Commitment/ Loans for all Lenders	Amount of Commitment/ Loans Assigned	Percentage Assigned of Commitment/ Loans[7]	CUSIP Number

			$	$	%
			$	$	%
			$	$	%

[7.	Trade Date:__________________][8]

Effective Date:  __________________, 20__ [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

[5]	List each Assignor, as appropriate.
[6]	List each Assignee, as appropriate.
[7]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.
[8]	To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR

[NAME OF ASSIGNOR]

By:

Name:

Title:

ASSIGNEE

[NAME OF ASSIGNEE]

By:

Name:

Title:

[Consented to and]9 Accepted:

BANK OF AMERICA, N.A., as
  Administrative Agent

By:

Name:

Title:

[Consented to:]10

By:

Name:

Title:

[9]	To be added only if the consent of the Administrative Agent is required by the terms of the Loan Agreement.
[10]	To be added only if the consent of the Borrower and/or other parties (e.g. Funding Agent, L/C Issuer(s)) is required by the terms of the Loan Agreement.

ANNEX 1 TO ASSIGNMENT AND ASSUMPTION

Standard Terms and Conditions for Assignment and Assumption

1.Representations and Warranties.

1.1.Assignor.  [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Loan Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2.Assignee.  [The][Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Loan Agreement, (ii) it meets all the requirements to be an assignee under the terms of the Loan Agreement, including Section 13.2.5 thereof (subject to such consents, if any, as may be required under the terms of the Loan Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Loan Agreement and the other Loan Documents as a Lender thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by [the][such] Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire [the][such] Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Loan Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to the terms of the Loan Agreement, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, and (vii) attached hereto is any documentation required to be delivered by it pursuant to the terms of the Loan Agreement, duly completed and executed by [the][such] Assignee; and (b) agrees that (i) it will, independently and without reliance upon the Administrative Agent, [the][any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2.Payments.  From and after the Effective Date, the Administrative Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignor for amounts which have accrued to but excluding the Effective Date and to [the][the relevant] Assignee for amounts which have accrued from and after the Effective Date.

3.General Provisions.  This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns.  This Assignment and

Assumption may be executed in any number of counterparts, which together shall constitute one instrument.  Delivery of an executed counterpart of a signature page of this Assignment and Assumption by fax transmission or other electronic mail transmission (e.g. “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption.  This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

Exhibit C
to Loan Agreement

[FORM OF] COLLATERAL ACCESS AGREEMENT

                       , 20

[Storage Provider]

Attention:

Facsimile:

Email:

Re:Collateral Access Agreement (this “Agreement”)

Ladies and Gentlemen:

VIVINT SOLAR DEVELOPER, LLC (the “Company”) intends from time to time to deliver or cause to be delivered certain equipment and other personal property of the Company (together with any proceeds thereof, the “Collateral”) for storage in a facility located at the address specified above (the “Facility”), pursuant to that certain [Lease Agreement], dated as of   [ ]  (as  amended,  supplemented,  amended  and  restated,  renewed   or otherwise modified  from  time  to  time,  the  “Lease  Agreement”),  by  and  between  the  Company  and  [ ] (the “Storage Provider”).

In connection with that certain Loan and Security Agreement, dated as of December 18, 2019 (as amended, restated, supplemented or otherwise modified from time to time, the “Loan Agreement”), by and among VIVINT SOLAR ABL, LLC, as the Borrower (the “Borrower”), BANK OF AMERICA, N.A., as Agent for the Lenders (the “Agent”), and the other parties thereto, the Company has indirectly granted a security interest to the Agent in the Collateral.

In furtherance of the foregoing:

1.The Company hereby notifies the Storage Provider that the Company has indirectly granted to the Agent a lien on and security interest in all of the Company’s right, title and interest in the Collateral.

2.The Storage Provider agrees, and the Company hereby authorize the Storage Provider, (x) to provide the Agent access to the Collateral at the Facility to inspect the Collateral and to enforce any rights and remedies it may have against the Collateral and (y) to release the Collateral to the Agent or its designee solely as directed in writing by the Agent, in each case subject to the payment of all outstanding amounts due to the Storage Provider under the Lease Agreement by the Agent or the Company.

3.The Storage Provider agrees to notify the Agent if the Company defaults on any  of its obligations to the Storage Provider under the Lease Agreement and to provide the Agent thirty (30) days from the receipt of such notice to cure any such default, it being agreed that Agent has the right to cure, but shall not be under any obligation to cure, any default by the Company under the Storage Agreement.

4.The Company agrees that the Storage Provider shall have no liability to the Company as a result of complying with the written direction of the Agent as described in this Agreement.

5.The Company agrees that it will continue to pay all fees and other expenses pursuant to the Lease Agreement and will reimburse the Storage Provider for all reasonable documented costs and expenses incurred by the Storage Provider as a direct result of its compliance with the terms and provisions of this Agreement.

6.The Storage Provide agrees that no action by the Agent pursuant to this Agreement shall be deemed to be an assumption by the Agent of any obligation under the Lease Agreement and the Agent shall not have any obligation to the Storage Provider.

7.Until the termination of this Agreement in accordance with Section 11, the  Storage Provider agrees not to assert against any Collateral any statutory or possessory liens available to the Storage Provider, all of which the Storage Provider hereby waives, and the Storage Provider agrees not to assert any claim or set off against any Collateral for any claims  the Storage Provider may have against the Company for amounts owing to the Storage Provider by the Company.

8.This Agreement is governed by the laws of the [State of New York without reference to conflicts of laws principles (other than Section 5-1401 and Section 5-1402 of the New York General Obligations Law)].

9.TO THE MAXIMUM EXTENT PERMITTED BY LAW, THE PARTIES HERETO HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE  ANY RIGHTS THEY MAY HAVE TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT.

10.All notices to or upon the parties hereto, required or permitted hereunder, shall be given by delivery to a nationally recognized overnight express courier service which provides a receipt for delivery, or by certified mail, postage prepaid, return receipt requested, or by electronic mail transmission, addressed to the person to whom such communication is to be given, at the addresses stated on the respective signature pages hereof.

11.The agreements contained herein shall continue in force until the earlier of (a) such time as all of the Borrower’s obligations and liabilities to the Agent under the Loan Agreement are paid and satisfied in full in cash and all commitments of Agent and the lenders thereunder are terminated and (b) the date that is ninety (90) days after the expiration or earlier termination of the Lease Agreement in accordance with the terms thereof; provided that if any injunction or stay is issued that prohibits Agent from removing the Collateral during such period, the tolling of such period will be deferred until such injunction or stay is lifted or removed.

[Signatures Follow On Next Page]

Very truly yours,

VIVINT SOLAR DEVELOPER, LLC,

as the Company

By:

Name:

Title:

Address:

[ ]

[ ]

[ ]

Attn: [ ]

Email: [ ]

Acknowledged and agreed to as of the date first above written:

[STORAGE PROVIDER],

By:

Name:

Title:

Address:

[ ]

[ ]

[ ]

Attn: [ ]

Email: [ ]

Acknowledged and agreed to as of the date first above written:

BANK OF AMERICA, N.A., as the Agent

By:

Name:

Title:

Address:

Bank of America, N.A., Attn:

[ ]

[ ]  Email: [ ]

With a copy to: [ ]

[ ]

[ ]  Attn: [ ]

Email: [ ]

And a copy to:

Mayer Brown LLP

[***]

Attention: [***]

Email: [***]

EXHIBIT D

[Form of]

Committed Loan Notice

TO:	Bank of America, N.A., as Administrative Agent; each Funding Agent; and each Conduit Lender

RE:

Loan and Security Agreement, dated as of December 18, 2019, by and among Vivint Solar ABL, LLC, a Delaware limited liability company (the “Borrower”), the other Collateral Parties thereto from time to time, the Lenders, the Issuing Banks, each Funding Agent and Bank of America, N.A., as Administrative Agent and Collateral Agent (as amended, modified, extended, restated, replaced, or supplemented from time to time, the “Loan Agreement”; capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Loan Agreement)

DATE:[Date]

EFFECTIVE DATE:  [Date11]

The undersigned hereby requests the following12:

Committed Loan Facility

Indicate: Borrowing or Conversion or Continuation	Indicate: Requested Amount	Indicate: Allocated amount to each Lender Group

Pursuant to the terms of Section 6.2(d) of the Loan Agreement, the Borrower hereby certifies that, as of the date hereof, the statements below are true and correct in all respects:

a.	Attached hereto as Annex A is a true and correct copy of a Borrowing Base Report dated as of the date hereof;
b.	[Attached hereto as Annex B is an invoice or other evidence of the purchase price of such Eligible Equipment pursuant to the applicable Eligible Equipment Supply Agreement;][13]

[11]

Note to Borrower.  All requests submitted under a single Loan Notice must be effective on the same date.  If multiple effective dates are needed, multiple Loan Notices will need to be prepared and signed.

[12]	Note to Borrower. For multiple borrowings, conversions and/or continuations for a particular facility, fill out a new row for each borrowing/conversion and/or continuation.
[13]	NTD: include in all requests for Loans, the proceeds of which will be used to make payments under any Bulk Purchase InventoryCo Equipment Supply Agreement.

c.	After giving effect to the requested [Borrowing] [conversion] [continuation], the Revolver Usage does not exceed the Borrowing Base;
d.	Attached hereto as Annex C is a true and correct copy of a[n updated][14] schedule of Target Sales[.][; and]
e.	[all LC Conditions are satisfied or are expected to be satisfied as of the Effective Date;][15]

[All proceeds of the requested Borrowing shall be deposited in the following account:

[ ● ]

ABA/Routing #

Credit Trust Wires Clearing acct

Further credit to Account Name:

Further credit to Account Number:

Attn:  ]16

Delivery of an executed counterpart of a signature page of this notice by fax transmission or other electronic mail transmission (e.g. “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this notice.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

[14]	NTD: include in all requests subsequent to the initial credit extension.
[15]	NTD: include in all requests with respect to a Letter of Credit issuance.
[16]	NTD: include in all borrowing requests.

VIVINT SOLAR ABL, LLC,

a Delaware limited liability company

By:

Name:

Title:

[Signature page to Committed Loan Notice]

Annex A

Borrowing Base Report

[see attached]

[Annex B

Invoices

[see attached]]17

[17]	NTD: include in all requests for Loans, the proceeds of which will be used to make payments under any Bulk Purchase InventoryCo Equipment Supply Agreement.

Annex C

Target Sales Schedule

[see attached].

EXHIBIT E-1

[Form of]

Payment Direction Letter

TO:[Financing Partnership]

RE:Amounts Payable to Vivint Solar Developer, LLC

DATE:  _______________ ___, 20__

Ladies and Gentlemen:

This Payment Direction Letter is delivered to you pursuant to that certain Loan and Security Agreement, dated as of December 18, 2019, by and among Vivint Solar ABL, LLC, a Delaware limited liability company (“Borrower”), the other Collateral Parties parties thereto from time to time, the financial institutions party thereto from time to time as Lenders, the Issuing Banks, each Funding Agent, and Bank of America, N.A., as agent for the Secured Parties (as defined in the Loan Agreement) (in such capacity, together with its successors and permitted assigns, “Agent”) (as amended and restated, supplemented or otherwise modified from time to time, the “Loan Agreement”).  Capitalized terms used but not defined herein shall have the meanings given to them in the Loan Agreement.

Reference is hereby made to that certain [MEPCA], dated as of [_____] (as the same may be amended, amended and restated, supplemented or otherwise modified from time to time, the “MEPCA”), by and between Vivint Solar Developer, LLC (the “undersigned”) and [Financing Partnership], a [__________] (the “Company”).

The undersigned hereby irrevocably instructs and directs the Company to make payment of the portion of each Project Purchase Price payable by it to the undersigned pursuant to the MEPCA that comprises Equity Purchase Price Payments (as defined in the Depositary Agreement), to the operating account of Borrower set forth below:

Operating Account:

[***] [***]ABA/Routing # [***]

Account number: [***]

The undersigned hereby irrevocably instructs and directs the Company to make payment of the portion of each Project Purchase Price payable by it to the undersigned pursuant to the MEPCA that comprises Financed Purchase Price Payments (as defined in the Depositary Agreement), to the proceeds account of Borrower set forth below:

Proceeds Account:

Bank Name: [***]

Bank Address: [***]ABA#: [***]

Account Title: [***]

Account Number: [***]

For Further Cr A/C No: [***]

For Further Cr A/C Name: [***]

Attn: [***]

The instruction and direction set forth in this letter may not be withdrawn or modified without the prior written consent of Agent (such consent not to be unreasonably withheld, delayed or conditioned) and, unless Agent has notified the Company in writing that an Event of Default has occurred and is continuing, the undersigned.  Until the Company receives a written confirmation from the undersigned and Agent that Full Payment under the Loan Agreement has occurred, the Company shall continue to send all amounts payable under the MEPCA solely to the accounts indicated above.

[Signature Pages follow]

Ex. E-3

Very truly yours,

VIVINT SOLAR DEVELOPER, LLC

By:
Name:
Title:

[Signature Page to Payment Direction Letter]

ACKNOWLEDGED AND AGREED:

[__________]18

By:  ______________________________

Name:

Title:

[18]	To be acknowledged by the applicable Financing Partnership.

[Signature Page to Payment Direction Letter]

EXHIBIT E-2

[Form of]

Notice to Eligible Customer Loan Providers

TO:[Eligible Customer Loan Provider]

RE:Amounts Payable to Vivint Solar Developer, LLC

DATE:  _______________ ___, 20__

Ladies and Gentlemen:

This Notice is delivered to you pursuant to that certain Loan and Security Agreement, dated as of December 18, 2019, by and among Vivint Solar ABL, LLC, a Delaware limited liability company (“Borrower”), the other Collateral Parties parties thereto from time to time, the financial institutions party thereto from time to time as Lenders, the Issuing Banks, each Funding Agent, and Bank of America, N.A., as agent for the Secured Parties (as defined in the Loan Agreement) (in such capacity, together with its successors and permitted assigns, “Agent”) (as amended and restated, supplemented or otherwise modified from time to time, the “Loan Agreement”).

From time to time, [Eligible Customer Loan Provider], a [__________] (the “Company”) may make loans to certain residential customers of Vivint Solar Developer, LLC (the “undersigned”) to finance such customers’ obligation to purchase residential solar systems from the undersigned.

The undersigned hereby irrevocably instructs and directs the Company to make payment of all such loans solely to the account of Borrower set forth below:

Customer Loan Account:

Bank Name: [***]

Bank Address: [***]ABA#: [***]

Account Title: [***]

Account Number: [***]

For Further Cr A/C No: [***]

For Further Cr A/C Name: [***]

Attn: [***]

The instruction and direction set forth in this Notice may not be withdrawn or modified without the prior written consent of Agent (such consent not to be unreasonably withheld, delayed or conditioned) and, unless Agent has notified the Company in writing that an event of default under the Loan Agreement has occurred and is continuing, the undersigned.  Until the Company receives a written confirmation from the undersigned and Agent that the full and indefeasible cash payment of all principal of, and premium on, the loans under the Loan Agreement, together with any interest, expenses, fees, indemnification obligations, claims and other charges due thereunder, and the cash collateralization of all obligations in respect of letters of credit thereunder has occurred, the Company shall continue to send all loan proceeds described above solely to the account indicated above.

[Signature Pages follow]

Ex. E-6

Very truly yours,

VIVINT SOLAR DEVELOPER, LLC

By:
Name:
Title:

Ex. E-1

ACKNOWLEDGED AND AGREED:

[__________]19

By:  ______________________________

Name:

Title:

[19]	To be acknowledged by the applicable Eligible Customer Loan Provider.

Ex. E-2

EXHIBIT F

[Form of]

Borrowing Base Report20

TO:	Bank of America, N.A., as Administrative Agent and Collateral Agent

RE:

Loan and Security Agreement, dated as of December 18, 2019, by and among Vivint Solar ABL, LLC, a Delaware limited liability company (the “Borrower”), the other Collateral Parties party thereto from time to time, the Lenders, the Issuing Banks, each Funding Agent and Bank of America, N.A., as Administrative Agent and Collateral Agent (as amended, modified, extended, restated, replaced, or supplemented from time to time, the “Loan Agreement”; capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Loan Agreement)

DATE:[Date] (the “Borrowing Base Date”)

In connection with the Loan Agreement, the Borrower hereby certifies, as of the date hereof, that the following is correct in all material respects:

1.[The calculations of the Borrowing Base referred to herein give pro forma effects to [ ● ]].21

2.As of the Borrowing Base Date, the Eligible Equipment Borrowing Base was $[ ● ].

3.As of the Borrowing Base Date, the Eligible Project Borrowing Base was $[ ● ].

4.As of the Borrowing Base Date, the Cash Borrowing Base was $[ ● ].

5.As of the Borrowing Base Date, the Borrowing Base was $[ ● ].

6.All Eligible Equipment included in the Borrowing Base as of the Borrowing Base Date is at a location (a) that is owned by Developer or a Collateral Party, (b) that is subject to a Collateral Access Agreement or (c) for which a Rent Reserve is included in the Borrowing Base.

7.Attached hereto as Exhibit A is a Borrowing Base Spreadsheet as of the Borrowing Base Date.

[20]

If this Borrowing Base is delivered other than pursuant to Section 8.1.1 of the Loan Agreement, this Borrowing Base Report will include calculations with respect to the value of Eligible Equipment as of (i) the most recently ended month or (ii) if fewer than fifteen (15) Business Days have passed since the end of the month, as of the end of the month prior to such month.

[21]	To be included in each Borrowing Base Report with pro forma calculations.

8.[Exhibit B attached hereto sets forth summary information, as of [the close of business for the fiscal month ended [ ● ]], regarding (a) the execution of Eligible Bulk Purchase InventoryCo Equipment Supply Agreements and Eligible MEPCAs since the period covered by the most recent Borrowing Base Report and (b) the purchase of Eligible Bulk Purchase InventoryCo Equipment by InventoryCo and the incorporation of Eligible Bulk Purchase InventoryCo Equipment into Projects, in each case, since the period covered by the most recent Borrowing Base Report.]22

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

[22]	To be included in each Borrowing Base Report submitted after the Closing Date.

IN WITNESS WHEREOF, the undersigned, in his/her capacity as a Responsible Officer of the Borrower, has executed this certificate for and on behalf of the Borrower and has caused this certificate to be delivered as of the date first written above.

VIVINT SOLAR ABL, LLC

By:

Name:

Title:

Exhibit A to
Borrowing Base Report

BORROWING BASE SPREADSHEET

[see attached]

Exhibit B to
Borrowing Base Report

Summary Information

[see attached]

EXHIBIT G-1

[Form of]

U.S. Tax Compliance Certificate

(For Foreign Lenders That Are Not Partnerships
For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Loan and Security Agreement, dated as of December 18, 2019, by and among Vivint Solar ABL, LLC, a Delaware limited liability company (the “Borrower”), the other Collateral Parties thereto from time to time, the Lenders, the Issuing Banks, each Funding Agent and Bank of America, N.A., as Administrative Agent and Collateral Agent (as amended, modified, extended, restated, replaced, or supplemented from time to time, the “Loan Agreement”).  Pursuant to the provisions of Section 5.8.2(b) of the Loan Agreement, the undersigned hereby certifies that (a) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (b) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (c) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, and (d) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with a certificate of its non-U.S. Person status on IRS Form W-8BEN or IRS Form W-8BEN-E.  By executing this certificate, the undersigned agrees that (a) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (b) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Loan Agreement and used herein shall have the meanings given to them in the Loan Agreement.

[NAME OF FOREIGN LENDER]

By:

Name:

Title:

Date: [________ __], [___]

EXHIBIT G-2

[Form of]

U.S. Tax Compliance Certificate

(For Foreign Participants That Are Not Partnerships

For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Loan and Security Agreement, dated as of December 18, 2019, by and among Vivint Solar ABL, LLC, a Delaware limited liability company (the “Borrower”), the other Collateral Parties thereto from time to time, the Lenders, the Issuing Banks, each Funding Agent and Bank of America, N.A., as Administrative Agent and Collateral Agent (as amended, modified, extended, restated, replaced, or supplemented from time to time, the “Loan Agreement”).  Pursuant to the provisions of Section 5.8.2(b) of the Loan Agreement, the undersigned hereby certifies that (a) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (b) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (c) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, and (d) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN or IRS Form W-8BEN-E.  By executing this certificate, the undersigned agrees that (a) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (b) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Loan Agreement and used herein shall have the meanings given to them in the Loan Agreement.

[NAME OF PARTICIPANT]

By:

Name:

Title:

Date: ________ __, ____

EXHIBIT G-3

[Form of]

U.S. Tax Compliance Certificate

(For Foreign Participants That Are Partnerships

For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Loan and Security Agreement, dated as of December 18, 2019, by and among Vivint Solar ABL, LLC, a Delaware limited liability company (the “Borrower”), the other Collateral Parties thereto from time to time, the Lenders, the Issuing Banks, each Funding Agent and Bank of America, N.A., as Administrative Agent and Collateral Agent (as amended, modified, extended, restated, replaced, or supplemented from time to time, the “Loan Agreement”).  Pursuant to the provisions of Section 5.8.2(b) of the Loam Agreement, the undersigned hereby certifies that (a) it is the sole record owner of the participation in respect of which it is providing this certificate, (b) its direct or indirect partners/members are the sole beneficial owners of such participation, (c) with respect to such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (d) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, and (e) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (a) an IRS Form W-8BEN or IRS Form W-8BEN-E or (b) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or IRS Form W-8BEN-E from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption.  By executing this certificate, the undersigned agrees that (i) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (ii) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Loan Agreement and used herein shall have the meanings given to them in the Loan Agreement.

[NAME OF PARTICIPANT]

By:

Name:

Title:

Date: ________ __, ____

EXHIBIT G-4

[Form of]

U.S. Tax Compliance Certificate

(For Foreign Lenders That Are Partnerships

For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Loan and Security Agreement, dated as of December 18, 2019, by and among Vivint Solar ABL, LLC, a Delaware limited liability company (the “Borrower”), the other Collateral Parties thereto from time to time, the Lenders, the Issuing Banks, each Funding Agent and Bank of America, N.A., as Administrative Agent and Collateral Agent (as amended, modified, extended, restated, replaced, or supplemented from time to time, the “Loan Agreement”).  Pursuant to the provisions of Section 5.8.2(b) of the Loan Agreement, the undersigned hereby certifies that (a) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (b) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (c) with respect to the extension of credit pursuant to this Loan Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (d) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (e) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (a) an IRS Form W-8BEN or IRS Form W-8BEN-E or (b) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or IRS Form W-8BEN-E from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption.  By executing this certificate, the undersigned agrees that (i) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (ii) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Loan Agreement and used herein shall have the meanings given to them in the Loan Agreement.

[NAME OF LENDER]

By:

Name:

Title:

Date: ________ __, ___

LSTA/LMA Standard Administrative Details Form

The Loan Market Association ("LMA") and Loan Syndications & Trading Association ("LSTA") consent to the use and reproduction of this document for the preparation and documentation of agreements relating to transactions or potential transactions in the loan markets.

© Loan Market Association, Loan Syndications & Trading Association.  All rights reserved.

LSTA/LMA Standard Administrative Details Form

BORROWER DETAILS
Borrower Name	Vivint Solar ABL, LLC

ENTITY DETAILS
Name	Lender’s name as it appears on tax/registration documentation.				MEI	Markit Entity ID
GIIN	FATCA Global Intermediary Identification Number (Optional)	CRN	UK Company Registration Number (Optional)	LEI	Legal Entity ID (Optional)
Entity Type	Type of lender. If lender/entity type does not appear in list, you may provide your own value.
Address (of Lending Office):		Signature Block:
Registered address of lending office, including country of domicile.		Signature Block as it would appear on settlement documentation. E.g. (for separately managed account):
ABC Fund
by 123 Asset Management as Advisor
Fund Manager	Name of fund/asset manager, as would be referenced in the sig. block.				MEI	Markit Entity ID
Lender Parent	Name of legal parent if different from lender entity. (Optional)				MEI	Markit Entity ID

NOTICE/SERVICING MESSAGE DELIVERY INSTRUCTIONS
Firm	Name of Company	Fax	Fax Number	Email	Email Address	Email Pfd.
Firm	Name of Company	Fax	Fax Number	Email	Email Address	Email Pfd.

STANDARD SETTLEMENT INSTRUCTIONS / WIRING INSTRUCTIONS
Currency	Applicable Currency.
Account With Institution	Name of Beneficiary’s Bank (usually custodian/trustee)
SWIFT BIC	8/11-Character BIC of Beneficiary’s Bank	ABA #	Routing # or UK Sort Code of Beneficiary’s Bank (optional)
Beneficiary Customer	Name of Ultimate Beneficiary (Lender)
Beneficiary Account #	Account # of Ult. Beneficiary	IBAN	IBAN of Ultimate Beneficiary (opt)
Payment Reference	Use Standard Wire Reference Format*:
(Remittance Info)	[Borrower Name]
[Facility Name/Abbr.] [Facility/Deal CUSIP/ISIN]
[Payment Purpose(s)] [Transaction Reference ID]
Special Instructions

Template above can be used for wire instructions where receiving bank is custodian/trustee, and lender has dedicated account. Additional templates provided at Appendix A.

SERVICE PROVIDERS & THIRD-PARTY DATA ACCESS
						Doc. Delivery	Recon & Inventory
Role	Custodian/Trustee	Name	Name of Company	MEI	Markit Entity ID	☐	☐
Role	Relationship to lender.	Name	Name of Company	MEI	Markit Entity ID	☐	☐

CREDIT CONTACTS (LEGAL DOCUMENTATION, AMENDMENTS & WAIVERS)
Name	Name of group or individual.	Select group or Individual	Firm	Firm with which contact is affiliated.
Address: Registered address of contact’s office (if different than the lender’s office), including country of domicile.

Phone	Fax	Email
☐ Data Room Access		Pfd. Contact Method		Preferred contact method for inquiries.

Copy and paste section above to add any additional contacts. It is recommended that at least one of the contacts be a group.

OPERATIONS CONTACTS (INQUIRIES ONLY)
Name	Name of group or individual.	Select group or Individual	Firm	Firm with which contact is affiliated.
Address: Registered address of contact’s office (if different than the lender’s office), including country of domicile.

Phone	Fax	Email
☐ Settlements ☐ Servicing ☐ SSI Verification ☐ KYC		Pfd. Contact Method		Preferred contact method for inquiries.

Copy and paste section above to add any additional contacts. It is recommended that at least one of the contacts be a group.

OPERATIONS CLOSER CONTACTS
Name	Name of group or individual.	Select group or Individual	Firm	Firm with which contact is affiliated.
Address: Registered address of contact’s office (if different than the lender’s office), including country of domicile.

Phone	Fax	Email
☐ Settlements ☐ Servicing ☐ SSI Verification ☐ KYC		Pfd. Contact Method		Preferred contact method for inquiries.

Copy and paste section above to add any additional contacts. It is recommended that at least one of the contacts be a group.

LETTER OF CREDIT CONTACTS
Name	Name of group or individual.			Select group or Individual	Firm	Firm with which contact is affliated.
Address: Registered address of contact’s office (if different than the lender’s office), including country of domicile.

Phone	Phone Number (opt. for groups)	Fax	Fax Number	Email	Email Address
				Pfd. Contact Method		Preferred contact method for inquiries.

Copy and paste section above to add any additional contacts. It is recommended that at least one of the contacts be a group.

ADDITIONAL ENTITY DETAILS & KYC INFORMATION
Country of Incorporation	Country of Incorporation of lender	Country of Tax Residence	Country of Residence of lender for tax purposes
EIN	US Employee ID Number	UK Treaty Passport #	UK Treaty Passport #
US Tax Form	Type of tax form used/attached	UK Treaty Passport Expiry Date	UK Treaty Passport Expiry Date
Entity Referenced As	Primary Entity

CURRENCIES AND JURISDICTIONS FOR MULTICURRENCY TRANSACTIONS INFORMATION

PLEASE CHECK BOX OF THE CURRENCIES YOUR INSTITUTION CAN FUND UNDER THIS TRANSACTION:

☐	☐	☐
☐	☐	☐
☐	☐	☐
☐	☐	☐

PLEASE CHECK BOX IF YOUR INSTITUTION IS LICENSED TO FUND TO BORROWERS LOCATED IN THE FOLLOWING COUNTRIES:

☐	☐	☐
☐	☐	☐
☐	☐	☐
☐	☐	☐

Appendix A: Additional Wire Instruction Templates and Bank of America USD / FX Wire Instructions:

Template below can be used for wire instructions where recipient is intermediary bank with nostro account for custodian and the Lender does not have a dedicated account. Lender may copy and paste the template below as many times as necessary to capture various currency remittance instructions.

Currency	Applicable Currency.
Correspondent Bank	Name of Receiver’s Correspondent Bank (SWIFT 54a)
SWIFT BIC	8/11-Character SWIFT BIC of Correspondent Bank
Intermediary Bank	Name of Intermediary Bank (SWIFT 56a)
SWIFT BIC	8/11-Character SWIFT BIC of Intermediary Bank	ABA #	ABA/Routing # or UK Sort Code of Intermediary Bank (optional)
Account With Institution	Name of Beneficiary’s Bank – usually custodian (SWIFT 57a)
SWIFT BIC	8/11-Character SWIFT BIC of Beneficiary’s Bank	IBAN	IBAN of Beneficiary’s Bank at Intermediary
Beneficiary Customer	Name of Ultimate Beneficiary (Lender) (SWIFT 59a)
Beneficiary Account #	Account #/Code of Ult. Beneficiary
Payment Reference (Remittance Info)	Use Standard Wire Reference Format*: [Borrower Name] [Facility Name/Abbr.] [Facility/Deal CUSIP/ISIN] [Payment Purpose(s)] [Transaction Reference ID]
Special Instructions

Lender’s Payment Instructions:

Please input payment instructions for each respective currency referenced in CURRENCIES AND JURISDICTIONS FOR MULTICURRENCY TRANSACTIONS INFORMATION section above.  If your respective institution is unable to fund any of the currencies noted, please notify Administrative Agent immediately.

Bank of America’s Payment Instructions:

USD Payment Instructions:

Pay to: Bank of America, N.A.

ABA # [***]

New York, NY

Account #: [***]

Attn: [***]

Ref: [***]

Foreign Currency Payment Instructions:

Appendix B: Lender’s Organizational Structure and Tax Status:

Please refer to the enclosed withholding tax instructions below and then complete this section accordingly.

Lender Taxpayer Identification Number (TIN):

Tax Withholding Form Delivered to Bank of America (circle applicable one):

W-9        W-8BEN        W-8BEN-E     W-8ECI        W-8EXP      W-8IMY

Tax Contact:

First:        MI:       Last:

Title:

Street Address:

Suite/ Mail Code:

City:         State:

Postal Code:        Country:

Telephone:        Facsimile:

E-Mail Address:

SyndTrak E-Mail Address:

NON–U.S. LENDER INSTITUTIONS

1.	Corporations:

If your institution is organized outside of the United States, is classified as a Corporation or other non-flow through entity for U.S. federal income tax purposes, and is the beneficial owner of the interest and other income it receives, you must complete one of the following three tax forms, as applicable to your institution: a.) Form W-8BEN (Certificate of Foreign Status of Beneficial Owner for United States Tax Withholding and Reporting (and a U.S. Tax Compliance Certificate if applicable)) or Form W-8BEN-E, b.) Form W-8ECI (Certificate of Foreign Person’s Claim that Income is Effectively Connected with the Conduct of a Trade or Business in the United States), or

c.) Form W-8EXP (Certificate of Foreign Government or Other Foreign Organization for United States Tax Withholding and Reporting).

A U.S. taxpayer identification number is required for any institution submitting a Form W-8 ECI.  It is also required on Form W-8BEN or Form W-8BEN-E for certain institutions claiming the benefits of a tax treaty with the U.S.  Please refer to the instructions when completing the form applicable to your institution.

2.	Flow-Through Entities

If your institution is organized outside the U.S., and is classified for U.S. federal income tax purposes as either a Partnership, Trust, Qualified or Non-Qualified Intermediary, or other non-U.S. flow-through entity, an original Form  W-8IMY (Certificate of Foreign Intermediary, Foreign Flow-Through Entity, or Certain U.S. branches for United States Tax Withholding and Reporting) must be completed by the intermediary together with a withholding statement.  Flow-through entities other than Qualified Intermediaries are required to include tax forms for each of the underlying beneficial owners.

Please refer to the instructions when completing this form

U.S. LENDER INSTITUTIONS:

If your institution is incorporated or organized within the United States, you must complete and return Form W-9 (Request for Taxpayer Identification Number and Certification).

Pursuant to the language contained in the tax section of the Credit Agreement, the applicable tax form for your institution must be completed and returned on or prior to the date on which your institution becomes a lender under this Credit Agreement.  Failure to provide the proper tax form when requested will subject your institution to U.S. tax withholding.

*Additional guidance and instructions as to where to submit this documentation can be found at this link:

Vivint Safe Harbor Scope of Work

Methodology

We will conduct research considering the three traditional approaches to value: market, cost, and income.  Based on previous work, the income approach will not be significant to this assignment and we will focus at elements of the market approach and cost approach to ensure we capture any price changes as soon as possible. Below is an outline of the analysis and sources we are anticipating on using for the appraisal. Please note this is preliminary and will change in order to provide a substantiated opinion of value as necessary.

Market (Panels and other related equipment)

•

Sources: Provide monthly equipment appraisals based on (i) publicly available market data to include BloombergNEF, PVinsights, conversations with equipment manufacturers, similar developers and other sources such as 10-Ks and Quarterly Investor Reports) and (ii) supplemental information provided by the Vivint Solar (such as their recent module pricing received from the market) as well as similar information received from other market participants (while maintaining confidentiality); VS will provide macro level costs on an aggregate level.

•

As current public market data is sparse, we will also review the equipment segment overall with a quarterly review of key players identifying the top tier manufacturers, their estimated share of the market for technologically comparable offers.

•	Analysis: Provide analysis of the market based on sources as described above.

Cost (Panels and other related equipment)

•	Report on industry trends including (i) supply and demand and (ii) secondary market activity / liquidity, tariffs and or specific manufacturer events.
•

Analyze depreciation through physical deterioration, functional obsolescence and economic obsolescence. M&S does not expect to apply depreciation or consider the impact for possible subject manufacturer defects unless an engineer’s root cause analysis report is provided and there is reason to believe the manufacturer warranty will not be honored.

•	Analysis: Provide M&S’ correlating analysis of marketplace cost

Economic Useful Life

We will provide an Economic Useful Life opinion of the Panels and other related equipment. The Economic Useful Life analysis will estimate the period of time over which it is anticipated the assets may be used for the purpose for which it was intended. The life may be affected by changing economic conditions and functional/technological obsolescence. M&S does not anticipate a change in this analysis from report to report with unless there is a major industry-wide change. M&S expects any gradual change that might affect the Economic Useful Life would be observed in the Cost and Market sections as a precursor to any systemic life changes.

Conclusion: Provide the M&S conclusion as to the month-over-month change in the market value of similar modules and other related equipment to those purchased by Vivint Solar in December 2019 for safe harbor purposes.

SCHEDULE 1.1(a)
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Loan and Security Agreement

APPROVED TYPE AND VENDOR LIST

Approved Panel Manufacturers	Approved Countries
[***]	[***]	[***]
[***]	[***]	[***]	[***]
[***]	[***]
[***]	[***]	[***]	[***]
[***]	[***]
[***]	[***]	[***]	[***]	[***]
[***]	[***]
[***]	[***]	[***]
[***]	[***]
[***]	[***]	[***]
[***]	[***]

S.1.1(a)-1

Approved Inverter Manufacturers	Approved Countries
[***]	[***]	[***]
[***]	[***]	[***]
[***]	[***]	[***]
[***]	[***]
[***]	[***]	[***]	[***]
[***]	[***]

S.1.1(a)-2

SCHEDULE 1.1(c)
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Loan And Security Agreement

COMMITMENTS OF LENDERS; AGENT’S OFFICE

Lender	Commitment
Bank of America, N.A.	[***]
Credit Suisse AG, Cayman Islands Branch	[***]
Total:	$200,000,000.00

SCHEDULE 1.1(ce)
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Loan and Security Agreement

CASH EQUITY INVESTORS

Entity	Entity Short Name	Type
[***]	[***]	[***]
[***]	[***]	[***]
[***]	[***]	[***]
[***]	[***]	[***]
[***]	[***]	[***]
[***]	[***]	[***]
[***]	[***]	[***]
[***]	[***]	[***]
[***]	[***]	[***]
[***]	[***]	[***]
[***]	[***]	[***]
[***]	[***]	[***]
[***]	[***]	[***]
[***]	[***]	[***]
[***]	[***]	[***]
[***]	[***]	[***]
[***]	[***]	[***]
[***]	[***]	[***]
[***]	[***]	[***]
[***]	[***]	[***]
[***]	[***]	[***]
[***]	[***]	[***]
[***]	[***]	[***]
[***]	[***]	[***]
[***]	[***]	[***]
[***]	[***]	[***]
[***]	[***]	[***]
[***]	[***]	[***]
[***]	[***]	[***]
[***]	[***]	[***]
[***]	[***]	[***]
[***]	[***]	[***]
[***]	[***]	[***]
[***]	[***]	[***]

S1.1(ce)–1

Entity	Entity Short Name	Type
[***]	[***]	[***]
[***]	[***]	[***]
[***]	[***]	[***]
[***]	[***]	[***]
[***]	[***]	[***]
[***]	[***]	[***]
[***]	[***]	[***]
[***]	[***]	[***]
[***]	[***]	[***]
[***]	[***]	[***]
[***]	[***]	[***]
[***]	[***]	[***]
[***]	[***]	[***]
[***]	[***]	[***]
[***]	[***]	[***]
[***]	[***]	[***]
[***]	[***]	[***]
[***]	[***]	[***]
[***]	[***]	[***]
[***]	[***]	[***]
[***]	[***]	[***]
[***]	[***]	[***]
[***]	[***]	[***]
[***]	[***]	[***]
[***]	[***]	[***]
[***]	[***]	[***]
[***]	[***]	[***]
[***]	[***]	[***]
[***]	[***]	[***]
[***]	[***]	[***]
[***]	[***]	[***]
[***]	[***]	[***]
[***]	[***]	[***]
[***]	[***]	[***]
[***]	[***]	[***]
[***]	[***]	[***]
[***]	[***]	[***]
[***]	[***]	[***]
[***]	[***]	[***]

S1.1(ce)–2

Entity	Entity Short Name	Type
[***]	[***]	[***]
[***]	[***]	[***]
[***]	[***]	[***]
[***]	[***]	[***]
[***]	[***]	[***]
[***]	[***]	[***]
[***]	[***]	[***]
[***]	[***]	[***]
[***]	[***]	[***]

S1.1(ce)–3

SCHEDULE 1.1(ebp)
to
Loan and Security Agreement

ELIGIBLE BULK PURCHASE INVENTORYCO
EQUIPMENT SUPPLY AGREEMENTS

1.	[***].

SCHEDULE 1.1(eclp)
to
Loan and Security Agreement

ELIGIBLE CUSTOMER LOAN PROVIDERS

[***]

Schedule 1.1(em)
to
Loan and Security Agreement

CLOSING DATE ELIGIBLE MEPCAS

[***]

SCHEDULE 1.1(ep)
to
Loan and Security Agreement

EXCLUDED PROPERTY

Each Project (and Project Equipment installed in such a Project) and Project Equipment owned by Developer or a Collateral Party on the Closing Date and that is not included in the Borrowing Base Report delivered on the Closing Date.

1.

SCHEDULE 1.1(s)
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Loan and Security Agreement

CLOSING DATE SIDECAR PARTNERSHIPS

Vivint Solar Asset 2 Project Company, LLC

SCHEDULE 1.1(sa)
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Loan and Security Agreement

CLOSING DATE STORAGE AGREEMENTS

The Storage Agreements with respect to the following storage facilities:

	Name	Address				Landlord Name
1.	[***]	[***]	[***]	[***]	[***]	[***]
2.	[***]	[***]	[***]	[***]	[***]	[***]
3.	[***]	[***]	[***]	[***]	[***]	[***]
4.	[***]	[***]	[***]	[***]	[***]	[***]
5.	[***]	[***]	[***]	[***]	[***]	[***]
6.	[***]	[***]	[***]	[***]	[***]	[***]
7.	[***]	[***]	[***]	[***]	[***]	[***]
8.	[***]	[***]	[***]	[***]	[***]	[***]
9.	[***]	[***]	[***]	[***]	[***]	[***]
10.	[***]	[***]	[***]	[***]	[***]	[***]
11.	[***]	[***]	[***]	[***]	[***]	[***]
12.	[***]	[***]	[***]	[***]	[***]	[***]
13.	[***]	[***]	[***]	[***]	[***]	[***]
14.	[***]	[***]	[***]	[***]	[***]	[***]
15.	[***]	[***]	[***]	[***]	[***]	[***]
16.	[***]	[***]	[***]	[***]	[***]	[***]
17.	[***]	[***]	[***]	[***]	[***]	[***]
18.	[***]	[***]	[***]	[***]	[***]	[***]
19.	[***]	[***]	[***]	[***]	[***]	[***]
20.	[***]	[***]	[***]	[***]	[***]	[***]
21.	[***]	[***]	[***]	[***]	[***]	[***]

S1.1.(sa)–1

	Name	Address				Landlord Name
22.	[***]	[***]	[***]	[***]	[***]	[***]
23.	[***]	[***]	[***]	[***]	[***]	[***]
24.	[***]	[***]	[***]	[***]	[***]	[***]
25.	[***]	[***]	[***]	[***]	[***]	[***]
26.	[***]	[***]	[***]	[***]	[***]	[***]
27.	[***]	[***]	[***]	[***]	[***]	[***]
28.	[***]	[***]	[***]	[***]	[***]	[***]
29.	[***]	[***]	[***]	[***]	[***]	[***]
30.	[***]	[***]	[***]	[***]	[***]	[***]
31.	[***]	[***]	[***]	[***]	[***]	[***]
32.	[***]	[***]	[***]	[***]	[***]	[***]
33.	[***]	[***]	[***]	[***]	[***]	[***]
34.	[***]	[***]	[***]	[***]	[***]	[***]
35.	[***]	[***]	[***]	[***]	[***]	[***]
36.	[***]	[***]	[***]	[***]	[***]	[***]
37.	[***]	[***]	[***]	[***]	[***]	[***]
38.	[***]	[***]	[***]	[***]	[***]	[***]
39.	[***]	[***]	[***]	[***]	[***]	[***]
40.	[***]	[***]	[***]	[***]	[***]	[***]

S1.1.(sa)–2

SCHEDULE 1.1(t)
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Loan and Security Agreement

CLOSING DATE TAX EQUITY PARTNERSHIPS

1.	Vivint Solar Fund 23 Project Company, LLC
2.	Vivint Solar Fund 24 Project Company, LLC
3.	Vivint Solar Fund 25 Project Company, LLC
4.	Vivint Solar Fund 26 Project Company, LLC

SCHEDULE 5
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Loan and Security Agreement

CLOSING DATE TARGET SALES SCHEDULE

target sales schedule (monthly period ending)	Target sales schedule
	Monthly	Cumulative
12/31/2019	[***]	[***]
1/31/2020	[***]	[***]
2/29/2020	[***]	[***]
3/31/2020	[***]	[***]
4/30/2020	[***]	[***]
5/31/2020	[***]	[***]
6/30/2020	[***]	[***]
7/31/2020	[***]	[***]
8/31/2020	[***]	[***]
9/30/2020	[***]	[***]
10/31/2020	[***]	[***]
11/30/2020	[***]	[***]
12/31/2020	[***]	[***]
1/31/2021	[***]	[***]
2/28/2021	[***]	[***]
3/31/2021	[***]	[***]
4/30/2021	[***]	[***]
5/31/2021	[***]	[***]
6/30/2021	[***]	[***]
7/31/2021	[***]	[***]
8/31/2021	[***]	[***]
9/30/2021	[***]	[***]
10/31/2021	[***]	[***]
11/30/2021	[***]	[***]
12/31/2021	[***]	[***]
1/31/2022	[***]	[***]
2/28/2022	[***]	[***]
3/31/2022	[***]	[***]
4/30/2022	[***]	[***]
5/31/2022	[***]	[***]

S5–1

target sales schedule (monthly period ending)	Target sales schedule
	Monthly	Cumulative
6/30/2022	[***]	[***]
7/31/2022	[***]	[***]
8/31/2022	[***]	[***]
9/30/2022	[***]	[***]
10/31/2022	[***]	[***]
11/30/2022	[***]	[***]
12/31/2022	[***]	[***]
1/31/2023	[***]	[***]
2/28/2023	[***]	[***]
3/31/2023	[***]	[***]
4/30/2023	[***]	[***]
5/31/2023	[***]	[***]
6/30/2023	[***]	[***]

S5–2

SCHEDULE 6.1(l)
to
Loan and Security Agreement

DEBT TO BE REPAID

1.

The Obligations under and as defined in that certain Amended and Restated Credit Agreement, dated as of October 10, 2017, among Vivint Solar, Inc., each guarantor from time to time party thereto, each lender from time to time party thereto, and Goldman Sachs Lending Partners LLC, as Administrative Agent and Collateral Agent.

SCHEDULE 8.3
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Loan and Security Agreement

DEPOSIT ACCOUNTS

Account Name: [***]

Wire Instructions:

Bank Name: [***]

Bank Address: [***]ABA#: [***]

Account Title: [***]Account Number: [***]

For Further Cr A/C No: [***]

For Further Cr A/C Name: [***]

Attn: [***]

Account Name: [***]

Wire Instructions:

Bank Name: [***]

Bank Address: [***]ABA#: [***]

Account Title: [***]

Account Number: [***]

For Further Cr A/C No: [***]

For Further Cr A/C Name: [***]

Attn: [***]

Account Name: Operating Account

Wire Instructions:

Bank Name: [***]

Bank Address: [***]ABA#: [***]

Account Number: [***]

SCHEDULE 8.4.1
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Loan and Security Agreement

INSURANCE REQUIREMENTS

General Insurance

1.General Requirements.  The Collateral Parties shall, without cost to Agent or Lenders maintain or cause to be maintained on its behalf in effect at all times, insurance coverage (i) by such insurers and in such forms and amounts and against such risks as are generally consistent with the insurance coverage maintained by the Borrower as of the Closing Date as set forth in the following sections or (ii) as is customary, reasonable and prudent in light of the size and nature of such Collateral Party’s business as of any date after the Closing Date.  The Collateral Parties shall be deemed to have complied with this provision if one of its Affiliates has such policy coverage and, by the terms of any such policies, the coverage afforded thereunder extends to the Collateral Parties.  Upon the request of Agent at any time subsequent to the Closing Date, the Collateral Parties shall cause to be delivered to Agent, a certification evidencing the Collateral Parties’ coverage under any such policies.

2.WORKERS’ COMPENSATION AND EMPLOYERS’ LIABILITY

(a)Workers’ Compensation insurance or self-insurance indicating compliance with any applicable labor codes, acts, laws or statutes, state or federal, where any Collateral Party has operations.

(b)Employers’ Liability insurance shall not be less than $[***] for injury or death each accident.

3.COMMERCIAL GENERAL LIABILITY

(a)Coverage shall be at least as broad as the Insurance Services Office (ISO) Commercial General Liability Coverage “occurrence” form, subject to policy terms and exclusions.

(b)The limit shall not be less than $[***] each occurrence for bodily injury, property damage and personal injury. Such limits may be satisfied by an excess or umbrella liability coverage policy.

4.BUSINESS AUTO

(a)Coverage shall be at least as broad as the Insurance Services Office (ISO) Business Auto Coverage form covering Automobile Liability, code 1 “any auto.”

(b)The limit shall not be less than $[***] each accident for bodily injury and property damage.

5.ADDITIONAL INSURANCE PROVISIONS

(a)Before the Closing Date, Borrower shall furnish Agent with certificates of insurance of all required general insurance for the Collateral Parties.

(b)Within fifteen (15) Business Days (or such longer time period as agreed to by Agent in its sole discretion) of the Closing Date, Borrower shall furnish Agent with endorsements of all required general insurance for the Collateral Parties.

(c)The documentation shall state that coverage shall not be cancelled except after thirty (30) calendar days prior written notice, ten (10) days for nonpayment of premium, has been given to Agent.

Bulk Purchase InventoryCo Equipment Insurance

1.General Requirements.  Without duplication of the general insurance requirements above, the Collateral Parties shall, without cost to Agent or Lenders maintain or cause to be maintained on its behalf in effect at all times on and after the receipt of the first shipment of Bulk Purchase InventoryCo Equipment, the types of insurance required by the following provisions together with any other types of insurance required hereunder, as it pertains to Bulk Purchase InventoryCo Equipment, in such form acceptable to the Lenders, with insurance companies rated: (i) [***] or better with a minimum size rating of [***] as determined by A.M. Best; (ii) [***] or better by Standard & Poor’s; (iii) an equivalent rating by another nationally-recognized insurance rating agency of similar standing; (iv) or other companies reasonably satisfactory to the Lenders.  For purposes of this Schedule 8.4.1, any references to terms and conditions being: (i) approved by; (ii) acceptable to; (iii) required by; (iv) agreed by; or (v) waived by the Lenders, such references shall be interpreted to mean “in consultation with Moore-McNeil, LLC, the “Insurance Consultant””.

(a)Transit Insurance. Transit coverage, (as/if applicable) either included under a property policy or under separate policy specifically for transit risks (including air, land and ocean cargo where air, land or ocean transit will be required) on an all-risk basis, with a per occurrence/per conveyance limit equal to not less than the full insurable value, inclusive of any applicable investment tax credits, of any single shipment of Bulk Purchase InventoryCo Equipment, assets plus freight and insurance on a “warehouse to warehouse” basis including shipments to or from the site of the manufacturer or to or from a designated storage location to another storage location or laydown area at a Project site (as/if applicable), at all times during the term of this Agreement.  Coverage shall also include loading and unloading, and temporary storage in the normal course of transit (as applicable) and shall apply on a difference in limits and difference in conditions basis for inland and ocean transit shipments when transit coverage for physical damage is provided by a third party. Sublimits in the amount of $[***] shall be permitted for flood and $[***] for earth quake/movement. Coverage shall be maintained with limits, sublimits, aggregates, deductibles and other terms and conditions acceptable to the Lender.

Equipment shall be valued on the basis of replacement cost which shall be defined as “the cost to replace PV solar modules at the time of loss with PV solar modules of the same product type, series and output (or nearest equivalent) plus [***]% and in no event less than the original cost to purchase PV solar modules under the 2019 SH Product Supply Agreement dated on or about September 4, 2019 by and between Jinko Solar (U.S.)Industries with its principal office at 595 Market St., Suite 2200, San Francisco, CA 94105 (“JKS-IND”, and collectively with JKS-US(“Seller(s)”) and Vivint Solar SH 1, LLC (“Buyer”) plus [***]%”, unless otherwise agreed by the Lenders.

(b)Storage Insurance. Storage insurance, (as/if applicable) included under a property policy  and/or under a separate policy that includes storage risks on an all-risk basis (including long term storage where applicable) including earthquake, flood and named windstorm perils (subject to industry standard aggregates) with a per occurrence and/or aggregate policy limit equal to not less than the full insurable value or [***]% of a PML analysis, inclusive of any applicable investment tax credits or other tax benefits, of the largest single Bulk Purchase InventoryCo Equipment, storage location for Bulk Purchase InventoryCo Equipment, placed in storage at all times during the term of this Agreement.  Sublimits in the amount of $[***] shall be permitted for flood and $[***] for earth quake/movement. Coverage shall be maintained with limits, sublimits, aggregates, deductibles and other terms and conditions acceptable to the Lenders.  To the extent that storage insurance is maintained with a combined policy aggregate limit (include a combined aggregate sublimit) for all perils, and there is a reduction in such aggregate policy limit or sublimit due to insured claims, the Lenders have the right to reevaluate such aggregate limits and request a reinstatement of the aggregate policy limit (or aggregate sublimit).

Equipment shall be valued on the basis of replacement cost which shall be defined as “the cost to replace PV solar modules at the time of loss with PV solar modules of the same product type, series and output (or nearest equivalent) plus [***]% and in no event less than the original cost to purchase PV solar modules under the 2019 SH Product Supply Agreement dated on or about September 4, 2019 by and between Jinko Solar (U.S.)Industries with its principal office at 595 Market St., Suite 2200, San Francisco, CA 94105 (“JKS-IND”, and collectively with JKS-US(“Seller(s)”) and Vivint Solar SH 1, LLC (“Buyer”) plus [***]%”, unless otherwise agreed by the Lenders.

(c)Commercial General Liability Insurance.  Commercial general liability insurance covering the Collateral Parties’ operations, written on an "occurrence" policy form equivalent to or better than the latest edition of the Insurance Services Office, Inc. (ISO) CG 00 01 policy form, including coverage for premises/operations, products/completed operations, property damage, blanket contractual liability, and personal injury, with no exclusions for explosion, collapse and underground perils, or fire, with primary coverage limits of no less than $[***] for injuries or death to one or more persons or damage to property resulting from any one occurrence, and a general aggregate and products and completed operations liability aggregate limit of not less than $[***].  The commercial general liability policy shall also include a severability of interest clause with no exclusions or limitations on cross liability and punitive damages to the extent insurable and allowed by Applicable Law.  Deductibles in excess of $[***], except $[***] in the case of wildfire or exposure from battery storage, shall be subject to review and approval by the Lenders.

(d)Automobile Liability Insurance.  Automobile liability insurance covering the Collateral Parties, including coverage for owned, leased, non-owned and hired automobiles (as/if applicable) for both bodily injury and property damage in accordance with statutory legal requirements, with combined single limits of no less than $[***] per accident with respect to bodily injury, property damage or death.  To the extent that the Collateral Parties do not own any automobiles, contingent liability for hired, leased and non-owned automobiles may be obtained through endorsement to the general liability policy required in Section 1(c) above.  Deductibles in excess of $[***] shall be subject to review and approval by the Lenders.

(e)Workers' Compensation Insurance.  Workers' compensation insurance in accordance with statutory and/or provincial requirements at any time in which the Collateral Parties have employees (as/if applicable), including coverage for employer's liability with a limit of not less than $[***] and such other forms of insurance which the Collateral Parties is required by Applicable Law to provide for loss resulting from injury, sickness, disability or death of each of their employees.  Deductibles in excess of $[***] shall be subject to review and approval by the Lenders.

(f)Umbrella or Excess Liability Insurance.  Umbrella or excess liability insurance of not less than $[***] per occurrence and annual aggregate (inclusive of the requirements and limits in Sections 1(c), (d) and (e)) covering the Collateral Parties’ operations.  Such coverages shall be on a per occurrence basis and over and above coverage provided by the policies described in Sections 1(c), (d) and (e) with respect to employer's liability.  If the policy or policies provided under this Section 1(f) contain(s) aggregate limits, and such limits are reduced below $[***] during the applicable policy term by any one or more incident, occurrence, claim, settlement or judgment against such insurance which has caused the insurer to establish a reserve, the Collateral Parties shall, within ten (10) Business Days after obtaining knowledge of such event, inform the Lenders in writing of such reduction and the events giving rise thereto, and within thirty (30) Banking Days purchase an additional umbrella/excess liability insurance policy satisfying the requirements of this Section 1(f), unless waived by the Lenders.

(g)Contractors and Subcontractors.  The Collateral Parties shall use commercially reasonable efforts to require  the operator and other contractors or subcontractors with which it has a direct contractual relationship, if any, that will be performing construction, operations and maintenance or other on-site work on its behalf (as applicable), to obtain and maintain the basic "types" of insurance required in Sections 1(c), (d), and (e) above in amounts that are customary for contractors and subcontractors performing similar work and operations.

2.Special Insurance Provisions.

(a)Lenders Loss Payable Endorsement. All property related policies (including transit and/or storage policies) of insurance required to be maintained pursuant Sections 1(a)-(b) of this Schedule 8.4.1, shall name the Collateral Agent as the loss payee as their interests appear with regard to losses to the Bulk Purchase InventoryCo Equipment for all losses insured thereunder, pursuant to a lenders loss payable endorsement approved by Agent.

(b)Non-Vitiation.  All property related policies of insurance required to be maintained pursuant to Sections 1(a)-(b) of this Schedule 8.4.1 shall insure the interests of the Lenders regardless of any breach or violation by the Collateral Parties,  their Affiliates or others acting on their behalf of any warranties, declarations or conditions contained in such policies, any action or inaction, or any foreclosure relating to the Collateral Parties or any change in ownership of all or any portion of the Collateral Parties (the foregoing may be accomplished by the use of an approved

Lenders loss payable endorsement, multiple insureds clause or other similar clause acceptable to Agent).

(c)Additional Insured & Waiver of Subrogation.  All polices of insurance required in Sections 1(a)-(f) above that are maintained by the Collateral Parties or on behalf of the Collateral Parties shall name the Lenders and each of their successors or assigns as additional insureds (with the exception of workers' compensation) and provide a waiver of subrogation in their favor.  It is hereby agreed and understood that the Collateral Parties waive any and all rights of subrogation or recovery against the Lenders for any claims covered by insurance (whether required herein or otherwise) including any rights of setoff or counter claim.

(d)Severability of Interest, Primary and Non-Contributory.  All liability policies required in Sections 1(c), (d) and (f) above that are maintained by the Collateral Parties or on behalf of the Collateral Parties shall expressly provide that all provisions thereof, except the limits of liability (which shall be applicable to all insureds as a group) shall operate in the same manner as if there were a separate policy covering each such insured.  All policies required in this Schedule 8.4.1 shall not impose liability for premiums on additional insureds and shall be considered primary and non-contributory with any other policies the Lenders may hold;

(e)Notice of Cancellation.  All polices of insurance required in Section 1 of this Schedule 8.4.1 shall provide thirty (30) days written notice of cancellation to Agent, with the exception of ten (10) days’ notice for non-payment of premium (or such other periods customarily provided for notice of cancellation with respect to the perils of war, strikes, riots and civil commotion), to the extent commercially available. To the extent endorsement of the required policies to provide such written notice of cancellation to Agent is not commercially available; the Collateral Parties shall be obligated to provide written notice of cancellation or material change to Agent.  The Collateral Parties shall provide prompt notice of material change in policy conditions to Agent.  For purposes of this section, material change is considered to be any modification or reduction in coverage that would cause the Collateral Parties’ insurance policies to be out of compliance with this Schedule 8.4.1.

(f)Claims-Made Forms.  If any liability insurance required under the provisions of this Schedule 8.4.1 is permitted to be written on a "claims made" basis, then such insurance shall include (i) a retroactive date (as such term is specified in each of such policies) that is no later than the Closing ; and (ii) each time any policy written on a "claims made" basis is not renewed or the retroactive date of such policy is to be changed, the Collateral Parties shall obtain or cause to be obtained for each such policy or policies the broadest extended reporting period coverage, or "tail", reasonably available in the commercial insurance market for each such policy or policies.  In the alternative, the Collateral Parties can meet the requirements of this section 1(f) by obtaining "prior acts" coverage from a subsequent insurance carrier.

(g)Loss Notification.  Collateral Parties  shall promptly notify Agent of any single loss or event likely to give rise to a claim against an insurer for an amount in excess of $[***] individually or $[***] in the aggregate covered by the property related policies of insurance required to be maintained pursuant to Sections 1(a)-(b) of this Schedule 8.4.1.

(h)Loss Adjustment and Settlement.  Any loss insured by the property related policies of insurance required to be maintained pursuant to Sections 1(a)-(b) of this Schedule 8.4.1 shall be adjusted with the respective insurance companies, including the filing in a timely manner of appropriate proceedings, by the Collateral Parties, in consultation with Agent if such loss is in excess of $[***] individually or $[***] in the aggregate.  In addition, the Collateral Parties may, in their reasonable judgment, consent to the settlement of any loss, provided that in the event that the amount of the loss exceeds $[***] in the aggregate or $[***] in the aggregate the terms of such settlement is agreed in writing by Agent.

(i)Acceptable Policy Terms and Conditions.  All policies of insurance required to be maintained pursuant to this Schedule 8.4.1 shall contain terms and conditions reasonably acceptable to the Lenders.

(j)Draft Insurance Policy Review.  To the extent that the Collateral Parties   furnish Agent or the Insurance Consultant with draft copies of the policies of insurance it intends to procure for the property related policies of insurance required to be maintained pursuant to Sections 1(a)-(b) of this Schedule 8.4.1 including the identities of the insurer(s) and insured amounts with the deductibles, all of which Agent or the Insurance Consultant has approved, the Collateral Parties warrant that the insurance policies procured by or behalf of the Collateral Parties shall, to the extent commercially reasonable, be the same in all material respects as the policies previously approved by the Lenders or the Insurance Consultant.

(k)Sharing of Aggregate Earthquake, Flood and Windstorm Limits.  The Collateral Parties  shall be permitted to maintain or cause to be maintained the property insurance required in Sections 1(a)-(b) of this Schedule 8.4.1 with policies that are combined with other operations and assets of the Collateral Parties  or any of their subsidiary, affiliated or parent companies.  To the extent the Collateral Parties wish to maintain property insurance under a policy that insures other project assets or operations not related to the Collateral Parties   and any applicable aggregates for earthquake, flood or named windstorm coverage shall be not less than [***]% of a PML for all assets sharing the limits and if the aggregates are reduced by insured losses, the Collateral Parties shall provide notice to Agent within  ten (10) Business Days and shall upon written request of Agent on behalf of the Secured Parties reinstate such reduced aggregate limits to a level that is acceptable to the Lenders.

(l)Reports.  Concurrently with the furnishing of the certification referred to in Section 4, the Collateral Parties shall furnish Agent and the Insurance Consultant with a report of an independent broker, signed by an officer of such broker, stating that in the opinion of such broker, the insurance then carried or to be renewed is in accordance with the terms of this Schedule 8.4.1.  In addition, the Collateral Parties shall advise Agent in writing promptly of any default in the payment of any premium and of any other act or omission on the part of the Collateral Parties or other party providing insurance on its behalf which may invalidate or render unenforceable, in whole or in part, any insurance being maintained by the Collateral Parties pursuant to this Schedule 8.4.1.

(m)Failure to Maintain Insurance.  In the event the Collateral Parties fail to take out or maintain the full insurance coverage required by this Schedule 8.4.1, the Lenders may (but shall not be obligated to), upon thirty (30) days' prior notice (unless the aforementioned insurance would lapse within such period, in which event notice should be given as soon as reasonably possible) to Collateral Parties of any such failure, take out the required policies of insurance and pay the premiums on the same.  All amounts so advanced by the Lenders shall become an additional Obligation of Collateral Parties to the Lenders, and the Collateral Parties shall forthwith pay such amounts to the Lenders together with interest thereon at the Default Rate from the date so advanced.

(n)Failure to Collect.  In the event that the Collateral Parties or any other party providing insurance on its behalf fails to respond in a timely and appropriate manner (as reasonably determined by Agent) to take any steps necessary or reasonably requested by Agent to collect from any insurers for any loss covered by any insurance required to be maintained by this Schedule 8.4.1, Agent shall have the right to make all proofs of loss, negotiate all claims and/or receive all or any part of the proceeds of the foregoing insurance policies, either in its own name or the name of the Collateral Parties; provided, however, that the Collateral Parties shall, upon Agent’s request and at the Collateral Parties' own cost and expense, make all proofs of loss and take all other steps necessary or reasonably requested by Agent to collect from insurers for any loss covered by any insurance required to be obtained by this Schedule 8.4.1.

3.Other Insurance Requirements.  The Collateral Parties shall maintain or cause to be maintained such insurance in addition to or in lieu of that required by the foregoing provisions of this Schedule 8.4.1 as Agent may from time to time require, at their direction, due to (i) new information coming to the attention of the Lenders after the Closing , (ii) changed circumstances after the Closing Date, which, in the case of either of the foregoing clauses (i) and (ii), is reasonably determined by Agent to render the insurance coverage set forth in this Schedule 8.4.1 materially inadequate, or (iii) such other or additional insurance (as to risks covered, policy amounts, policy provisions or otherwise) as Agent may reasonably request from time to time provided that such other insurance and amounts are then commonly insured against with respect to similar properties in similar regions with similar exposures and which are available on commercially reasonable terms.

4.Certification of Compliance.  The Collateral Parties shall deliver to Agent within ten (10) Business Days after each annual policy renewal date for each policy, (1) certificates of insurance or binders, in form and substance reasonably satisfactory to the Lenders, evidencing all of the insurance required by the provisions of this Schedule 8.4.1 and Section 5.18 of the Agreement.  Such certificates of insurance/binders shall be executed by each insurer or by an authorized representative of each insurer where it is not practical for such insurer to execute the certificate itself.  Such certificates of insurance/binders shall identify underwriters, the type of insurance, the insurance limits and the policy term and shall specifically list the special provisions enumerated for such insurance required by this Schedule 8.4.1.  Upon reasonable request, the Collateral Parties will promptly furnish Agent with copies of all insurance policies, binders and cover notes or other evidence of such insurance relating to the insurance required to be maintained by the Collateral Parties.  The schedule of insurance shall include the name of the insurance company, policy number, type of insurance, major limits of liability and expiration date of the insurance policies.

5.No Duty to Verify Insurance Compliance.  No provision of this Schedule 8.4.1 or any other provision of the Agreement or any other Major Project Document shall impose on the Lenders any duty or obligation to verify the existence or adequacy of the insurance coverage maintained by the

Collateral Parties, nor shall the Lenders be responsible for any representations or warranties made by or on behalf of the Collateral Parties, or any other party to any insurance company or underwriter.  Any failure on the part of Agent to pursue or obtain the evidence of insurance required by the Agreement from the Collateral Parties and/or failure of the Lenders to point out any non-compliance of such evidence of insurance shall not constitute a waiver of any of the insurance requirements in the Agreement, including without limitation Schedule 8.4.1.

Waiver of Insurance Requirements. If at any time the Lenders determines in its reasonable judgment that any insurance (including the limits or deductibles thereof) required to be maintained by this Schedule 8.4.1 is not available on commercially reasonable terms due to prevailing conditions in the commercial insurance market at such time, then upon the written request of the Collateral Parties together with a written report of the Collateral Parties ' insurance broker or another independent insurance broker of nationally-recognized standing in the insurance industry (i) certifying that such insurance is not available on commercially reasonable terms (and, in any case where the required maximum coverage is not reasonably available, certifying as to the maximum amount which is so available), (ii) explaining in detail the basis for such broker's conclusions, and (iii) containing such other information as the Lenders or the Insurance Consultant may reasonably request, the Lenders may temporarily waive such requirement; provided, however, that the Lenders may, in its sole judgment, decline to waive any such insurance requirement.  At any time after the granting of any temporary waiver pursuant to this Section 6, but not more than once in any year, the Lenders may request, and the Collateral Parties shall furnish to the Lenders within thirty (30) days after such request, an updated insurance report reasonably acceptable to the Lenders and the Insurance Consultant from the Collateral Parties ' independent insurance broker.  Any waiver granted pursuant to this Schedule 8.4.1 shall expire, without further action by any party, immediately upon (A) such waived insurance requirement becoming available on commercially reasonable terms, as reasonably determined by the Lenders or (B) failure of the Collateral Parties  to deliver an updated insurance report pursuant to clause (ii) above.

SCHEDULE 9.1.4
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Loan and Security Agreement

NAMES AND CAPITAL STRUCTURE

1.	The corporate names and jurisdictions of organization of each of Pledgor, Borrower, Developer, InventoryCo Parent, InventoryCo, FinCo Parent, FinCo and each Financing Partnership are as follows:

Name	Jurisdiction
Vivint Solar ABL Parent, LLC	Delaware
Vivint Solar ABL, LLC	Delaware
Vivint Solar Developer, LLC	Delaware
Vivint Solar Inventory Holdings Parent, LLC	Delaware
Vivint Solar Inventory Holdings, LLC	Delaware
Vivint Solar Financing Holdings 2 Parent, LLC	Delaware
Vivint Solar Financing Holdings 2, LLC	Delaware
Vivint Solar Fund 23 Project Company, LLC	Delaware
Vivint Solar Fund 24 Project Company, LLC	Delaware
Vivint Solar Fund 25 Project Company, LLC	Delaware
Vivint Solar Fund 26 Project Company, LLC	Delaware
Vivint Solar Asset 2 Project Company, LLC	Delaware

2.	The record holders of Equity Interests of each of Pledgor, Borrower, Developer, InventoryCo Parent, InventoryCo, FinCo Parent, FinCo and each Financing Partnership are as follows:
Name	Ownership Percentage[23]	Record Owner
Vivint Solar ABL Parent, LLC	100%	Vivint Solar Operations, LLC
Vivint Solar ABL, LLC	100%	Vivint Solar ABL Parent, LLC
Vivint Solar Developer, LLC	100%	Vivint Solar Operations, LLC
Vivint Solar Inventory Holdings Parent, LLC	100%	Vivint Solar ABL, LLC
Vivint Solar Inventory Holdings, LLC	100%	Vivint Solar Inventory Holdings Parent, LLC

[23]

For each Financing Partnership, excluding Vivint Solar Asset 2 Project Company, LLC (“Sidecar 2”), ownership percentage with respect to Class B interests only.  For Sidecar 2, ownership percentage with respect to membership interests of Vivint Solar Asset 2 Manager, LLC, the indirect parent of Sidecar 2.

S9.1.4–1

Name	Ownership Percentage[23]	Record Owner
Vivint Solar Financing Holdings 2 Parent, LLC	100%	Vivint Solar ABL, LLC
Vivint Solar Financing Holdings 2, LLC	100%	Vivint Solar Financing Holdings 2 Parent, LLC
Vivint Solar Fund 23 Project Company, LLC	100%	Vivint Solar Fund 23 Manager, LLC
Vivint Solar Fund 24 Project Company, LLC	100%	Vivint Solar Fund 24 Manager, LLC
Vivint Solar Fund 25 Project Company, LLC	100%	Vivint Solar Fund 25 Manager, LLC
Vivint Solar Fund 26 Project Company, LLC	100%	Vivint Solar Fund 26 Manager, LLC
Vivint Solar Asset 2 Project Company, LLC	100%	Vivint Solar Asset 2 Owner, LLC

3.

All agreements binding on holders of Equity Interests of each of Pledgor, Borrower, Developer, InventoryCo Parent, InventoryCo, FinCo Parent, FinCo and each Financing Partnership with respect to such interests are as follows:

(a)	the limited liability company agreement of Vivint Solar ABL Parent, LLC, as in effect as of the Closing Date;
(b)	the limited liability company agreement of Vivint Solar ABL, LLC, as in effect as of the Closing Date;
(c)	the limited liability company agreement of Vivint Solar Developer, LLC, as in effect as of the Closing Date;
(d)	the limited liability company agreement of Vivint Solar Inventory Holdings Parent, LLC, as in effect as of the Closing Date;
(e)	the limited liability company agreement of Vivint Solar Inventory Holdings, LLC, as in effect as of the Closing Date;
(f)	the limited liability company agreement of Vivint Solar Financing Holdings 2 Parent, LLC, as in effect as of the Closing Date;
(g)	the limited liability company agreement of Vivint Solar Financing Holdings 2, LLC, as in effect as of the Closing Date;
(h)	the limited liability company agreement of Vivint Solar Fund 23 Project Company, LLC, as in effect as of the Closing Date;

S9.1.4–2

(i)	the limited liability company agreement of Vivint Solar Fund 24 Project Company, LLC, as in effect as of the Closing Date;
(j)	the limited liability company agreement of Vivint Solar Fund 25 Project Company, LLC, as in effect as of the Closing Date;
(k)	the limited liability company agreement of Vivint Solar Fund 26 Project Company, LLC, as in effect as of the Closing Date;
(l)	the limited liability company agreement of Vivint Solar Asset 2 Project Company, LLC, as in effect as of the Closing Date.
4.

In the five years preceding the Closing Date, neither Pledgor, nor Borrower, nor Developer, nor InventoryCo Parent, nor InventoryCo, nor FinCo Parent, nor FinCo nor any Financing Partnership has acquired any substantial assets from any other Person nor been the surviving entity in a merger or combination, except:

None.

S9.1.4–3

SCHEDULE 9.1.13
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Loan and Security Agreement

ENVIRONMENTAL MATTERS

None.

SCHEDULE 9.1.15
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Loan and Security Agreement

LITIGATION

1.	Proceedings and investigations pending against any Collateral Party:

None.

2.	Threatened proceedings or investigations with respect to any Collateral Party of which any Collateral Party has Knowledge:

None.

3.	Known Commercial Tort Claim(s) of any Collateral Party (other than a Commercial Tort Claim for less than $250,000):

None.

SCHEDULE 9.1.17
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Loan and Security Agreement

PENSION PLAN DISCLOSURES

None.

SCHEDULE 9.1.19
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Loan and Security Agreement

LABOR CONTRACTS

The Collateral Parties are party to or bound by the following collective bargaining agreements, management agreements and consulting agreements:

None.

SCHEDULE 10.1.1
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Loan and Security Agreement

FIELD EXAM REQUIREMENTS

#	Section	REQUESTED ITEMS	Time Period
1	FS	Access to Quarterly Financial Statements	For the most-recent quarter end as of the applicable exam period *Initial exam period to be the 13 months ending October 31, 2019
2	FS	Unless already provided, Audited Financial Statements and proposed audited adjustments.	For the most recent 2 years
3	FS	Access to Monthly Trial Balance Report for Inventory Only	13 months ended as of the last day of the applicable exam period
4	INV	Quarterly reconciliations amongst Inventory Detail, T/B and F/S	As of the last day of the applicable exam period
5	INV	Monthly reconciliations among Inventory Detail and T/B	As of the last day of the applicable exam period
6	INV

Inventory Summary showing address, inventory value, and YTD rents & fees paid (if the location is leased), all by each location.  Please identify inventory locations that are at outside processors and at customer locations.

As of the last day of the applicable exam period
7	INV	Summary of insurance coverage and insurance certificate.	As of the last day of the applicable exam period
8	INV	Descriptions of any lien that any of your suppliers might have on the inventory.	As of the last day of the applicable exam period
9	INV	Interview with the plant manager concerning inventory systems and controls	N/A
10	INV	Inventory book-to-physical adjustments.	During the Last Fiscal Year

S10.1.1–1

#	Section	REQUESTED ITEMS	Time Period
11	INV	Definition of location codes and classification codes.	As of the last day of the applicable exam period
12	INV	List of all inventories that are discontinued, damaged, returned, or less than primary grade.	As of the last day of the applicable exam period
13	INV	Inventory Detail as of the date of plant visit.	As of the date of the visit
14	INV

A perpetual inventory report / inventory detail by Item number for the most recent month-end, showing, location codes, category/commodity/class/group codes, codes used for Intercompany transfers, and any other codes that are used for management.

As of the last day of the applicable exam period
15	INV	Vendor invoices of selected Inventory Items. Selections will be provided later.	During the last month of the applicable exam period
16	INV	Summary of Purchase Orders with units purchased and extended purchase price by item number.	The exam period
17	INV	Inventory aging report (over 6 months old and one year old) and your inventory reserve with write-off policies.	The exam period
18	LIAB	Break down of Accrued Liabilities based on type, vendors, and products/services purchased.	As of the last day of the applicable exam period
19	LIAB	Top 10 vendor contracts (based on purchases volume) and current procurement plan. List of any other contingent liabilities with description, contingent payee, and estimated amount of contingencies.	Most recent contracts

S10.1.1–2

#	Section	REQUESTED ITEMS	Time Period
20	LIAB

If applicable, please provide monthly warranty liability accrued and actual warranty cost incurred for the last 12 months.  Also, if applicable, please provide warranty liability balance by customer as of the most recent month-end only.

Applicable exam period
21	REVENUE

Please provide Job schedule by job number.  In the report, please include contract #, total revenue per contract, customer #, customer name, completion %, amount billed, retention amount, amount collected, cost incurred, and total estimated cost to complete.

As of the most recent month-end **Only applicable if percentage of completion method of revenue recognition is used
22	REVENUE	Please provide contracts, invoices, proof of shipments, proof of payments, proof of costs spent on selected %-of-completion items. Selections will be provided later.	Selections will be provided later **Only applicable if percentage of completion method of revenue recognition is used

S10.1.1–3

SCHEDULE 10.1.11
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Loan and Security Agreement

SEPARATENESS PROVISIONS

(a)Maintaining in full effect its existence, rights and franchises as a limited liability company under the laws of the State of Delaware and obtaining and preserving its qualification to do business in each jurisdiction in which such qualification is or shall be necessary to protect the validity and enforceability of the Limited Liability Company Agreement of Borrower (the “LLC Agreement”) and each other instrument or agreement necessary or appropriate to properly administer the LLC Agreement and permit and effectuate the transactions contemplated thereby;

(b)except as contemplated by the Loan Documents, maintaining its own accounts, separate from those of any other Person, any of its officers and their respective Affiliates;

(c)conducting all material transactions between Borrower and any of its Affiliates on an arm’s length basis and on a commercially reasonable basis;

(d)conducting its affairs separately from those of any other Person, any of its officers or any of their respective Affiliates and maintaining accurate and separate books, records and accounts and financial statements;

(e)acting solely in its own limited liability company name and not that of any other Person, any of its officers or any of their respective Affiliates, and at all times using its own stationery, invoices and checks separate from those of any other Person, any of its officers or any of their respective Affiliates;

(f)not holding itself out as having agreed to pay, or as being liable for, the obligations of the Member (as defined in the LLC Agreement) or any of the Member’s Affiliates;

(g)other than in connection with the Loan Documents, not pledging its assets or securing its liabilities for the benefit of any other Person or guarantee or becoming obligated for the debts of any other Person;

(h)not acquiring any securities of any Member;

(i)other than in connection with the Loan Documents and as expressly permitted therein, not incurring, creating or assuming any indebtedness, and not making or granting liens on, or security interests in, any assets of Borrower;

(j)except as contemplated by the Loan Documents, maintaining all of its assets in its own name and not commingling its assets with those of any other Person;

(k)except as contemplated by the Loan Documents, paying its own operating expenses and other liabilities out of its own funds;

S10.1.11–1

(l)observing all limited liability company formalities, including maintaining meeting minutes or records of meetings and acting on behalf of itself only pursuant to due authorization, required hereby and by the Certificate of Formation of Borrower;

(m)maintaining adequate capital for the normal obligations reasonably foreseeable in light of its contemplated business operations;

(n)paying its debts and liabilities (including, as applicable, shared personnel and overhead expenses) from its own assets;

(o)prior to the Independent Manager Termination Date (as defined in the LLC Agreement), at all times having an Independent Manager (as defined in the LLC Agreement);

(p)holding itself out to the public as a legal entity separate and distinct from any other Person;

(q)correcting any known misunderstanding regarding its separate identity;

(r)filing its own tax returns, if any, as may be required under applicable law, to the extent (1) not part of a consolidated group filing, a consolidated return or returns or (2) not treated as a division for tax purposes of another taxpayer, and paying any taxes so required to be paid under applicable law;

(s)conducting its business in its own name and strictly complying with all organizational formalities to maintain its separate existence;

(t)paying the salaries of its own employees, if any; provided, however, that the foregoing shall not require the Member to make any additional capital contributions to the Borrower; and

(u)except as otherwise permitted in the Loan Documents, not holding out its credit or assets as being available to satisfy the obligations of others.

S10.1.11–2

SCHEDULE 10.2.2
to
Loan and Security Agreement

EXISTING LIENS

None.

SCHEDULE 10.2.15
to
Loan and Security Agreement

EXISTING AFFILIATE TRANSACTIONS

None.